UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

Real Goods Solar, Inc.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14C-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Maximum of 10,700,000 shares of our Class A Common Stock issuable as merger consideration multiplied by the closing price of such stock on the acquisition date ($2.48 per share) plus $100,000 worth of replacement share-based payment awards attributable to services rendered prior to the acquisition date.

	(4)	Proposed maximum aggregate value of transaction: $26,700,000

	(5)	Total fee paid:

$3,099.87

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Real Goods Solar, Inc.

833 W. South Boulder Road

Louisville, Colorado 80027

INFORMATION STATEMENT

September     , 2011

To our shareholders:

This Information Statement is first being mailed on or about September     , 2011 to the holders of record of the Class A Common Stock, par value $.0001, and Class B Common Stock, par value $.0001, of Real Goods Solar, Inc., a Colorado corporation, as of the close of business on August 25, 2011. This Information Statement relates to certain actions to be taken by the written consent of Gaiam, Inc., our shareholder holding a majority of our voting power. The written consent authorized, effective 21 calendar days following the mailing of this Information Statement to our shareholders, our issuance to equity holders of Earth Friendly Energy Group Holdings, LLC, a Delaware limited liability company, of 8.7 million shares of our Class A Common Stock, par value $0.0001 per share, as consideration for the merger contemplated in the Agreement and Plan of Merger that we entered into on June 21, 2011 with Earth Friendly, Real Goods Alteris, LLC, a Delaware limited liability company that we wholly own, and Riverside Renewable Energy Investments, LLC, as agent for Earth Friendly, which issuance is subject to increase (up to a maximum of 10.7 million shares) Earth Friendly’s attainment of certain performance targets for 2011, as described in the merger agreement.

Gaiam’s written consent constitutes the affirmative consent of a majority of the outstanding votes eligible to be cast by holders of our common stock and is sufficient under the Colorado Business Corporation Act and our charter to approve the transactions described above. Accordingly, those transactions, including the merger, will not be submitted to our other shareholders for a vote.

We are furnishing this information statement to provide you with material information concerning the actions taken in connection with the written consent in accordance with the requirements of the Securities Exchange Act of 1934 and the regulations promulgated thereunder, including Regulation 14C. This information statement also constitutes notice under the Colorado Business Corporation Act of the actions taken by Gaiam pursuant to the written consent.

This is not a notice of a meeting of shareholders, and no shareholders meeting will be held to consider any matter described herein.

This Information Statement is first being mailed to you on or about September     , 2011, and we anticipate the effective date of the written consent described above to be September     , 2011, or as soon thereafter as practicable in accordance with applicable law, including the Colorado Business Corporation Act.

By Order of the Board of Directors,

September , 2011	John Jackson, Secretary

Real Goods Solar, Inc.

833 W. South Boulder Road

Louisville, Colorado 80027

INFORMATION STATEMENT

Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Approximate Date of Mailing: September     , 2011

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders of the Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), of Real Goods Solar, Inc., a Colorado corporation (the “Company”, “Real Goods Solar”, “we”, “us” or “our”) as of August 25, 2011 to notify such stockholders that on August 25, 2011, pursuant to the Colorado Business Corporation Act (the “CBCA”), we received a written consent in lieu of a meeting of shareholders (the “Written Consent”) from Gaiam, Inc., which holds 2,153,293 shares of Class B Common Stock (which carry 10 votes per share) and 7,846,707 shares of our Class A Common Stock (which carry 1 vote per share), representing approximately 64% of the total possible votes outstanding, authorizing our issuance to Earth Friendly shareholders of 8.7 million shares of our Class A Common Stock as consideration for the Merger contemplated in the Agreement and Plan of Merger (the “Merger Agreement”) that we entered into on June 21, 2011 with Earth Friendly Energy Group Holdings, LLC, a Delaware limited liability company (“Earth Friendly”), Real Goods Alteris, LLC, a Delaware limited liability company that we wholly own (“Merger Sub”), and Riverside Renewable Energy Investments, LLC (“Riverside”), as agent for Earth Friendly, which issuance is subject to increase by up to a maximum of 10.7 million shares (the aggregate shares issued as adjusted, the “Merger Shares”) contingent on Earth Friendly’s attainment of certain performance targets for 2011, as described in the Merger Agreement.

The Written Consent constitutes the affirmative consent of a majority of our outstanding votes and is sufficient under the Colorado Business Corporation Act and our charter to approve the issuance of the Merger Shares described above. Accordingly, the issuance of the Merger Shares will not be submitted to our other shareholders for a vote.

On June 1, 2011, our Board of Directors unanimously approved the issuance of the Merger Shares, subject to shareholder approval. According to the CBCA and our charter, a majority of the voting power of the shares of Class A Common Stock and Class B Common Stock entitled to vote, voting as a single class, is required in order to authorize the issuance of the Merger Shares. Gaiam approved such issuance, effective 21 calendar days following the mailing of this Information Statement to our shareholders, by written consent in lieu of a meeting on August 25, 2011 in accordance with the CBCA. Accordingly, your consent is not required and is not being solicited in connection with the approval of such issuance.

The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our common stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The close of business on August 25, 2011 is the date for determining which shareholders of record are entitled to receive this Information Statement.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the Merger will not become effective until at least 21 calendar days after the mailing of this Information Statement.

This Information Statement is being mailed on or about September     , 2011 to all shareholders of record as of August 25, 2011.

No vote or other consent of our shareholders is solicited in connection with this information statement. We are not asking you for a proxy and you are requested not to send us a proxy.

i

SUMMARY

On June 21, 2011, we entered into the Merger Agreement. As a result of the Merger, Earth Friendly will become our wholly owned subsidiary, and Earth Friendly’s wholly owned subsidiary Alteris Renewables, Inc. (“Alteris”) will become our indirect subsidiary. Alteris is a leading design-build renewable energy company in the northeast, with more than a dozen offices across seven states. For a description of Earth Friendly’s business, see “Information About Earth Friendly – Brief Description of the Business.” For a description of the background of negotiations leading to the Merger, see “The Merger – Background and Negotiations.”

We acquired Alteris, with its premier commercial customer experience, array of financing solutions, and strong in-house engineering expertise, to create a leading nationwide renewable energy EPC provider. We plan to realize synergies from this acquisition by leveraging our existing infrastructure as well as by taking advantage of their existing commercial customer operational expertise.

This summary highlights selected information from this Information Statement and may not contain all of the information that is important to you. To better understand the Merger, you should read this entire Information Statement carefully, including the attached exhibit and other documents to which you are referred herein. For more information about Real Goods Solar, you should read our Annual Report on Form 10-K for the period ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011.

Consideration

As consideration for our acquisition of Earth Friendly, we will issue 8.7 million shares of Class A Common Stock to holders of Earth Friendly limited liability company interests, subject to increase by up to a maximum of 10.7 million shares contingent on Earth Friendly’s attainment of certain performance targets for 2011, as described in the Merger Agreement.

Pursuant to the Merger Agreement, the 8.7 million shares include 700,000 shares that are issuable at closing if, prior to the closing date, Alteris enters into certain project financing documents contemplated by the Merger Agreement, and all consents to the Merger required under such documents are obtained, on terms reasonably satisfactory to Real Goods Solar. On July 22, 2011 Alteris entered into such agreements. The performance targets related to the possible issuance of an additional 2 million shares, consist of certain pre-tax income and cash-flow targets for the fiscal year ended December 31, 2011.

We currently expect to pay total consideration of 8.7 million shares, or $21.6 million worth (based on the closing price of our Class A Common Stock on June 21, 2011), of our Class A Common Stock and $0.1 million worth of replacement share-based payment awards attributable to services rendered prior to the Merger. The consideration excludes $2.0 million of costs that are reported as acquisition-related costs in our condensed consolidated statements of operations for the three and six months ended June 30, 2011.

For more information about the Merger consideration, see “The Merger – Earnout” and “The Merger – Other Contingent Consideration.”

Dilution	The number of authorized and outstanding shares of Class A Common Stock will be significantly increased by the Merger and related transactions. As of June 21, 2011, 16,172,000 shares of Class A Common Stock were outstanding of 150,000,000 total authorized shares, and 2,153,293 shares of Class B Common Stock were outstanding of 50,000,000 total authorized shares. In addition to issuing the Merger Shares, we are replacing Earth Friendly options representing up to 620,000 shares of Class A Common Stock. If the maximum number of shares (10,700,000) is issued as merger consideration, then the number of outstanding shares of Class A Common

Stock will have increased (as of June 21, 2011) by approximately 66.2%, and the number of outstanding shares of our common stock (including both Class A Common Stock and Class B Common Stock) will have increased by approximately 58.4%. If 8,700,000 shares of Class A Common Stock are issued as merger consideration, as we currently expect, then the number of outstanding shares of Class A Common Stock will increase by approximately 53.8%, and the number of outstanding shares of our common stock (including both Class A Common Stock and Class B Common Stock) will increase by approximately 47.5%.

Pursuant to the Shareholders Agreement, Gaiam has agreed with Riverside to convert its shares of Class B Common Stock into shares of Class A Common Stock on or prior to December 31, 2011. After giving effect to the issuance of the maximum number of shares (10.7 million) in connection with the Merger, Gaiam’s conversion of its shares of Class B Common Stock into shares of Class A Common Stock would increase (as of June 21, 2011) the voting power represented by each share of Class A Common Stock by approximately 23.0%. If 8.7 million shares of are issued as merger consideration, as we currently expect, then this percentage climbs to 28.3%. The Shareholders Agreement does not confer any rights or remedies on anyone other than Gaiam and Riverside and may be waived by Gaiam and Riverside at their sole discretion. For a more detailed summary of the terms of the Shareholders Agreement, see “The Merger Agreement – Shareholders Agreement.”

Merger Transaction Costs	Each party is responsible for paying its own expenses in connection with the Merger. Transactions costs for the Merger are anticipated to consist of legal, accounting, banker, printing and mailing fees of approximately $2.0 million in the aggregate, which were reported in our condensed consolidated statements of operations for the six months ended June 30, 2011.

Appointment of Directors	In connection with the signing of the Merger Agreement, on June 21, 2011 the size of our board of directors was increased to eight members. Pursuant to the terms of the Merger Agreement, Lynn Powers resigned as a director and our board appointed David Belluck and Steve Kaufman to our board on June 21, 2011. In addition, Mr. Belluck and Jirka Rysavy were appointed to serve as the members of a new executive committee, with Mr. Rysavy serving as Chairperson of that committee. See “The Merger – Officers and Directors.”

Compensation of Executive Officers and Directors in Connection with the Merger	There were certain conflicts of interest in connection with the negotiation of the Merger, including that one person who subsequently became a director of our company may be deemed to have benefited from certain payments made to Riverside upon completion of the Merger. See “Interests of Certain Persons in Matters to be Acted Upon.”

Merger Agreement	On June 21, 2011, we executed an Agreement and Plan of Merger with Earth Friendly, Merger Sub, and Riverside, as agent for Earth Friendly, which contains the principal terms of the Merger, including customary representations and warranties that we and Earth Friendly made to each other. A copy of the Merger Agreement is attached hereto as Exhibit A. For a more detailed summary of the terms of the Merger Agreement, see “The Merger Agreement.”

Preclosing Agreement	On June 21, 2011, Gaiam executed a Preclosing Agreement with Earth Friendly and Riverside, which was amended and restated on June 29, 2011. Pursuant the Preclosing Agreement, as amended, Gaiam agreed to vote in favor of the Merger, the adoption of the Merger Agreement and the issuance of the Merger Shares, and to vote against any proposal or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Real Goods Solar contained in the Merger Agreement or which could result in any of the conditions to our obligations under the Merger Agreement not being fulfilled. For a more detailed summary of the terms of the Preclosing Agreement, see “The Merger Agreement – Preclosing Agreement.”

Shareholders Agreement	The Preclosing Agreement provides that, at the closing of the Merger, Gaiam and Riverside will enter into a Shareholders Agreement. The Shareholders Agreement will provide for certain rights of Gaiam and Riverside to nominate members of our board of directors and will contain voting agreements by both Riverside and Gaiam. The Shareholders Agreement will also include nonsolicitation obligations by both Riverside and Gaiam and provide for a loan commitment by Riverside and Gaiam for up to $4.7 million which may be called through the end of 2011. In addition, Gaiam agreed with Riverside to convert all of its shares of Class B Common Stock into shares of Class A Common Stock on or prior to December 31, 2011. The Shareholders Agreement does not confer any rights or remedies on anyone other than Gaiam and Riverside and may be waived by the parties at their sole discretion. For a more detailed summary of the terms of the Shareholders Agreement, see “The Merger Agreement – Shareholders Agreement.”

Registration Rights Agreement	The Preclosing Agreement provides that, at the closing of the Merger, Gaiam and Riverside will enter into a Registration Rights Agreement pursuant to which Riverside will have the same demand and piggyback registration rights as Gaiam currently has with respect to shares of our Class A Common Stock. For a more detailed summary of the terms of the Registration Rights Agreement, see “The Merger Agreement – Registration Rights Agreement.”

Board Approval	On June 1, 2011 our board of directors approved the Merger, the Merger Agreement, the Shareholders Agreement and the Registration Rights Agreement, set the number of directors at eight, accepted the resignation from the board of directors of Lynn Powers, elected David Belluck and Steve Kaufman to serve as directors until our next annual meeting of shareholders, and created an executive committee of the board of directors consisting of Jirka Rysavy and David Belluck, with Mr. Rysavy acting as chairperson, a standing committee of the board of directors authorized to make recommendations to the board of directors on certain matters related to the size, classifications and composition of the board, including, among other things, the criteria for board membership, the qualifications of nominees, and nominations for election.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are questions and related answers that address some of the questions you may have regarding the pending Merger between Earth Friendly and Merger Sub and related matters. These questions and answers may not contain all of the information relevant to you, do not purport to summarize all material information relating to the Merger Agreement or any of the other matters discussed in this Information Statement, and are subject to, and are qualified in their entirety by, the more detailed information contained in or attached to this Information Statement. Therefore, please carefully read this information statement, including the attached annexes, in its entirety.

Q. Why Did Real Goods Solar and Earth Friendly Decide to Merge?

A. We believe that a merger between Earth Friendly and us presents an opportunity to enhance stockholder value for both companies. Earth Friendly is one of the largest design-build solar EPC companies in the northeast, and the Merger will help us penetrate new markets, significantly expand the geographic scope of our business, expand our “community of customers,” further enhance our national brand and leverage our national marketing programs. The combined company will give us opportunities to create economies of scale through our consolidation activities in order to increase our operating efficiencies. For example, we expect to have greater purchasing power with suppliers. Other expected benefits of the Merger include the combined company’s improved technical expertise, deeper and more diverse workforce, and stronger voice in shaping national and relevant state solar energy development policies.

To review the reasons for the merger in greater detail, see the section entitled “The Merger - Reasons for the Merger.”

Q. What Will Happen in The Merger?

A. Merger Sub, our wholly-owned subsidiary, will merge with and into Earth Friendly; as a result, the separate existence of Merger Sub will cease and Earth Friendly will operate as our wholly-owned subsidiary. The Merger Agreement, which governs the Merger, is attached to this Information Statement as Exhibit A. You are encouraged to read it carefully.

To review the transaction details in greater detail, see the section entitled “The Merger.”

Q. What Will Holders of Earth Friendly Equity Interests Receive in The Merger?

A. Holders of Earth Friendly equity interests will receive 8.7 million shares of our Class A Common Stock in exchange for their equity interests, which amount may be increased up to a maximum of 10.7 million shares contingent on Earth Friendly’s attainment of certain performance targets for 2011 prior to closing, as described in the Merger Agreement. Of the 10.7 million shares maximum consideration, we currently expect to pay 8.7 million shares.

To review the consideration paid to Earth Friendly equity holders in greater detail, see the section above entitled “Summary - Consideration” and the section below entitled “The Merger – Earnout.”

Q. Are There Appraisal or Dissenter’s Rights?

A. No. Pursuant to Earth Friendly’s Limited Liability Company Agreement, each Earth Friendly member is prohibited from dissenting to or otherwise attempting to prohibit or delay any “Sale” (defined in the Earth Friendly LLC Agreement to include the Merger) or seek appraisal of such member’s Earth Friendly equity in connection with such Sale or exercise any other similar rights.

Q. What is The Impact of The Merger on Real Goods Solar Shareholders?

A. The number of authorized and outstanding shares of Class A Common Stock will be significantly increased by the Merger. If the currently expected number of shares are issued as merger consideration (8.7 million), then the number of outstanding shares of our common stock will increase by approximately 47.5% over the number of shares outstanding on June 21, 2011.

To review the dilutive effect on holders of shares of Class A Common Stock in greater detail, see the section entitled “Summary - Dilution.”

Q. What are the U.S. Federal Income Tax Consequences of The Merger?

A. Real Goods Solar has not obtained a tax opinion from legal counsel or tax experts on the transaction. Real Goods Solar will receive a stepped up basis in the interests of Earth Friendly acquired in the merger but will not recognize any gain or loss for federal income tax purposes as a result of the merger. We do not believe that the transaction will result in any tax consequences to our shareholders.

To review the U.S. federal income tax consequences of the Merger in greater detail, see the section entitled “The Merger – Material United States Federal Income Tax Consequences.”

Q. When Do You Expect to Complete The Merger?

A. We expect that Gaiam’s written consent will become effective 21 calendar days after the mailing of this Information Statement to shareholders and that the Merger will close in October, 2011.

Q. Are Shareholders Required to Approve The Merger?

A. No, but our shareholders are required to approve the Share Issuance which, in turn, is a pre-condition to the consummation of the Merger. Thus, the holders of a majority of our votes, voted on and adopted the proposal to approve entering into the transactions contemplated by the Merger Agreement, including the Share Issuance. This consent is sufficient to approve the Merger. Accordingly, the Merger will not be submitted to our other shareholders for a vote.

Q. Who Will Serve As Officers and Directors of Real Goods Solar Following The Merger?

A. In connection with the signing of the Merger Agreement, on June 21, 2011 the size of our board of directors was increased to eight members. Pursuant to the terms of the Merger Agreement, Lynn Powers resigned as a director and our board appointed David Belluck and Steve Kaufman to our board on June 21, 2011. In addition, Mr. Belluck and Jirka Rysavy were appointed to serve as the members of a new executive committee, with Mr. Rysavy serving as Chairperson of that committee. The composition of Real Goods Solar’s officers did not change as a result of the signing of the Merger Agreement.

To review changes to our Board and our executive officers in more detail, see the section entitled “The Merger - Reasons for the Merger.”

Q. Who Can Answer Any Questions I May Have About The Merger?

A. You can contact us or Earth Friendly at the principal business offices as shown below:

Real Goods Solar, Inc.	Earth Friendly Energy Group Holdings
833 W. South Boulder Road	c/o Alteris Renewables, Inc.
Louisville, Colorado 80027	523 Danbury Road
(303) 222-8400	Wilton, Connecticut 06897
(800) 339-7804

You can also contact our directors and find more information about our company in our public filings with the SEC. For details, see the section entitled “Additional Information and Communication with the Board.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements that involve risks and uncertainties. The words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “strive,” “future,” “intend” and similar expressions as they relate to us are intended to identify such forward-looking statements. Our, Earth Friendly’s and the combined company’s actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under “Information About the Company – Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Information About the Company – Quantitative and Qualitative Disclosures about Market Risk” “Information About Earth Friendly – Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Information About earth Friendly – Quantitative and Qualitative Disclosures about Market Risk” and elsewhere in this Information Statement. Risks and uncertainties that could cause actual results to differ include, without limitation, general economic conditions, competition, adoption of solar energy technologies, loss of key personnel, pricing including pricing of conventional energy sources, the level of government subsidies and economic incentives for solar energy, changing energy technologies, our geographic concentration, brand reputation, consumer trends, acquisitions, new initiatives we undertake, security and information systems, legal liability for website content, merchandise and solar panel supply problems, product liabilities, failure of third parties to provide adequate service, our reliance on centralized customer service, overstocks and merchandise returns, our reliance on a centralized fulfillment center, increases in postage and shipping costs, E-commerce trends, future Internet related taxes, our majority shareholder’s control of us, our dependence on Gaiam, Inc. for certain services, fluctuations in quarterly operating results, customer interest in our products, the effect of government regulation, ability to manage growth and the difficulty of successfully managing a larger, more geographically dispersed organization, ability to manage successfully changing relationships with customers, suppliers, value-added resellers and strategic partners, the timing of other conditions associated with the completion of the Merger, and other risks and uncertainties included in our filings with the Securities and Exchange Commission. We caution you that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements which reflect our view only as of the date of this report. We undertake no obligation to update any forward-looking information.

THE MERGER

General Information

Gaiam’s Written Consent approved the issuance of the Merger Shares, which is a condition of our Merger with Earth Friendly. The Merger Agreement provides that we will issue shares of Class A Common Stock to Earth Friendly’s shareholders as consideration for the Merger. Upon the completion of the Merger, each limited liability company interest in Earth Friendly outstanding immediately before the Merger will be converted into the right to receive shares of Class A Common Stock.

Pursuant to NASDAQ Listing Rule 5635(a), a company listed on the NASDAQ Global Market such as Real Goods Solar is required to obtain shareholder approval prior to the issuance of common stock in connection with the acquisition of the stock or assets of another company if the number of shares of common stock to be issued has or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the common stock. If we complete the Merger, we will issue up to 10.7 million additional shares of Class A Common Stock in connection with the Merger. In addition, we are replacing up to 620,000 Earth Friendly options with Real Goods Solar options. Because the aggregate number of shares of Class A Common Stock that we will issue in connection with the Merger will exceed 20% of Real Goods Solar common stock outstanding before such issuance, pursuant to Listing Rule 5635(a) we must obtain the approval of our shareholders for the issuance of the Merger Shares.

According to the CBCA and our charter, a majority of the voting power of the shares of Class A Common Stock and Class B Common Stock entitled to vote, voting as a single class, is required in order to authorize the issuance of the Merger Shares. If shareholders holding a majority of all of the issued and outstanding voting shares consent in writing to an action requiring shareholder approval, that shareholder approval may be adopted without a formal meeting on the condition that those shareholders not consenting to the action are given written notice of the action so taken. This Information Statement acts as such notice. While Colorado state law provides that the action will be effective once consents representing a majority in writing have been received, pursuant to federal securities law the action cannot formally be effective until the 20th day following the mailing of this Information Statement.

We anticipate completing the Merger 21 calendar days after mailing this Information Statement to shareholders, or soon thereafter, pursuant to the terms and conditions of the Merger Agreement. The principal terms of the Merger are described in this Information Statement under the headings “Summary,” “The Merger” and “The Merger Agreement.” In

addition to the issuance of the Merger Shares, the effectiveness of the Merger is conditioned on, among other things, (i) the existence of no injunctions or legal restraints enjoining or prohibiting consummation of the Merger, (ii) that any compliance issues identified or additional information requests made by Nasdaq in connection with our listing of additional shares will have been resolved in a manner satisfactory to Nasdaq, (iii) approval by our shareholders, (iv) the assumption by us of options held by Earth Friendly employees, and (iv) the execution and delivery of the Shareholders Agreement, the Amended and Restated Registration Rights Agreement and other closing deliveries identified in the Merger Agreement. If the foregoing conditions do not occur, then the Merger will not occur unless such conditions are waived by Earth Friendly and us; however, we expect that all these conditions will be met.

Background and Negotiations

On September 8, 2009, we entered into a Confidentiality Agreement with Riverside Partners, LLC and its affiliates. The Confidentiality Agreement was executed in contemplation of discussions regarding a potential operational venture between Real Goods Solar and Alteris that was unrelated to the Merger, but it reflects the earliest dialogue between the parties. The potential operational venture was never consummated and discussions between the parties were terminated.

In September 2010 executives at Alteris and Real Goods Solar renewed contact and exchanged communications about the general possibility of a potential venture between the two companies.

In October 2010, Jirka Rysavy attended a meeting in Boston with David Belluck to discuss a potential strategic alliance between Alteris and Real Goods Solar.

In January 2011, John Schaeffer and Erik Zech met with certain of Alteris’ executive officers to discuss potential operational synergies that might exist between Real Goods Solar and Alteris.

Between January 2011 and March 2011, periodic, general discussions between the executive officers of Real Goods and Alteris took place regarding such synergies and the possibility of entering into a business combination or other transaction to realize such synergies.

In March 2011 Real Goods Solar and Alteris decided to move forward with negotiating a merger or similar transaction to take advantage of such synergies. The parties discussed potential alternative structures and concluded that a merger transaction between Earth Friendly and Merger Sub would benefit Earth Friendly and Real Goods Solar shareholders more than the alternatives.

On March 10, Real Goods Solar’s management updated the Board of Directors regarding the potential transaction with Alteris, and the Board authorized continuation of those negotiations.

On March 17, 2011, counsel to Real Goods Solar and Earth Friendly fist contacted each other to discuss the Merger, and the following day on March 18, 2011 an initial draft of the Merger Agreement was sent by Real Goods Solar’s counsel to Earth Friendly’s counsel.

Between March 18, 2011 and when the Merger Agreement was executed on June 21, 2011, the parties negotiated the terms of the Merger Agreement, including the amount of merger consideration, the details of the earnout and other contingent consideration, and terms of the Preclosing Agreement, the Shareholders Agreement and the Registration Rights Agreement.

On March 23, 2011, Real Goods Solar entered into a Confidentiality Agreement with Earth Friendly and subsidiaries, and began conducting due diligence on Earth Friendly’s business including a detailed review of Earth Friendly’s financial and operational results and prospects, its customers and the competitive conditions of its markets.

On June 1, 2011, our board of directors approved the Merger, the Merger Agreement, and the Registration Rights Agreement. Our board also set the number of directors at eight, accepted the resignation from the board of directors of Lynn Powers, elected David Belluck and Steve Kaufman to serve as directors until our next annual meeting of shareholders, and created an executive committee of the board of directors consisting of Jirka Rysavy and David Belluck, with Mr. Rysavy acting as chairperson—all effective as of the date of the Merger Agreement. The new committee was authorized to make recommendations to the board of directors on certain matters related to the size, classifications and composition of the board, including, among other things, the criteria for board membership, the qualifications of nominees, and nominations for election.

On June 21, 2011, the Merger Agreement was executed and, according to the terms of the Merger Agreement, Real Goods Solar assumed financial control of Earth Friendly.

On June 22, 2011, we issued a press release announcing the Merger.

Conflicts of Interest in Connection with the Negotiation of the Merger

There were certain potential conflicts of interest in connection with the negotiation of the Merger. See “Interests of Certain Persons in Matters to be Acted Upon.”

Reasons for the Merger

In reaching the decision to proceed with the Merger Agreement and recommend it for approval by Real Goods Solar shareholders, the board of directors consulted with Real Goods Solar management and its legal and financial advisors, and considered a variety of factors with respect to the Merger, including those matters discussed in “Background of the Merger.” As discussed in greater detail below, these consultations included discussions regarding Earth Friendly’s strategic business plan, the costs and risks of executing that business plan, its past and current business operations and financial condition, its future prospects, the strategic rationale for the transaction, and the terms and conditions of the Merger Agreement. The following discussion of the information and factors considered by the Real Goods Solar board of directors is not exhaustive. In view of the wide variety of factors considered in connection with the Merger, the Real Goods Solar board of directors did not consider it practical, nor did it attempt, to quantify or otherwise assign relative weight to different factors it considered in reaching its decision. In addition, individual members of the Real Goods Solar board of directors may have given different weight to different factors. The Real Goods Solar board of directors considered this information as a whole, and overall considered it to be favorable to, and in support of, its determination and recommendations. Among the material information and factors considered by the Real Goods Solar board of directors were the following:

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Increased Scale. The Real Goods Solar board of directors considered that the Merger will create a diversified combined company with significant scale and scope—one of the largest U.S. solar installation companies measured by installed customers. The combined company will have an installed customer base of over 11,000. The scale, scope and diversification of the combined company, compared to Real Goods Solar on a stand-alone basis, are expected to result in (i) increased financial stability, (ii) superior access to capital, (iii) greater purchasing power with suppliers, (iv) greater ability to spread business strategy execution risk across a larger enterprise and (v) a stronger voice in shaping national and relevant state solar energy development policies.

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Geographic Diversification. The Real Goods Solar board of directors considered that the solar electric industry is reliant on state subsidies to drive demand and that there is always potential for these subsidies to be altered, reduced, or eliminated. Real Goods Solar has historically only operated in California and Colorado, and a Merger with Earth Friendly would significantly expand the number of states in which the company operates, which will increase the risk of exposure to changes of incentives but also reduce the risk that any particular such change will have a material impact on the combined company.

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Strength of Northeast Market. The Real Goods Solar board of directors considered that the northeast has become one of the fastest growing segments of the solar electric market in the United States. New Jersey in particular has experienced a rapid rate of growth over the last couple of years and now represents the second largest market in the country. Merging with Earth Friendly provides a strong presence in this attractive market segment.

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Strength of Real Goods Brand in Northeast. The Real Goods Solar board of directors considered that Real Goods Solar has already developed some brand presence in the northeast market from years of selling product through its catalog business. While Alteris Renewables, the brand being used by Earth Friendly, is relatively new and has no significant brand traction, we anticipate that Alteris Renewables will quickly change its branding to Real Goods Solar and that positive benefits will result.

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Establishing a “National” Presence. The Real Goods Solar board of directors considered that the Merger will create a solar installation company that has a significant presence on both coasts and will have the ability to serve customers who have a national presence. Management believes that this breadth of coverage will allow the combined company to more successfully target national customers who are interested in putting solar installations at numerous locations in different states.

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Shared Strategic Vision. The Real Goods Solar board of directors considered that Real Goods Solar and Earth Friendly share a common strategic vision for the future of the combined company as a United States focused multi-regional solar installation company. Both companies share a similar history and a common mission and both management teams have developed strong chemistry together. The Real Goods Solar board of directors believes that the governance arrangements for the combined company will increase the likelihood of effective implementation of this strategic vision. These governance arrangements include:

•	Bill Yearsley will be the chief executive officer of the combined company.

•	Jirka Rysavy will be the chairman of the board of directors of the combined company.

•	The senior management team draws from the senior management teams of both companies.

•	The combined company’s board of directors will have 3 directors designated by Real Goods Solar and 3 directors designated by Earth Friendly, of a total of 8 directors.

•	The combined company’s board committee assignments will be allocated on a balanced basis among Real Goods Solar and Earth Friendly designees.

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Combined Expertise. The Real Goods Solar board of directors considered that the Merger will combine complementary areas of expertise, including operational, engineering, sales, and marketing skill sets, and the significant prior experience the two companies have had integrating merged businesses. Earth Friendly for example brings significant expertise with commercial business, while Real Goods Solar brings deep expertise on the residential side. The combined company is expected to draw upon the intellectual capital, technical expertise, and experience of a deeper and more diverse workforce.

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Cost Savings and Efficiencies. The Real Goods Solar board of directors considered that the Merger will result in cost savings from centralizing certain functions such as human resources, information technology and marketing, and from reducing redundant costs such as insurance, legal, audit and payroll. The Real Goods Solar board of directors also considered efficiencies and productivity enhancements that will likely result from rolling out more sophisticated systems, processes and procedures across the combined organization. While no assurance can be given that any particular level of cost savings or efficiencies can be achieved, management believes that some meaningful benefits can be realized.

•	Alternatives to the Merger. The Real Goods Solar board of directors carefully considered a range of strategic alternatives to the Merger, including continuing to operate as a stand-alone entity.

•	Recommendation of Management. The Real Goods Solar board of directors considered Real Goods Solar management’s recommendation in support of the Merger.

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Due Diligence. The Real Goods Solar board of directors considered the scope of the due diligence investigation conducted by Real Goods Solar’s management and outside advisors, and evaluated the results of those investigations.

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Terms of the Merger Agreement. The Real Goods Solar board of directors reviewed the terms of the Merger Agreement, including the degree of mutuality and symmetry of representations, obligations and rights of the parties under the Merger Agreement, the conditions to each party’s obligation to complete the Merger, and the instances in which each party is permitted to terminate the Merger Agreement. See “The Merger Agreement” for a detailed discussion of the terms and conditions of the Merger Agreement.

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Likelihood of Completion of the Merger. The Real Goods Solar board of directors considered the likelihood that the Merger will be completed on a timely basis, including the likelihood that the Merger will receive approvals from both companies’ shareholders and any necessary regulatory approvals without unacceptable conditions.

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Employee Matters. The Real Goods Solar board of directors considered that the combined company will give fair and equitable consideration to employees in connection with job opportunities and any workforce reductions in the combined company.

The Real Goods Solar board of directors also considered the potential risks of the Merger, including the following:

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Earth Friendly Business Risks. The Real Goods Solar board of directors considered the execution risk involved with Earth Friendly’s business. Some of these potential risks include a lack of sales, installation challenges, cost overruns, elimination or reduction of incentives, increased competition, integration of past acquisitions, and the loss of key members of management.

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Earth Friendly Historical Financial Performance. The Real Goods Solar board of directors considered the historical financial performance of Earth Friendly over the last couple of years. There is no assurance the Earth Friendly will be able to reverse their recent history of losses.

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Integration. The Real Goods Solar board of directors considered the challenges inherent in the combination of two business enterprises of the size and scope of Real Goods Solar and Earth Friendly, including the possibility of not achieving the anticipated efficiencies and other benefits of the Merger.

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Restrictions on Interim Operations. The Real Goods Solar board of directors considered the provisions of the Merger Agreement placing restrictions on Real Goods Solar’s ability to influence and control the operations of Earth Friendly until completion of the Merger and until after the period of the earn-out, and the extent of those restrictions as negotiated between the parties.

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Diversion of Focus. The Real Goods Solar board of directors considered the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the Merger.

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Governance Arrangements. The Real Goods Solar board of directors considered the possibility that one or more of the senior executive officers for the combined company might be unable or unwilling to serve, and the effect such an occurrence might have on the prospects for effective execution of the combined company’s strategic plan.

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Transaction Costs. The Real Goods Solar board of directors considered the substantial costs to be incurred in connection with the Merger, including the costs of integrating the businesses of Real Goods Solar and Earth Friendly and the transaction expenses arising from the Merger.

The Real Goods Solar board of directors believed that, overall, the potential benefits of the Merger to Real Goods Solar and its shareholders outweighed the risks considered by the Real Goods Solar board of directors.

The Real Goods Solar board of directors realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of the Real Goods Solar board of directors’ reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

No Independent Financial Advisor

Real Goods Solar has not engaged an independent financial advisor to consult on the relative advantages and disadvantages of the transactions.

No Dissenter’s Rights of Appraisal

Pursuant to Earth Friendly’s Limited Liability Company Agreement, each Earth Friendly member is prohibited from dissenting to or otherwise attempting to prohibit or delay any “Sale” (defined in the Earth Friendly LLC Agreement to include the Merger) or seek appraisal of such member’s Earth Friendly equity in connection with such Sale or exercise any other similar rights.

Earnout

If Earth Friendly’s (i) pre-tax income (as defined in the Merger Agreement) for the fiscal year ending December 31, 2011 is greater than or equal to $2,186,400, and (ii) cash flow (as defined in the Merger Agreement) for the fiscal year ending December 31, 2011 is greater than or equal to -$4,500,000 (a negative number), then the Merger Shares will be increased by an additional 2,000,000 shares of Class A Common Stock. The additional Merger Shares will be issued within six business days of the final and binding determination of Earth Friendly’s pre-tax income and cash flow pursuant to the Merger Agreement. Such determination will occur 60 days after Real Goods Solar’s delivery to Earth Friendly of an earnout statement setting forth such amounts, if Earth Friendly does not dispute such statement, or after a longer period reflecting the time required to resolve any such dispute pursuant to terms and conditions of the Merger Agreement. Real Goods Solar is required to deliver its earnout statement to Earth Friendly no later than March 31, 2012.

Other Contingent Consideration

The Merger Agreement provides that the Merger Shares will be increased by an additional 700,000 shares over the base number of 8,000,000 if certain project financing documents contemplated by the Merger Agreement are entered into by Alteris or its affiliates prior to the Merger’s closing. On July 22, 2011, Alteris entered into a new financing arrangement with a bank to fund commercial solar installations, under which a new project finance subsidiary may form new subsidiaries to enter into sale leaseback arrangements with solar installation customers to finance specifically designated solar installations. Based on the new financing arrangement, Real Goods Solar expects to pay the additional 700,000 Merger Shares pursuant to the Merger Agreement.

Accounting Treatment

Pursuant to the Merger Agreement, we obtained financial control of 100% of Earth Friendly’s voting equity interests as of June 21, 2011. Since our board of directors, the board of managers of Merger Sub and the board of managers and members of Earth Friendly all approved the Merger, and Gaiam possesses majority voting rights in our company and intends to approve the Merger, the subsequent closing of the Merger is deemed to be simply an administrative delay and does not impede Real Goods Solar from assuming control of Earth Friendly and its subsidiaries. Therefore, the Merger will be treated for accounting purposes as having occurred as of June 21, 2011, and beginning on that date Real Goods Solar has consolidated the operating results of Earth Friendly with those of its own.

We have accounted for the Merger under the purchase method for business combinations with Real Goods Solar being deemed to have acquired Earth Friendly. This means that the assets and liabilities of Earth Friendly have been recorded, as of June 21, 2011, at their fair values and added to those of Real Goods Solar.

Federal Securities Laws Consequences

It is expected that the Merger Shares will be issued pursuant to the exemption from registration provided by Rule 506 of Regulation D under the Securities Act of 1933, as amended, or another available exemption from registration as we may determine. In issuing the Merger Shares, we will rely upon the representations and warranties of Earth Friendly’s members in support of the satisfaction of the conditions contained in Regulation D or such other available exemption from registration.

The Merger Shares issued to Earth Friendly equity holders as consideration for the merger are restricted, meaning that Earth Friendly equity holders may not sell the Merger Shares except pursuant to an effective registration statement under the Securities Act covering the resale of those shares; an exemption under Rule 145 under the Securities Act (or Rule 144 under the Securities Act, if these persons are or become affiliates of VDS); or any other applicable exemption under the Securities Act.

At the close of the Merger, we will enter into a Registration Rights Agreement with Gaiam and Riverside which will provide that, at any time after the first anniversary of the Registration Rights Agreement, Gaiam and Riverside may request that all or part of their unregistered shares of Class A Common Stock be registered, subject to certain limitation described more fully under the heading “The Merger Agreement – Registration Rights Agreement.”

Officers and Directors

In connection with the signing of the Merger Agreement, on June 21, 2011 the size of our board of directors was increased to eight members. Pursuant to the terms of the Merger Agreement, Lynn Powers resigned as a director and our board appointed David Belluck and Steve Kaufman to our board on June 21, 2011. Mr. Belluck is a principal of Riverside. Mr. Kaufman was chief executive officer of Alteris until June 21, 2011 and will receive $617,000 in severance payments, including $600,000 in cash and $17,000 in tax gross-up payments, in connection with his termination as chief executive officer.

In addition, Mr. Belluck and Jirka Rysavy were appointed to serve as the members of a new executive committee, with Mr. Rysavy serving as Chairperson of that committee. The composition of Real Goods Solar’s officers did not change as a result of the signing of the Merger Agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion for our stockholders is based on existing U.S. federal income tax law, including the provisions of the Internal Revenue Code, the Treasury Regulations thereunder, IRS rulings, judicial decisions, and other administrative pronouncements, all as in effect on the date of this prospectus. We cannot provide any assurance that future legislative, administrative, or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth below. Any future change in the U.S. federal income tax law or interpretation thereof could apply retroactively and could affect the accuracy of the following discussion. In addition, we cannot provide any assurance that the IRS will agree with the conclusions expressed herein. Further, this information statement does not provide, and is not intended to provide, any analysis or discussion of any U.S. Federal or state tax consequences of the Merger to a holder of Earth Friendly equity.

A holder of shares of our common stock prior to the Merger will not recognize any gain or loss as a result of the Merger, and the aggregate tax basis of such shares will be unchanged by the Merger.

THE MERGER AGREEMENT

This section is a summary of the material terms and provisions of the proposed Merger, copies of which are incorporated by reference and attached as Exhibit A to this information statement. The following description is not intended to be a complete description of all the terms of the merger agreement. You should refer to the full text of the Merger Agreement for details of the merger and the terms and conditions of the merger agreement. We encourage you to carefully read the complete Merger Agreement for the precise legal terms of the Merger Agreement and other information that may be important to you.

Description

Pursuant to the Merger Agreement, Merger Sub will merge with and into Earth Friendly, with Earth Friendly surviving the Merger as our wholly owned subsidiary and Earth Friendly’s wholly owned subsidiary Alteris becoming our indirect subsidiary. The Merger Agreement provides that we will issue shares of Class A Common Stock to Earth Friendly’s shareholders as consideration for the Merger. Upon the completion of the Merger, each limited liability company interest in Earth Friendly outstanding immediately before the Merger will be converted into the right to receive shares of Class A Common Stock.

The Merger Agreement contains customary representations and warranties that we and Earth Friendly made to each other. The statements in those representations and warranties are qualified by information in confidential disclosure schedules that the parties exchanged in connection with signing the agreements. While we do not believe that the schedules contain information securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Preclosing Agreement

On June 21, 2011, Gaiam executed a Preclosing Agreement with Earth Friendly and Riverside, which was amended and restated on June 29, 2011. Pursuant the Preclosing Agreement, as amended, Gaiam agreed to vote in favor of the Merger, the adoption of the Merger Agreement and the issuance of the Merger Shares, and to vote against any proposal or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Real Goods Solar contained in the Merger Agreement or which could result in any of the conditions to our obligations under the Merger Agreement not being fulfilled. The Preclosing Agreement also provides that, at the closing of the Merger, Gaiam and Riverside will agree to enter into a Shareholders Agreement, and an Amended and Restated Registration Rights Agreement pursuant to which Riverside will have the same demand and piggyback registration rights as Gaiam currently has with respect to shares of our Class A Common Stock. The Shareholders Agreement will provide for certain rights of Gaiam and Riverside to nominate members of our board of directors and will contain voting agreements by both Riverside and Gaiam. The Shareholders Agreement will also include nonsolicitation obligations by both Riverside and Gaiam and provide for a loan commitment by Riverside and Gaiam for up to $4.7 million which may be called through the end of 2011.

Shareholders Agreement

The Preclosing Agreement provides that, at the closing of the Merger, Real Goods Solar, Gaiam and Riverside will enter into a Shareholders Agreement. The Shareholders Agreement will provide that Gaiam and Riverside will each have the right to nominate two of the eight members of our board of directors, plus an additional nominee who meets the independence standards of Nasdaq with respect to Real Goods Solar (including with respect to audit and compensation committees) and is acceptable to the other party. In each case, Real Goods Solar is not obligated to cause to be nominated for election to the board or recommend to its shareholders the election of any individual as a director of the company if it determines in good faith, after consultation with legal counsel, that such action would be inconsistent with its fiduciary duties or Nasdaq listing standards.

The Gaiam designated directors will initially be Jirka Rysavy, John Schaeffer and Barbara Mowry (who meets the independence standards of Nasdaq). The Riverside designated directors will initially be David Belluck, Steve Kaufman and another individual of its choice who meets the independence standards of Nasdaq and is acceptable to Real Goods Solar. If a vacancy occurs because of the death, disability, retirement, resignation or removal of an individual nominated and elected to our board of directors pursuant to the Shareholders Agreement, the party designating such individual may name another individual to fill such vacancy (subject, in the case of an independent director, to the approval of the other party). In addition, the parties to the Shareholders Agreement will agree that, for so long as Jirka Rysavy is a director designated by Gaiam, he will be elected as the Chairman of the Board, and each party shall, to the fullest extent permitted by law, take all action necessary to cause Mr. Rysavy to be elected as the Chairman of the Board. Notwithstanding the foregoing, Real Goods Solar will not be obligated to cause to be nominated for election to our board or recommend to the shareholders the election of any individual as our director if the executive committee determines in good faith, after consultation with legal counsel, that such action would be inconsistent with its fiduciary duties or the Nasdaq listing standards.

Each of Gaiam and Riverside will agree (a) to vote all its shares in favor of the election to the board of directors of each individual nominated to serve on the board pursuant to the Shareholders Agreement, (b) not to publicly or privately, directly or indirectly, solicit, encourage, endorse, vote (or act by written consent) in favor of, recommend or in any way support any individual who is not nominated by the board of directors or its executive committee in accordance with the Shareholders Agreement, and (c) not to publicly or privately, directly or indirectly, take, propose, encourage, solicit, endorse, recommend or vote (or act by written consent) or take any other action relating to the removal of any individual designated by the other party from the board of directors (unless agreed to by such other party).

In addition to board nominations and voting agreements, the Shareholders Agreement will include nonsolicitation obligations by both Riverside and Gaiam. Neither Gaiam nor Riverside nor their affiliates will induce or attempt to induce any employee of Real Goods Solar or any of its subsidiaries to leave the employ of the company or any of its subsidiaries or in any way interfere with the relationship between the company or any of its subsidiaries and any of their employees. However, none of the foregoing activities will be deemed a violation of the Shareholders Agreement unless such activities were conducted with the explicit knowledge of Jirka Rysavy (with respect to Gaiam and its affiliates) or David Belluck (with respect to the Riverside and its affiliates). Nevertheless, Gaiam, Riverside and their affiliates may employ any of our or our subsidiaries’ employees if such person approaches Gaiam, Riverside or such affiliate, as the case may be, on an unsolicited basis or following cessation of such person’s employment by us or our subsidiaries without any solicitation by the Gaiam, Riverside or their affiliates, as the case may be.

The Shareholders Agreement will provide for a loan commitment by Riverside and Gaiam for up to $4.7 million (with $3 million from Riverside and $1.7 million from Gaiam), which may be called through the end of 2011. Such loans, if called, will mature in three years, carry an annual interest rate of 10% compounded annually, and will require payment of interest and principal only at maturity. Such loans, if called, will be subordinated and junior in right of payment to any lenders unaffiliated with Real Goods Solar, and will default (with all payments becoming immediately due and payable) upon the filing of involuntary or voluntary bankruptcy proceedings, among other things.

Pursuant the Shareholders Agreement, Gaiam agreed with Riverside to convert all of its shares of Class B Common Stock into shares of Class A Common Stock on or prior to December 31, 2011. The Shareholders Agreement does not does not confer any rights or remedies on anyone other than Gaiam and Riverside and may be waived by Gaiam and Riverside at their sole discretion.

Registration Rights Agreement

The Preclosing Agreement also provides that, at the closing of the Merger, Real Goods Solar, Gaiam and Riverside will enter into a Registration Rights Agreement. The Registration Rights Agreement will amend and restate the Registration Rights Agreement dated May 8, 2008 with Gaiam, and will provide that, at any time after the first anniversary of the Registration Rights Agreement (as so amended), Gaiam and Riverside may make up to two requests that all or part of the unregistered shares of Class A Common Stock held by it, other than shares sold pursuant to Rule 144 under the Securities Act of 1933, be registered on Form S-1 or any similar long registration form under the Securities Act of 1933 (the “Securities Act”), and may make unlimited requests that such all or part of such shares be registered on Form S-3 or any similar short registration form under the Securities Act (a so-called “demand registration”). However, no such registration may be requested for an offering with an anticipated aggregate offering price of less than $10 million.

In addition to the foregoing, pursuant to the Registration Rights Agreement whenever Real Goods Solar proposes to register any of its securities under the Securities Act, it will give prompt notice to Gaiam and Riverside and will include all registrable securities for inclusion in such registration within 5 business days after the receipt of the company’s notice (a so-called “piggyback registration”).

All expenses incident to any demand registration or piggyback registration effected pursuant to the Registration Rights Agreement and our performance of or compliance with the Registration Rights Agreement will be borne by us, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, duplicating and printing expenses, messenger and delivery expenses, and fees and disbursements of our counsel and all independent certified public accountants, underwriters (excluding discounts and commissions) and other persons retained by us. In addition, in connection with any demand or piggyback registration, we will bear our internal expenses and reimburse the holders of registrable securities covered by such registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the registrable securities included in such registration. Each holder of securities included in any registration pursuant to the Registration Rights Agreement will pay any underwriters’ discount or commission, and any other expenses incurred by such holder which are not borne by us as provided above, including any fees and expenses of counsel retained by such holder.

INFORMATION ABOUT EARTH FRIENDLY

Brief Description of the Business and its History

Earth Friendly, through its wholly owned subsidiary Alteris, is a leading northeast solar energy integrator servicing both the residential and commercial markets. Alteris develops, designs, engineers, procures, installs, and services solar energy systems using products from leading manufactures. Its solar energy systems use high-quality solar photovoltaic modules from manufacturers such as SunTech, Canadian Solar, SunPower, and Schuco and high reliability inverter manufacturers such as Soloectria, SatCon, AEI, Fronius and SMA. Alteris uses tested technologies and techniques, combined with appropriate financing solutions, to help its customers achieve savings by reducing their utility costs.

The company provides its services to customers in 9 states including Pennsylvania, New Jersey, New York, Massachusetts, Connecticut, Rhode Island, Vermont, New Hampshire and Maine. The company focuses on both residential and commercial customers with most of its revenue growth coming from the commercial business.

The company was formed in October 2008 with the merger of Solar Works and Solar Wrights. Solar Works was founded in 1980 and installed its first solar energy system that year. The company installed systems throughout the northeast, which has some of the highest U.S. electric rates. In 2006, Solar Works became one of the leading commercial solar integrators in the northeast.

SolarWrights was founded in 2000, with a focus on residential solar energy systems throughout the northeast. In 2008, Solar Wrights acquired two New England competitors, Kosmo Solar and SunSearch, both privately held solar integrators. In 2009, Alteris acquired Renewable Power Systems, a privately held New York based solar integrator. In 2010, Alteris expanded its northeast footprint with the acquisition of ISI Solar, a privately held solar integrator. Alteris subsequently expanded into the growth markets of New Jersey and Pennsylvania.

Our History

Alteris (throughout the discussion under the heading “Information About Earth Friendly,” “we”, “us” or “our”) incorporated in Deleware in 2008 through the merger of Solar Works and Solar Wrights. Solar Works was founded in 1980 and installed its first solar energy system that year. Solar Works, a Vermont based solar integrator, designed, engineered and installed solar systems throughout New England, with a strong market share in Vermont, Massachusetts, and Connecticut. SolarWrights was founded in 2000, with a focus on residential solar energy systems throughout the New England, with a strong market share in Connecticut, and Rhode Island. In 2008, Solar Wrights acquired two New England competitors, Kosmo Solar and SunSearch, both privately held solar integrators.

With the merger in 2008, the company integrated and centralized all back office functions including finance, purchasing, human resources, and marketing.

Services

We offer turnkey solar energy services, including design, procurement, permitting, build-out, grid connection, financing referrals and warranty and customer satisfaction activities. We install residential and commercial systems that are generally between 3 kW and 1 MW output, with the average residential installation being approximately 5 kW output.

We design and build our solar energy systems to meet each customer’s individual needs and circumstances. We assess a customer’s annual power requirements and average daily consumption rates in different seasons of the year to size the solar energy system and engineer its wiring. We assess the customer’s roof size, configuration, and composition to determine the optimum location for the solar PV modules. We factor in information about the customer’s electrical service territory and its rate structures and the customer’s budget and preferred financing method, as well as the customer’s aesthetic preferences. We also identify the relevant federal, state and local regulations, including building codes, that are important to the cost, operation and return on investment of the customer’s solar energy system, as well as relevant tax rates and various other factors. We assess this data using solar monitoring tools and analytical calculations, which enable us to design a solar energy system to a size and configuration that maximizes energy efficiency for each customer’s circumstances.

We prepare final construction plans to obtain a building permit which is necessary for rebate processing. We also provide customers with a return on investment analysis and determine the rebates and performance-based incentives that are available to each customer. As soon as the building permit is approved, our installation professionals begin the installation by placing metal racking on the customer’s roof (or by building a ground mount in certain situations), followed by installation of the solar PV modules, inverter(s) and the balance of systems components and safety equipment. We do not custom manufacture solar PV modules or inverters, but rather purchase these manufactured components for incorporation into our constructed solar energy systems.

After the solar PV modules and inverter(s) are installed on the customer’s home or business, we obtain a final inspection of the installation by the local building department, prepare and submit all rebate applications to the appropriate rebating jurisdiction and at the same time apply for the local utility company to interconnect the customer’s solar energy system to the utility grid. The entire process from signing of the contract through final inspection by the local building department typically takes between 60 to 90 days, with the actual installation work usually requiring two to three days.

Solar Energy Systems

A basic solar energy system has no moving parts and consists of a number of solar PV modules wired together and mounted on a metal framing structure, an inverter and the balance of systems and safety equipment necessary to connect the system to the customer’s existing utility service.

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Solar PV modules. We source solar PV modules from several primary manufacturers: SunTech, Canadian Solar, SunPower, and Schuco. These modules range in conversion efficiency from 13% to 19%. Solar PV modules can be manufactured using different semiconductor materials, including mono- and poly-crystalline silicon, amorphous silicon, gallium arsenide, copper indium gallium selenide, or CIGS, and cadmium telluride. Developments in solar PV technology have generated advances in the conversion efficiency of solar PV cells, reductions in manufacturing costs and improvements in manufacturing yields.

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Inverters. An inverter is an electronic device that converts the low-voltage DC power generated by solar PV modules to conventional 120-volt AC power used by standard household lights and appliances. While an inverter may need to be replaced approximately 15 years after installation, other system components typically do not require replacement during the 20- to 25-year warranty period applicable to solar PV modules. Individual solar energy systems are connected to the utility grid by an inverter, which also allows the excess electricity produced to flow into the grid, causing the customer’s electric meter effectively to run backwards, to the credit of the customer’s utility account, sometimes at standard retail prices. A customer that has a grid-connected solar energy system draws energy from the grid through the conventional local utility when the sun is not shining, or when household energy consumption exceeds the solar energy system’s energy generation capacity.

Warranty Terms

Most manufacturers of solar PV modules currently offer a 20- to 25-year transferable warranty of their products. We offer a 5-year parts and labor warranty, which may also involve claims of property damage arising from the installation. We generally handle manufacturer warranty claims for solar PV modules as part of our customer service and we are typically reimbursed by the manufacturers for our labor and materials. Historically, our costs associated with warranty claims have been minimal.

Sales and Marketing

Our conventional marketing program includes presentation booths at tradeshows and consumer shows, Internet search engine optimization, pay-per-click ad words, Internet banner advertisements, affiliate marketing programs, community involvement initiatives and customer referral programs.

After we receive these high-quality leads, our inside sales representatives conduct an extensive telephone interview of the potential customer during which we determine, among other things, information about the customer’s site, location, and solar exposure, and that the customer and any relevant family member or co-owner is genuinely interested in and able to finance the purchase of a solar energy system. We use this focused customer qualification process to identify which potential customers are most likely to respond positively to our direct sales efforts before we make a site visit to the customer’s location. We then utilize our direct sales force to pursue these qualified leads. This qualification process further lowers our customer acquisition costs because it narrows our customer leads and allows us to focus our direct sales efforts on highly targeted customers.

Customers

Our residential customers have historically shared a number of characteristics. They tend to be college-educated homeowners, 30 to 65 years in age, high-income earners who are generally motivated both by environmental and economic reasons to install a solar energy system. Our residential solar energy systems are generally 10kW or smaller in size. Our typical residential customer is connected to the utility grid.

Our commercial customers have included schools, manufacturers, distributors, and other businesses with high utility rates. We are also one of the leading EPC contractors for many of the leading financing organizations. Our commercial solar energy systems range from 100 kW to 3 MW, and are generally in the range of 250 kW in size. Increasingly our prospective customers are requesting that we analyze and potentially construct systems for them over a larger or even national geography.

Geographic Markets

We currently sell, install and service solar systems in the 6 states of New England, plus New York, New Jersey and Pennsylvania (9 states total). The underlying customer economics for a solar energy system is very dependent on state grants, rebates and incentives. Therefore, business diversification to additional state markets is critical to the long term performance of the company. Additionally, prospective clients are increasingly looking for a single vendor that can meet their needs for all of their locations regardless of state.

Suppliers

We do not manufacture solar PV modules, inverters or other components used in our solar energy systems, but purchase those components directly from manufacturers or, in some cases, from third-party distributors. We purchase solar PV modules manufactured by SunTech, Canadian Solar, SunPower, and Schuco. We purchase inverters manufactured by Soloectria, SatCon, AEI, Fronius, SMA, and others. If we are unable to purchase from any of these sources in the future, we do not believe we would have difficulty in securing alternative supply sources, because all of the components we use in our solar energy systems are available from a number of different sources. With that said, the world-wide market for solar PV modules has from time to time experienced shortages of supply that have increased prices and affected availability. Our size and scale of business impacts our acquisition cost, product availability and overall customer service from our suppliers.

Competition

The solar energy industry is in its early stages of development and is highly fragmented, consisting of many small, privately held companies with limited resources and operating histories but some of which benefit from operating efficiencies or low overhead requirements. A number of competitors exist in the northeast market, including companies such as Solar City, Mercury Solar, and Borrego Solar. Several of our competitors have expanded their market share in the northeast market by opening multiple offices within the territory. We estimate that we are currently in the top five residential solar energy system installers and the top two in commercial solar installers in our territory. We compete on factors such as brand recognition, quality of services and products, pricing, speed and quality of installation.

Regulations

Solar integrator services are subject to oversight and regulation by national and local ordinances, including building, zoning and fire codes, environmental protection regulations, utility interconnection requirements for metering and other rules and regulations. Our design and engineering teams design and install solar energy systems to comply with these varying standards as well as to minimize the installation and operating costs of each system. Our operations are also subject to generally applicable laws and regulations relating to discharge of materials into the environment and protection of the environment; however, because our operations do not typically involve any such discharge, there are no material effects on our business relating to our compliance with such environmental laws and regulations.

Seasonality

We have historically experienced seasonality in our business, with the first quarter representing our slowest quarter of the year. Additionally, the fourth quarter can be impacted by unfavorable weather in certain geographic regions. Some of the seasonality in the business in previous quarters has been offset by changes in government activities.

Financing

While many of our customers choose to purchase their solar energy systems without the use of financing, we are increasingly providing both our commercial and residential customers with preferred third-party financing options. We work with solar financiers who lease solar systems to our customers over 10 to 20 year periods. We handle some of the administrative processing and site qualification for our customers that choose to use third-party financing or leasing. Loss of preferred third-party financing and leasing sources for our customers could adversely affect our business as it would reduce funding alternatives available to customers seeking to install a solar system.

Trade Branding

Our tradename of Alteris Renewables Inc was established in 2008 when the new company was formed. While we have enjoyed significant marketplace success under that name, we believe that we can augment our business by utilizing a strong established consumer oriented solar brand which more clearly identifies the company’s primary business.

Employees

As of August 10, 2011, we had approximately 126 full-time and 4 part-time employees, including installation personnel. As of that date, the combined company would have approximately 361 full-time and 30 part-time employees, including installation personnel.

Market for Earth Friendly’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Stock Price History

Earth Friendly is a Delaware limited liability company. There was and is no public trading market for its equity securities.

Holders

The following table sets forth the number of holders of each class of Earth Friendly equity as of August 10, 2011:

Class	Number of Holders
Senior Preferred Units	11
Preferred Units	18
Class A Common Units	34
Class B Common Units	44

The table shown below sets forth information with respect to the beneficial ownership of each class of Earth Friendly equity as of August 10, 2011 for (i) each person (or group of affiliated persons) who beneficially owned more than 5% of the outstanding units of a given class of Earth Friendly equity, (ii) each director and nominee for director, (iii) each executive officer, and (iv) all current directors and executive officers as a group.

Title of Class of Equity	Name of Beneficial Owner	Notes	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
Senior Preferred	Riverside Renewable Energy Investments, LLC	(2)	990,100	88.23%
	David Belluck	(3)	990,100	88.23%
	Michelle Noon	(4)	—	—
	Anthony Mongillo	(5)	6,022	0.54%
	John DeVillars	(6)	3,227	0.29%
	Ronald French	(7)	—	—
	Steven Kaufman	(8)	24,752	2.21%
	Timothy Seamans	(9)	—	—
	Mark Nelson	(10)	—	—
	Karen Clark	(11)	—	—
	All directors and officers as a group (9 persons)		1,024,101	91.26%
Preferred	Riverside Renewable Energy Investments, LLC	(2)	18,570,174	97.20%
	David Belluck	(3)	18,570,174	97.20%
	Michelle Noon	(4)	—	—
	Anthony Mongillo	(5)	59,955	0.31%
	John DeVillars	(6)	—	—
	Ronald French	(7)	—	—
	Steven Kaufman	(8)	—	—
	Timothy Seamans	(9)	—	—
	Mark Nelson	(10)	—	—
	Karen Clark	(11)	—	—
	All directors and officers as a group (9 persons)		18,630,129	97.52%
Class A Common	Riverside Renewable Energy Investments, LLC	(2)	—	—
	David Belluck	(3)	—	—
	Michelle Noon	(4)	—	—
	Anthony Mongillo	(5)	61,678.00	0.31%
	John DeVillars	(6)	—	—
	Ronald French	(7) (12)	3,834,768	19.24%
	Steven Kaufman	(8)	—	—
	Timothy Seamans	(9) (13)	1,125,250	5.65%
	Mark Nelson	(10) (14)	1,341,972	6.73%
	Karen Clark	(11)	—	—

Title of Class of Equity	Name of Beneficial Owner	Notes	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
	Leigh Seddon	(15)	1,332,251	6.69%
	Robert Chew	(16)	1,778,382	8.92%
	All directors and officers as a group (9 persons)	(17)	6,363,667	31.93%
Class B Common	Riverside Renewable Energy Investments, LLC	(2)	—	—
	David Belluck	(3)	—	—
	Michelle Noon	(4)	—	—
	Anthony Mongillo	(5)	65,000	1.51%
	John DeVillars	(6)	100,000	2.32%
	Ronald French	(7)	176,333	4.10%
	Steven Kaufman	(8)	2,421,736	56.24%
	Timothy Seamans	(9)	557,130	12.94%
	Mark Nelson	(10)	67,802	1.57%
	Karen Clark	(11)	—	—
	All directors and officers as a group (9 persons)		3,388,001	78.69%

(1)	All beneficial ownership is direct, except as otherwise noted, and rounded to the nearest unit.
(2)	The business address of Riverside Renewable Energy Investments, LLC (“Riverside”) is c/o Riverside Partners, LLC, One Exeter Plaza, 699 Boylston Street, Boston, MA 02116.
(3)	Mr. Belluck is a manager of Earth Friendly and controls Riverside Partners III, L.L.C., which is the general partner of Riverside Partners III, L.P., which is the general partner of Riverside Fund III, L.P. Riverside is a wholly owned subsidiary of Riverside Fund, III L.P. As such, Mr. Belluck may be deemed to indirectly control Riverside and may also be deemed to have indirect beneficial ownership of the Earth Friendly units directly beneficially owned by Riverside; however, Mr. Belluck disclaims such beneficial ownership. Mr. Belluck’s business address is c/o Riverside Partners, LLC, One Exeter Plaza, 699 Boylston Street, Boston, MA 02116.
(4)	Ms. Noon is a manager of Earth Friendly. Her business address is c/o Riverside Partners, LLC, One Exeter Plaza, 699 Boylston Street, Boston, MA 02116.
(5)	Mr. Mongillo is a manager of Earth Friendly. His address is 320 Wrights Crossing Road, Pomfret Center, CT 06259.
(6)	Mr. DeVillars is a manager of Earth Friendly. His address is 31 Milk Street, Boston, MA 02109.
(7)	Mr. French is an executive officer of Alteris and is a manager of Earth Friendly. His address is 17 Hidden Lake Ridge, Wilton, CT 06897.
(8)	Mr. Kaufman is a former executive officer of Alteris and is a manager of Earth Friendly. His address is 116 E. Emerson Road, Lexington, MA 02420.
(9)	Mr. Seamans is an executive officer of Alteris. His address is 25 Hidden Lake Ridge, Wilton, CT 06897.
(10)	Mr. Nelson is an executive officer of Alteris. His address is 40 Happy Valley Road, Westerly, RI 02891.

(11)	Ms. Clark was an executive officer of Alteris until her resignation on May 18, 2010; she now works as a consultant for Alteris. Her business address is c/o Riverside Partners, LLC, One Exeter Plaza, 699 Boylston Street, Boston, MA 02116.
(12)	Includes options to purchase 1,073,767.96 of Earth Friendly Class A Common Units.
(13)	Includes options to purchase 894,806.64 of Earth Friendly Class A Common Units.
(14)	Includes options to purchase 894,806.64 of Earth Friendly Class A Common Units.
(15)	Mr. Seddon’s address is 13 Bailey Avenue, Montpelier, VT 05602.
(16)	Mr. Chew is the trustee for The Robert W. Chew Revocable Trust dated 8/17/07, which is the direct beneficial owner of 1,778,382 Class A Common Units. Mr. Chew’s address is 15 Garfield Avenue, Bristol, RI 02809.
(17)	Includes options to purchase 2,863,381 of Earth Friendly Class A Common Units.

Dividend Policy

No cash dividends have been declared on any class of Earth Friendly’s equity. However, upon a distribution to Earth Friendly’s equity holders, holders of Preferred Units are entitled to receive with respect to each of their Preferred Units, amounts sufficient to produce an 8% internal rate of return, accrued daily and compounded annually, on $1.3725. Such distributions are restricted by Earth Friendly’s Limited Liability Company Agreement, which requires proceeds from distributions to be paid, first, to holders of Earth Friendly Senior Preferred Units and, second, to holders of Earth Friendly Preferred Units, before being applied to the Preferred Unit returns.

Sale of Unregistered Securities

As contemplated by the Merger Agreement, on June 21, 2011, Riverside purchased from Earth Friendly 728,597.45 preferred units, at a price per preferred unit of $1.3725, for an aggregate amount of $1,000,000.00.

Equity Compensation Plan Information

The following table provides information as of August 10, 2011 regarding total Earth Friendly Class A Common Units subject to outstanding unit options and total additional Class A Common Units available for issuance under the Earth Friendly Equity Option Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	—	$—	—

Equity compensation plans not approved by security holders	10,352,913	$0.17	0

Total	10,352,913	$0.17	0

In connection with the Merger, Real Goods Solar is assuming Earth Friendly options and equity awards representing up to 620,000 shares of Class A Common Stock.

Options

Up to 620,000 outstanding options to purchase equity interests in Earth Friendly will be replaced with Real Goods Solar options to purchase Class A Common Stock that will remain subject to the original vesting requirements under the applicable Earth Friendly plan (i.e. the vesting of the options will not be accelerated on account of the completion of the Merger). Our compensation committee of the board of directors will adjust the original performance criteria for such awards, as such committee determines is appropriate and equitable to reflect the Merger, Earth Friendly’s performance prior to the Merger and the performance criteria of awards made to similarly situated Real Goods Solar employees.

Management’s discussion and analysis of financial condition and results of operations

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the condensed consolidated financial statements and related notes included elsewhere in this document. This section is designed to provide information that will assist in understanding our condensed consolidated financial statements, changes in certain items in those statements from period to period, the primary factors that caused those changes and how certain accounting principles, policies and estimates affect the condensed consolidated financial statements.

Overview

We are a leading residential and commercial solar energy EPC provider. We offer turnkey solar energy services, including design, procurement, permitting, build-out, grid connection, financing referrals and warranty. We install residential and small commercial systems that are generally between 3 kW and 10 kW output, with the average residential installation being approximately 6 kW output. We install larger commercial projects of up to 5 MW output. Additionally, we install wind turbines. These are generally community scale (100 kW), single turbine installations. On occasions, we install larger single turbine installations up to 1 MW.

Our revenues primarily result from the installation of solar energy systems. Our cost of good sold expenses primarily consist of labor costs incurred in connection with solar installations, product costs for solar photovoltaic modules and subcontractor costs. Our overhead costs consist of selling, marketing, operations support plus general and administrative functions.

On June 21, 2011, we entered into an agreement and plan of merger with Real Goods Solar, Inc., Pursuant to the terms of the merger agreement, at closing, we will become a wholly-owned subsidiary of Real Goods. Since we have obtained all of the required approvals of our board of managers and members and the board of directors of Real Goods has approved the merger, and the majority stockholder of Real Goods has agreed to approve the Merger, the subsequent legal closing of the merger transaction is deemed to be an administrative delay and did not impede Real Goods from assuming control of us and its subsidiaries on June 21,2011. As a result Real Goods effectively obtained control of us as of June 21, 2011. Consequently, the merger is being treated for accounting purposes as having occurred on June 21, 2011. Beginning on that date Real Goods has consolidated the operating results of the Company with those of its own. Our results for 2011 reflect results for the period from January 1, 2011 through June 21, 2011. Comparisons to the prior year are made to the full quarter ended June 30, 2010. The actual closing of the merger is expected to occur following completion of largely administrative conditions to closing, which are expected to be completed during the fourth quarter of 2011.

The period April 1, 2011 through June 21, 2011 saw revenues of $7.4 million, down 42% from $12.8 million in the second quarter of 2010. Margin improvement resulted in gross margins of $1.0 million in the current year’s second quarter as compared with $0.5 million a year before. Operating expenses were $1.3 million higher this year, but the costs included $1.2 million for non-routine spending. These items led to the loss from operations this year being $0.9 million higher than in last year’s second quarter. Depreciation, amortization and other income and expenses were relatively the same between second quarter periods, except for $0.1 million of severance cost recorded in other income / (expense) in last year’s second quarter. The pretax loss was $3.1 million. After tax results were a loss of $2.1 million as compared with a loss of $1.7 million in the same period a year ago.

On a year-to-date basis revenues were $13.4 million, down 43% from the first half of last year. Despite lower revenues, margins were $0.7 million better in this year’s first six months. Operating expenses were $1.5 million higher in this year’s first six months and included $1.3 million of non-routine spending. The pretax loss was $5.5 million as compared with a pre-tax loss of $4.8 million in the first half of last year.

Typically, our sales are lower in the first two quarters of the year than in the last two quarters. This results in operating losses in the first half of the year. Sales volume is normally much stronger in the second half of the year. We expect that pattern to continue this year.

Results of Operations

The following table sets forth certain financial data as a percentage of revenue for the periods indicated:

$ in thousands	Three Months Ended June 21,		Six Months Ended June 21,
	2011	2011	2011	2011
Net sales	7,408,762	100.0%	13,354,651	100.0%
Cost of sales	6,437,406	86.9%	11,802,816	88.4%

Gross profit	971,356	13.1%	1,551,835	11.6%
Operating expenses	3,851,072	52.0%	6,612,615	49.5%
Depreciation and amortization	114,935	1.6%	231,324	1.7%

Loss from operations	(2,994,651)	(40.4)%	(5,292,104)	(39.6)%

Other income (expense)
Other income (expense):	482	0.0%	23,383	0.2%
Interest expense	(98,503)	(1.3)%	(190,267)	(1.4)%

	(98,021)	(1.3)%	(166,884)	(1.2)%
Loss before provision for income taxes	(3,092,672)	(41.7)%	(5,458,988)	(40.9)%
Benefit from income taxes	(1,036,659)	(14.0)%	(1,992,755)	(14.9)%

Net loss	(2,056,013)	(27.8)%	(3,466,233)	(26.0)%

Period April 1, 2011 Through June 21, 2011 Compared to Three Months Ended June 30, 2010

Net revenue. Net revenue decreased $5.4 million, or 41.9%, to $7.4 million during the second quarter of 2011 from $12.8 million during the second quarter of 2010. Sales to commercial customers were lower in 2011 as the company focused on improving job margins.

Gross profit. Gross profit of $1.0 million was $0.5 million higher than margins generated in the same period last year. As a percentage of net revenue, gross profit increased to 13.1% during the period April 1, 2011 through June 21, 2011 from

4.3% during the second quarter of 2010. Improvements in margin rates on commercial jobs, despite lower volumes of commercial work, more than offset the reduction in margin rates from residential and small commercial jobs, even though the volume of work for residential and small commercial was higher in the period April 1, 2011 through June 21, 2011 than in the second quarter of 2010.

Operating expenses. Operating expenses increased $1.3 million, or 48.8%, from $2.6 million in the second quarter of 2010 to $3.9 million during the period April 1, 2011 through June 21, 2011. As a percentage of net revenue, selling and operating expenses increased to 52.0% during the period April 1, 2011 through June 21, 2011 from 20.3% during the second quarter of 2010. The 2011 expenses included $0.6 million of severance, $0.4 million of costs related to establishing a financing offering for commercial customers, $0.1 million of stock compensation for vested options granted to Alteris employees and $0.1 million of other merger related costs. Without these non-routine items in 2011 the operating expenses would have been $2.7 million, in line with last year’s spending.

Depreciation and amortization. These costs were consistent at $0.1 million between the period April 1, 2011 and June 21, 2011 and the three months ended June 30, 2010.

Other income / (expense). In the second quarter of 2010, we had $0.1 million of costs related to a restructuring program. Other income / (expense) was less than $0.1 million in the period April 1, 2011 to June 21, 2011.

Interest expense. Interest expense of $0.1 million was the same between the period April 1, 2011 and June 21, 2011 and the three months ended June 30, 2010.

Net loss. As a result of the above factors, net loss was $2.1 million during the period April 1, 2011 to June 21, 2011 compared to $1.7 million during the second quarter of 2010.

Period January 1, 2011 to June 21, 2011 Compared to Six Months Ended June 30, 2010

Net revenue. Net revenue decreased $10.0 million, or 42.8%, to $13.4 million during the period January 1, 2011 to June 21, 2011 from $23.3 million during the same period in 2010. Sales to commercial customers were lower this year as the company focused on improving job margins

Gross profit. Gross profit of $1.6 million was $0.7 million higher than the $0.9 million generated in the same period last year. As a percentage of net revenue, gross profit increased to 11.6% during the first half of 2011 from 3.8% during the first half of 2010. Improvements in margin rates on commercial jobs, despite lower volumes of commercial work, more than offset the reduction in margin rates from residential and small commercial jobs, even though the volume of work for residential and small commercial was higher in the period January 1, 2011 to June 21, 2011 than in the first half of 2010.

Operating expenses. Operating expenses increased $1.5 million, or 29.3%, to $6.6 million during the period January 1, 2011 to June 21, 2011 from $5.1 million during the first half of 2010. As a percentage of net revenue, operating expenses increased to 49.5% during the period January 1, 2011 to June 21, 2011 from 21.9% during the first half of 2010. The 2011 expenses included $0.6 million of severance, $0.5 million of costs related to establishing a financing offering for commercial customers, $0.1 million of stock compensation for vested options granted to Alteris employees and $0.1 million of other merger related costs. Without these non-routine items in 2011 spending would have been $5.3 million, in line with last year’s $5.1 million.

Depreciation and amortization. These costs were consistent at $0.2 million between the period January 1, 2011 to June 21, 2011 and the six months ended June 30, 2010.

Other income / (expense). In the first six months of 2010, we had $0.1 million of costs related to a restructuring program. Other income / (expense) was less than $0.1 million in period January 1, 2011 to June 21, 2011.

Interest expense. Interest expense of $0.2 million was the same between the period January 1, 2011 to June 21, 2011 and the six months ended June 30, 2010.

Net loss. As a result of the above factors, net loss was $3.5 million during the period January 1, 2011 to June 21, 2011 compared to $3.4 million during the first half of 2010.

Seasonality

Our quarterly net revenue and operating results for solar energy system installations are difficult to predict and have in the past and may in the future fluctuate from quarter to quarter as a result of changes in state, federal, or private utility company subsidies, as well as weather, economic trends and other factors. We have historically experienced seasonality in our solar installation business, with the first quarter being the slowest and the fourth quarter being the largest. However, the fourth quarter can be often impacted by unfavorable weather in certain geographic regions.

Liquidity and Capital Resources

Our capital needs arise from working capital required to fund our purchases of solar PV modules and inverters, capital related to acquisitions of new businesses, development of renewable energy products, replacements, expansions and improvements to our infrastructure, and future growth. These capital requirements depend on numerous factors, including business acquisitions, the ability to attract new solar energy system installation customers, market acceptance of our product offerings, the cost of ongoing upgrades to our product offerings, the level of expenditures for sales and marketing, the level of investment in support systems and facilities and other factors. The timing and amount of these capital requirements are variable and cannot accurately be predicted. We did not have any material commitments for capital expenditures as of June 21, 2011, and we do not presently have any plans for future material capital expenditures. During 2007 and 2008, we acquired four solar energy system installation businesses. We plan to continue to pursue business acquisition and other opportunities to expand our sales territories, technologies, and products and increase our sales and marketing programs as needed.

Cash Flows

The following table summarizes our primary sources (uses) of cash during the periods presented:

	Six Months Ended
(in thousands)	June 21, 2011	June 30, 2010
Net cash provided by (used for):
Operating activities	$(4,317)	$(2,183)
Investing activities	(555)	23
Financing activities	$6,959	$1,715

Net change in cash	$2,087	$(445)

Operating activities. The operating activities use of cash in the period January 1, 2011 to June 21, 2011 of $4.3 million was primarily driven by the $3.5 million loss in the period and the non-cash benefit reflected therein of $2.0 million from deferred taxes. Unbilled receivables and accounts receivable conversion to cash of $1.5 million and $1.2 million, respectively, more than offset the $1.1 million use of cash to build inventories in the period. In the first half of 2010, the $2.2 million use of cash for operations was largely driven by the $3.4 million loss. After adjustment for the non-cash expense elements of deferred taxes and depreciation and amortization of $0.5 million and $0.2 million, respectively, the cash impact of the loss was $2.7 million. A reduction in inventories of $0.4 million accounted for the majority of the source of cash mitigating the cash use for the loss. Cash sources from unbilled receivables, accounts receivable and construction in progress, aggregating $12.7 million were nearly offset by $12.6 million in aggregate used for accounts payable, accrued expenses and customer deposits.

Investing activities. Our investing activities used net cash of $0.6 million and $0.0 million during the period January 1, 2011 to June 21, 2011 and the first six months of 2010, respectively. The cash used in investing activities during in 2011 was primarily to acquire property and equipment.

Financing activities. Financing activities in 2011 provided $7.0 million in the period January 1, 2011 to June 21, 2011. $5.0 million of this resulted from cash provided by the majority shareholder. Revolving credit net borrowing provided the majority of the remaining financing in the period. In the prior year first six months, $1.7 million of financing was provided predominately by the revolving credit facility.

Effective with the announcement of the merger transaction, we began operating as a combined business with Real Goods Solar. As a result, our ability to finance our operations depends on the overall cash availability, financing capabilities and requirements for funding of the combined businesses. We refer you to the Real Goods Solar management’s discussion and analysis of financial condition and results of operations for information regarding the expectations for liquidity of the combined operations.

Off-Balance Sheet Arrangements

We do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as special purpose entities or variable interest entities, which have been established for the purpose of facilitating off-balance sheet arrangements or other limited purposes.

Contractual Obligations

We have commitments under operating leases, customer service and warranty agreements and debt obligations. We do not have any purchase obligations. The following table shows our commitments to make future payments under our operating leases:

(in thousands)	Total	< 1 year	1-3 years	3-5 years	> 5 yrs
Operating lease obligations	$171	$167	$4	$—	$—

Risk Factors

We wish to caution you that there are risks and uncertainties that could cause our actual results to be materially different from those indicated by forward looking statements that we make from time to time in filings with the Securities and Exchange Commission, news releases, reports, proxy statements, registration statements and other written communications as well as oral forward looking statements made from time to time by our representatives. These risks and uncertainties include, but are not limited to the following. Except for the historical information contained herein, the matters discussed in this analysis are forward-looking statements that involve risk and uncertainties, including, but not limited to, general economic and business conditions, competition, pricing, brand reputation, consumer trends, and other factors which are often beyond our control. We do not undertake any obligation to update forward-looking statements except as required by law.

As noted above, risk factors related to our business and industry include the following:

We may require significant additional funds, the amount of which will depend upon our working capital and general corporate needs and the size, timing and structure of future acquisitions.

Our operations may not generate sufficient cash to enable us to operate or expand our business. Adequate financing may not be available if and when we need it or may not be available on terms acceptable to us. Any borrowings made to finance future acquisitions or for operations could make us more vulnerable to a downturn in our operating results, a downturn in economic conditions or increases in interest rates on future borrowings. If our cash flow from operations is insufficient to meet our debt service requirements, we could be required to sell additional equity securities, refinance our obligations or dispose of assets in order to meet our debt service requirements. The failure to obtain sufficient financing on favorable terms and conditions could have a material adverse effect on our business, financial condition, operating results and growth prospects.

Our business prospects could be harmed if solar energy is not widely adopted or sufficient demand for solar energy systems does not develop or takes longer to develop than we anticipate.

The solar energy market is at a relatively early stage of development, and the extent to which solar energy will be widely adopted and the extent to which demand for solar energy systems will increase are uncertain. If solar energy does not achieve widespread adoption or demand for solar energy systems fails to develop sufficiently, we may be unable to grow our business at the rate we desire. In addition, demand for solar energy systems in our targeted markets may not develop or may develop to a lesser extent or more slowly than we anticipate. Many factors may affect the demand for solar energy systems, including the following:

➢	availability of government and utility company subsidies and incentives to support the development of the solar energy industry;

➢	fluctuations in economic and market conditions that affect the viability of conventional and non-solar renewable energy sources, such as changes in the price of oil and other fossil fuels;

➢	cost-effectiveness, performance and reliability of solar energy systems compared with conventional and other non-solar renewable energy sources and products;

➢	success of other renewable energy generation technologies, such as hydroelectric, wind, geothermal, solar thermal, concentrated solar and biomass;

➢	availability of financing for customers with economically attractive terms;

➢	fluctuations in expenditures by purchasers of solar energy systems, which tend to decrease in slower economic environments and periods of rising interest rates and tighter credit; and

➢	deregulation of the electric power industry and the broader energy industry.

The reduction, elimination or expiration of government subsidies and economic incentives for solar energy systems could reduce the demand for our products.

Government subsidies are an important economic factor in the determination to purchase a solar energy system. Certain states and certain localities and utilities offer incentives to offset a portion of the cost of qualified solar energy systems. These incentives can take many forms, including direct rebates, state tax credits, system performance payments and renewable energy credits (“RECs”). The reduction or elimination of such incentives or delays or interruptions in the implementation of favorable federal or state laws could substantially increase the cost of our systems to our customers, resulting in a significant reduction in demand for our solar energy systems, which would negatively impact our business.

Adverse general economic conditions could have a material impact on our business.

Adverse overall economic conditions that impact business and consumer spending could impact our results of operations. Future economic conditions affecting disposable income such as employment levels, consumer confidence, credit availability, business conditions, stock market volatility, weather conditions, acts of terrorism, threats of war, and interest and tax rates could reduce business and / or consumer spending or cause consumers to shift their spending away from our products. If the economic conditions continue to be adverse or worsen, we may experience material adverse impacts on our business, operating results and financial condition.

The inability of customers to obtain financing for their installations could have a material impact on our business.

Customers are increasingly relying on third party financing to fund their renewable energy installations. The inability of customers to obtain financing on economically viable terms or complications in the process of obtaining such financing could have a material adverse impact on our business, operating results and financial condition.

A drop in the retail price of conventional energy or non-solar renewable energy sources may negatively impact our business.

The demand for our solar energy systems depends in part on the price of conventional energy, which affects return on investment resulting from the purchase of solar energy systems. Fluctuations in economic and market conditions that impact the prices of conventional and non-solar renewable energy sources could cause the demand for solar energy systems to decline, which would have a negative impact on our business. Inexpensive prices for oil and other fossil fuels and electricity could also have a negative effect on our business.

Existing regulations, and changes to such regulations, may present technical, regulatory and economic barriers to the installation of solar energy systems, which may significantly reduce demand for our solar energy systems.

The installation of solar energy systems is subject to oversight and regulation under local ordinances; building, zoning and fire codes; environmental protection regulation; utility interconnection requirements for metering; and other rules and regulations. We attempt to keep up-to-date about these requirements on a national, state and local level and must design and install our solar energy systems to comply with varying standards. Certain jurisdictions may have ordinances that prevent or increase the cost of installation of our solar energy systems. In addition, new government regulations or utility policies pertaining to the installation of solar energy systems are unpredictable and may result in significant additional expenses or delays, which could cause a significant reduction in demand for solar energy systems.

Existing regulations and policies pertaining to electricity pricing and technical interconnection of customer-owned electricity generation and changes to these regulations and policies may deter the purchase and use of solar energy systems and negatively impact development of the solar energy industry.

The market for solar energy systems is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as policies adopted by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. For example, metering caps currently exist in certain jurisdictions, which limit the aggregate amount of power that may be sold by solar power generators into the electric grid. These regulations and policies have been modified in the past and may be modified in the future in ways that could deter purchases of solar energy systems and investment in the research and development of solar energy technology. Without a mandated regulatory exception for solar energy systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. Such fees could increase the cost to our customers of using solar energy systems and make them less desirable, thereby harming our business, operating results and financial condition. Changes in net metering policies could also deter the purchase and use of solar energy systems. In addition, electricity generated by solar energy systems competes primarily with expensive peak hour electricity rates rather than with the less expensive average price of electricity. Modifications to the peak hour pricing policies of utilities, such as to a flat rate, would require solar energy systems to achieve lower prices in order to compete with the price of utility generated electricity.

An increase in interest rates or tight credit markets could make it difficult for customers to finance the cost of solar energy systems and could reduce demand for our services and products.

Many of our prospective customers depend on debt financing, such as home equity loans, or leasing to fund the initial capital expenditure required to purchase a solar energy system. Third-party financing sources specifically for solar energy systems are currently limited. The lack of financing sources, limitations on available credit or an increase in interest rates could make it difficult or more costly for our potential customers to secure the financing necessary to purchase a solar energy system on favorable terms, or at all, thus lowering demand for our services and products and negatively impacting our business.

Because the solar energy system installation market is highly competitive and has low barriers to entry, we may face the loss of market share, the inability to grow market share and / or reduced margins.

The solar energy system installation market is highly competitive and fragmented with low barriers to entry. We currently compete with a large number of relatively small installers and integrators, some of which do not have extensive industry experience and may lack adequate systems and capital, but some of which benefit from operating efficiencies or from having lower overhead, which enables them to offer lower prices. As the solar energy industry expands and industry consolidation occurs, we are more likely to encounter competition from larger companies, some of which may have greater financial, technical and marketing resources and greater name recognition than we do.

We believe that our ability to compete depends in part on a number of factors outside of our control, including the following:

➢	the ownership by competitors of proprietary tools to customize solar energy systems to the needs of particular customers,

➢	the availability of proprietary solar financing solutions or financing relationships,

➢	the price at which competitors offer comparable products,

➢	the willingness of competitors to offer benefits to customers, such as extended warranties service arrangements or other benefits, or to accept risks from customers, including risks such as assuming responsibility for costs related to environmental remediation for hazards encountered in installation activities.

➢	marketing efforts undertaken by our competitors,

➢	the extent of our competitors’ responsiveness to customer needs and

➢	integrator technologies.

Competition in the solar energy system installation market may increase in the future as a result of low barriers to entry. Increased industry competition could result in reductions in price, margins, and market share and in greater competition for qualified personnel. Our business and operating results would be adversely affected if we are unable to compete effectively.

In order to compete, we may need to provide more benefits or accept more risks from customers than we have traditionally.

Many customers or their financing sources are now requiring that extended warranties, service arrangements or other benefits be provided by the alternative energy system provider. They are also requiring that system providers are responsible for many risks arising during the installation and / or operating phases of a project, including environmental risks, unanticipated construction risks such as bedrock or unstable roofs, weather conditions that impede the system performing to expectations and many other risks. If financing companies won’t fund projects without these benefits being provided or risks being covered, it would adversely affect the available volume of business or would force installation providers to accept these conditions. If the volume of available business is adversely impacted, it would have an adverse affect on our business. If competitors provide these benefits or accept these risks it would adversely impact our ability to compete unless we too accept these conditions. If we accept these conditions, we would be adversely affected by the costs of providing for the benefits or risks accepted. The adverse impact of reduced financeable projects, increased competition or providing customer with increased benefits or accepting risks associated with project installation and operations phases could be material to our business.

Our failure to meet customer expectations in the performance of our services, and the risks and liabilities associated with placing our employees and technicians in our customers’ homes and businesses could give rise to claims against us.

Our failure or inability to meet customer expectations in the performance of our services could damage our reputation or result in claims against us. In addition, we are subject to various risks and liabilities associated with our employees and technicians providing installation services in the homes and businesses of our customers, including possible claims of errors and omissions, harassment, theft of customer property, criminal activity and other claims.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

As a seller of consumer products, we may face product liability claims in the event that use of our solar energy systems results in injuries. Because solar energy systems produce electricity, it is possible that our products could result in injury, whether by product malfunctions, defects, improper installation or other causes. If such injuries or claims of injuries were to occur, we could incur monetary damages and our business could be adversely affected by any resulting negative publicity. The successful assertion of product liability claims against us also could result in potentially significant monetary damages and, if our insurance protection is inadequate to cover these claims, could require us to make significant payments from our own resources.

We may be subject to unexpected warranty expenses or service claims that could reduce our profits.

As a result of the length of the warranty periods we provide, we bear the risk of warranty claims long after we have completed the installation of a solar energy system. Our current standard warranty for our installation services includes a 5-year warranty period for defects in material and workmanship. In addition, most manufacturers of solar PV modules offer a 25-year warranty period for declines in power performance. Although we maintain a warranty reserve for potential warranty or service claims and we have not had material warranty claims in the past, claims in excess of our reserve could adversely affect our operating results. Our failure to predict accurately future warranty claims could result in unexpected volatility in our financial condition.

Our inability or failure to engage competent, financially viable and price competitive third parties to perform elements of our alternative energy installation projects could materially and adversely impact our business, operating results and our ability to expand.

We rely on third parties for many of our installation services and some engineering and other technical services. If we are unable to engage appropriately skilled, financially viable and competitive resources when and where needed, it would adversely impact our ability to compete, to deliver on our contracted obligations and to expand the geographies we serve. This would have an adverse impact on our business and operating results.

The loss of or failure to retain our key personnel or to hire additional personnel could materially and adversely affect our business, operating results and our ability to expand.

Our business relies on the skills of our employees and on our ability to obtain appropriately skilled employees when we expand into new geographies. To reach our goals, we must successfully retain, recruit, train, compensate and motivate employees, including management and technical personnel,. We must also successfully integrate new employees into our overall operations and enhance our financial and accounting systems, controls and reporting systems. While we believe we have personnel sufficient for the current requirements of our business, expansion of our business could require us to employ additional personnel. The loss of personnel or our failure to hire additional personnel could materially and adversely affect our business, operating results and our ability to expand.

Our failure to successfully integrate our business with Real Goods Solar or distraction to our business operations during integration could harm our business and our prospects.

Our business will be undergoing integration with Real Goods Solar. In order to achieve expected benefits of the merger transaction, we must successfully execute the integration activities without adversely impacting the ongoing operations of our business. Our failure to successfully integrate without adversely impacting the ongoing operations of our business would have a material adverse effect on our business and results of operations.

We depend upon a limited number of suppliers for the components used in our solar energy systems.

We rely on third-party suppliers for components used in our solar energy systems. During 2010, SunTech, Schuco, and SunPower accounted for the majority of our purchases of solar PV modules; and SMA, AES and Solectria accounted for most of our purchases of inverters. The failure of our suppliers to supply us with components in a timely manner or on commercially reasonable terms could result in lost orders, delay our project schedules and harm our operating results and business expansion efforts. Our orders with certain of our suppliers may represent a very small portion of their total business. As a result, these suppliers may not give priority to our business, leading to potential delays in or cancellation of our orders. If any of our suppliers were to fail to supply our needs on a timely basis or to cease providing us key components we use, we would be required to secure alternative sources of supply. We may have difficulty securing alternative sources of supply in a timely manner and on commercially reasonable terms. If this were to occur, our business would be harmed.

Shortages in the supply of silicon could adversely affect the availability and cost of the solar PV modules used in our solar energy systems.

Shortages of silicon could adversely affect the availability and cost of the solar PV modules we use in our solar energy systems. Manufacturers of solar PV modules depend upon the availability and pricing of silicon, one of the primary materials used in the manufacture of solar PV modules. The worldwide market for silicon from time to time experiences a shortage of supply, primarily because of demand for silicon by the semiconductor industry. Shortages of silicon cause the prices for solar PV modules to increase and supplies to become difficult to obtain. While we have been able to obtain sufficient supplies of solar PV modules to satisfy our needs to date, this may not be the case in the future. Future increases in the price of silicon could result in an increase in costs to us, price increases to our customers or reduced margins.

Our inability to respond to changing technologies and issues presented by new technologies could harm our business.

The solar energy industry is subject to technological change. If we rely on products and technologies that are not attractive to customers, or if we are unable to respond appropriately to changing technologies and changes in product function and quality, we may not be successful in capturing or retaining a significant market share. In addition, any new technologies utilized in our solar energy systems may not perform as expected or as desired, in which event our adoption of such products or technologies may harm our business.

Our success may depend in part on our ability to continue to make successful acquisitions.

As part of our business strategy, we plan to expand our operations through strategic acquisitions in our current markets and in new geographic markets. We acquired several businesses over the last few years. We cannot accurately predict the timing, size and success of our acquisition efforts. Our acquisition strategy involves significant risks, including the following:

➢	limitations on our cash available for acquisitions,

➢	our ability to identify suitable acquisition candidates at acceptable prices,

➢	our ability to complete successfully the acquisitions of candidates that we identify,

➢	our ability to compete effectively for available acquisition opportunities,

➢	increases in asking prices by acquisition candidates to levels beyond our financial capability or to levels that would not result in the returns required by our acquisition criteria,

➢	diversion of management’s attention to expansion efforts,

➢	unanticipated costs and contingent liabilities associated with acquisitions,

➢	failure of acquired businesses to achieve expected results,

➢	our failure to retain key customers or personnel of acquired businesses and

➢	difficulties entering markets in which we have no or limited experience.

These risks, as well as other circumstances that often accompany expansion through acquisitions, could inhibit our growth and negatively impact our operating results. In addition, the size, timing and success of any future acquisitions may cause substantial fluctuations in our operating results from quarter to quarter. Consequently, our operating results for any quarter may not be indicative of the results that may be achieved for any subsequent quarter or for a full fiscal year.

Our failure to integrate the operations of acquired businesses successfully into our operations or to manage our anticipated growth effectively could materially and adversely affect our business and operating results.

In order to pursue a successful acquisition strategy, we must integrate the operations of acquired businesses into our operations, including centralizing certain functions to achieve cost savings and pursuing programs and processes that leverage our revenue and growth opportunities. The integration of the management, operations, and facilities of acquired businesses with our own could involve difficulties, which could adversely affect our growth rate and operating results. We may be unable to complete effectively the integration of the management, operations, facilities, and accounting and information systems of acquired businesses with our own; to manage efficiently the combined operations of the acquired businesses with our operations; to achieve our operating, growth and performance goals for acquired businesses; to achieve additional revenue as a result of our expanded operations; or to achieve operating efficiencies or otherwise realize cost savings as a result of anticipated acquisition synergies. Our rate of growth and operating performance may suffer if we fail to manage acquired businesses profitably without substantial additional costs or operational problems or to implement effectively combined growth and operating strategies.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Controls and Procedures

At this time, Earth Friendly plans to use the controls and procedures used by Real Goods Solar and to implement changes after consummation of the proposed merger.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks, which include changes in interest rates and economic conditions. We do not engage in financial transactions for trading or speculative purposes. We do not purchase significant amounts of our product inventory from vendors outside of the United States. However, vendors from whom we purchase products may be impacted by changes in foreign currency exchange rates and those changes could impact the prices we pay for products.

INFORMATION ABOUT REAL GOODS SOLAR

Our Business

We are a leading residential and commercial solar energy EPC provider. We offer turnkey services, including design, procurement, permitting, build-out, grid connection, financing referrals and warranty and customer satisfaction activities. Our solar energy systems use high-quality solar photovoltaic modules from manufacturers such as Kyocera, Sharp, SunTech, and SunPower. We use proven technologies and techniques to help customers achieve meaningful savings by reducing their utility costs. In addition, we help customers lower their emissions output and reliance upon fossil fuel energy sources.

We have over 30 years of experience in residential solar energy, beginning with our sale in 1978 of the first solar photovoltaic, or PV, panels in the United States. We have sold a variety of solar products to more than 30,000 customers since our founding. Our focused customer acquisition approach and our efficiency in converting leads into customers enable us to have what we believe are low customer acquisition costs. We believe that our Real Goods brand has a national reputation for high quality customer service in the solar energy market, which leads to a significant number of word-of-mouth referrals and new customers. Our Solar Living Center in Hopland features interactive demonstrations for renewable energy and environmentally sensible technologies and is the largest facility of its kind, with more than 2.5 million visitors since it opened in 1996.

Our History

We were incorporated in Colorado in 2008 as a successor to a business that began in 1978 and was privately held until 1991. Our predecessor became Real Goods Trading Corporation, which was publicly traded from 1991 to 2001 when it was acquired by Gaiam. We operated essentially as a separate business (except for certain consolidated corporate functions) from 2001 to 2008, when operations were moved into our corporate entity, Real Goods Solar, Inc., upon its formation. We acquired Marin Solar in November 2007, Carlson Solar in January 2008, Independent Energy Systems (“IES”) in August 2008, and Regrid Power, Inc. (“Regrid Power”) in October 2008.

Growth Strategy

Our goal is to continue to build on our industry-leading position and be the largest and most profitable residential solar energy integrator in the United States. We intend to pursue the following strategies to achieve this goal:

•

Enhance and leverage the Real Goods Solar brand name to increase our market presence. We intend to enhance and leverage the Real Goods Solar brand name and our reputation for customer service to continue to win business in existing markets and to expand into new markets in which our competitors have little or no brand recognition.

•	Expand into markets in which legislation and government incentives are favorable for solar energy. We plan to expand the geographic scope of our business as jurisdictions adopt new or improve existing incentive programs that enhance the economics of solar energy systems for a broader customer base. In addition to the $3.4 billion California Solar Initiative, or CSI, adopted in 2007, a number of states, including Arizona, Colorado, Connecticut, Hawaii, Massachusetts, Nevada, New Jersey and New York, have adopted legislation and incentives favorable to solar energy and other states are considering adopting such legislation and incentives. Federal law provides a 30% investment tax credit that was extended for eight years in 2008, when the $2,000 cap on the credit for residential systems was removed. We believe that this tax credit will continue to stimulate the residential solar market on a national basis.

•

Consolidate the fragmented U.S. solar energy system installation market. The U.S. solar energy system installation market remains highly fragmented, with over 300 independent installers or integrators in California alone. We intend to continue our consolidation activities in order to penetrate new markets, expand our business and further enhance our national brand and leverage our national marketing programs. We plan to create economies of scale through our consolidation activities in order to increase our operating efficiencies, with a goal of improving our margins and profitability.

•

Expand our “community of customers” to enhance revenue and lower our customer acquisition costs. We intend to leverage the reputation for authenticity associated with our Real Goods Solar brand to expand our “community of customers,” which cares deeply about solar energy and a renewable energy lifestyle and views us as the premier provider of products, services and support to enable this lifestyle. We intend to leverage our customer base to continue to provide us with new leads and referrals, which, in conjunction with our cross-marketing efforts, should allow us to continue to lower our customer acquisition costs.

•

Make a difference in the world. We intend to promote our solar energy systems and sustainable living resources as a way for individuals and communities to reduce their carbon footprint, eliminate U.S. dependence on foreign and fossil fuel-based energy sources and foster a culture of respect for the Earth and its natural resources for the benefit of future generations.

Competitive Advantages

We believe that we have a number of advantages over our competitors, including the following:

•

Brand recognition and authenticity. We believe that our customers often buy our solar energy systems because of the strength of the Real Goods Solar brand, our longevity in the marketplace and our reputation for excellent customer service. As a result of over 30 years of operating in the solar energy industry, we believe that we are frequently the first company in the industry approached by new solar companies with innovative products.

•

Strength of management. We have a highly experienced management team. Our President and CEO, William Yearsley, has over 30 years experience in the construction industry, including 10 years experience as chief executive officer and experience successfully integrating acquisitions, and for the last four years served as a professor of civil engineering at the University of Colorado, Boulder. Our founder, John Schaeffer, who currently serves as President of Residential and a member of our board of directors, has more than 30 years of experience in the solar energy industry. In addition, our Chief Financial Officer, Erik Zech, has over 10 years of investment banking experience, with a focus on mergers and acquisitions. Also, our Chairman, Jirka Rysavy, founded and grew Corporate Express from $30 million to $3 billion in revenue in less than five years, and founded Gaiam. Mr. Rysavy and other members of our management team have considerable experience in the consolidation of fragmented industries, having acquired over 250 companies.

•	Strong brand name and reputation. Our strong brand name and reputation for outstanding customer service provide us with word-of-mouth referrals.

•

Strong supplier base. We maintain strong relationships with many leading solar PV module manufacturers, including Kyocera, Sharp, SunTech, and SunPower, which provides us with continued access to a supply of our key system components and early review of innovative market products. Our financial strength and market position enable us to purchase directly from these manufacturers which lowers our purchasing costs relative to those of our competitors that are only able to purchase through third-party distributors.

•

Strong balance sheet. We had $14.6 million of cash at June 30, 2011. We believe that our strong balance sheet and our financial strength meaningfully differentiate us from our competitors, providing our suppliers and customers with confidence in our financial strength and longevity, and further supporting our consolidation strategy.

Industry Overview

We believe that as demand for electric power increases, the electric power industry will face various challenges, including the following:

•

Power industry at peak capacity with aging infrastructure. A majority of U.S. power plants in highly populated areas approach capacity during times of peak usage. Additionally, over half of U.S. power plants are more than 30 years old. In order to meet the rising demand for electric power, additional plants will need to be constructed and the aging existing plant infrastructure will require significant capital investment.

•

Finite natural resources. Non-renewable energy resources are finite. Although coal, the largest non-renewable energy resource, is estimated to have over 100 years of reserves left, the rate of global energy consumption is expected to continue to increase, jeopardizing economical access to sufficient energy supply for future generations if renewable energy sources are not developed.

•

Increased electricity rates. As a result of aging infrastructure and high energy demand, residential and commercial customers are facing rising electricity rates, creating economic pressures for consumers and businesses alike.

•

Pollution and climate change concerns. Non-renewable, fossil fuel-based energy sources, including coal, create environmental pollution, and there is significant local resistance to new coal-fired power plants in populated areas. Concerns about climate change, global warming and greenhouse gas emissions have resulted in international efforts to reduce such emissions, and various states have enacted stricter emissions control laws or mandated that utilities comply with renewable portfolio standards (“RPS”), which require the generation of a certain amount of power from renewable sources. We believe that increased concerns about climate change are likely to result in increased focus on alternative energy sources.

Because the solar energy industry offers solutions to these challenges, we believe it has extremely large growth potential. Currently, less than one percent of the world’s power is generated from solar energy sources.

Drivers of Solar Energy Industry Growth

We expect a number of factors will contribute to growth in the solar energy industry, including the following:

•

Legislative initiatives. A number of initiatives have been enacted by the federal government and various states, municipalities and utilities that encourage or require the installation of grid-tied solar energy systems. In 1996, the state of California enabled individual energy systems to tie into the conventional utility grid and began to require that various rebates and incentives be provided to support the use of solar energy systems, making California the focus for the development of the solar energy market in the United States. By early 2010, California had over 80,000 installed residential solar energy systems and accounted for approximately two-thirds of the U.S. residential market for solar energy systems. California is the largest market in the United States, accounting for more than 50% of total installations. The California Solar Initiative (CSI) provides for the expenditure of up to $3.4 billion in incentives for installation of solar energy systems with generation capacity of

3 GW of electricity by 2017. California has also mandated an increase in the percentage of renewable energy retail sales by certain utilities to 20%, with a goal of 33% by 2020. Colorado has enacted an RPS goal of 20% for investor-owned utilities and 10% for electric cooperatives and municipal utilities serving more than 40,000 customers by 2020. In some jurisdictions, such as Colorado, operation of a solar energy system that is located on the property of a utility customer can satisfy a portion of the utility’s RPS requirements.

•

Financial incentives. As these RPS programs are implemented, it is common for financial incentives to be made available, making the purchase of solar energy systems more affordable and opening additional solar markets in the United States.

•

Rebates. Rebates offered to customers or integrators reduce the initial cost of solar energy systems. Several states, including California and Colorado, require certain utilities to offer rebates that can substantially reduce the costs of installing solar energy systems. California’s residential rebate is currently $0.35 to $1.10 per watt. Colorado’s largest utility currently offer a total effective rebate of $1.75 per watt. These rebates, coupled with tax credits, substantially reduce the customer’s out-of-pocket cost for purchasing a solar energy system.

•

Tax credits. There is currently a 30% federal tax credit for residential and commercial solar energy systems, and in October 2008 Congress extended the availability of this credit for both residential and commercial solar installations for another eight years and eliminated the $2,000 cap on the tax credit for residential installations.

•

Other incentives. Other incentives, such as net metering, time-of-use credits and performance-based incentives, are provided to consumers based on the amount of electricity their solar energy systems generate. Currently, over three quarters of the states have required some of their utility providers to accept net metering. Net metering allows residential and small-scale commercial solar energy producers to sell excess power generated by their systems to their utility companies, through existing electric meters, at standard retail prices. Time-of-use metering allows customers to sell solar power to their utility for higher rates during peak times when traditional loads are at their highest demand. These customers can then buy back electricity from the utilities during off-peak times at a much lower rate, providing them an additional financial benefit for solar installations. Performance-based incentives, or PBIs, reward customers based on the generation of their solar energy over time, as opposed to through an initial rebate. The CSI currently requires that residential customers who choose not to accept the purchase rebate be provided a PBI of $0.05 to $0.15 per kilowatt-hour for a period of five years. This PBI amount declines in steps as the aggregate number of residential solar energy systems increases.

•

Renewable energy credits. In many states, the installation of a solar energy system generates a renewable energy credit, or REC, which is marketable in certain states. For the states that we currently operate in, these RECs are of little value in the hands of individual solar energy system owners because of the limited market for RECs and the associated transaction costs, which are high relative to the value of RECs typically available to an individual residential user. In some cases, we will retain the RECs that result from our integration projects, and we expect additional revenues may be generated from the sale of these aggregated RECs in the future if a market for RECs develops.

•

Property tax exemptions. In certain jurisdictions, such as California, assessors are prohibited from increasing a solar energy system owner’s property tax assessment as a result of the added value of qualified solar energy systems.

•	Benefits of solar energy systems. Solar energy as a source of electrical power offers the following benefits compared to conventional energy sources:

•

Lower energy prices. The cost of electricity generated by a solar energy system is essentially fixed at the time of installation, providing a hedge against utility electricity price increases and inflation. Solar energy systems generate much of their electricity during the afternoon when the sun’s rays are strongest and when the greatest demand for electricity for air conditioning occurs. Customers can use their solar energy systems’ energy to replace peak time conventional electricity, which can be more expensive and less reliable than electricity purchased during non-peak times. In addition, solar energy systems typically have low operating expenses because the systems require minimal maintenance over their expected lives.

•

Versatility and ease of installation. Solar energy systems can generate electricity in any location that receives sunlight, while relatively fewer locations have both the infrastructure and natural resources required to support other forms of renewable energy, including hydroelectric, wind and geothermal. Solar energy systems can be installed directly at sites where power is needed, reducing conventional electrical transmission and distribution costs.

•

Security. The use of solar energy systems improves energy security by reducing fossil fuel purchases from hostile or politically or economically unstable countries and by reducing power strains on local electrical transmission and distribution systems.

Challenges to the Solar Energy Industry

We believe growth in the solar energy industry faces the following challenges:

•

Customer economics and financing. The decision to install a solar energy system represents a significant investment of approximately $10,000 to $30,000 or more (net of rebates and federal tax credits), if purchased outright, for the typical home. Financing sources specifically for solar energy systems, including loans and system leases, are not always available depending upon the state and the customer’s credit rating. The return on each customer’s investment in a solar energy system will occur over a different period or at a different rate depending upon individual circumstances. A potential purchaser has to weigh the initial investment decision against the longer-term utility cost reductions, increased property value and low system maintenance costs provided by a solar energy system.

•

Evolving regulatory landscape. The solar energy industry is significantly driven by federal, state and local regulations and incentives, which are continually changing. Changes in regulations and incentives could adversely affect the economic viability of solar energy systems.

•

Supply of solar PV modules. At times in recent years, there has been a global shortage of solar PV modules, which has resulted in some price increases and limited availability for solar PV modules. While we believe that the risk of future shortages has lessened, it is always a possibility.

•

Cost of traditional energy sources. The cost of solar power generation is often compared by customers to the cost of traditional sources of electricity generation such as coal. Traditional power plants are relatively cheap to build but expensive to operate when the true price of their environmental impact is considered. Solar power plants are more expensive to build but cheaper to operate over the long-term, with minimal environmental impact. The growth of the solar power industry is dependent on how consumers weigh the relative importance of construction costs relative to the operating costs for both types of electricity production and the extent to which government mandates require traditional power plants to incorporate environmental costs.

•

Challenging economic environment. The recent recession has created a challenging business climate for the purchase of solar systems. We believe that many customers remain interested in solar but are electing to postpone their decision to install a system until they have better visibility into the economy and their own personal financial situation.

Services

We offer turnkey solar energy services, including design, procurement, permitting, build-out, grid connection, financing referrals and warranty and customer satisfaction activities. We install residential and commercial systems that are generally between 3 kW and 500 kW output, with the average residential installation being approximately 5 kW output. We also on occasion install larger commercial projects of up to 3MW output.

We design and build our solar energy systems to meet each customer’s individual needs and circumstances. We assess a customer’s annual power requirements and average daily consumption rates in different seasons of the year to size the solar energy system and engineer its wiring. We assess the customer’s roof size, configuration, and composition to determine the optimum location for the solar PV modules. We factor in information about the customer’s electrical service territory and its rate structures and the customer’s budget and preferred financing method, as well as the customer’s aesthetic preferences. We also identify the relevant federal, state and local regulations, including building codes, that are important to the cost, operation and return on investment of the customer’s solar energy system, as well as relevant tax rates and various other factors. We assess this data using solar monitoring tools and analytical calculations, which enable us to design a solar energy system to a size and configuration that maximizes energy efficiency for each customer’s circumstances.

We prepare final construction plans to obtain a building permit which is necessary for rebate processing. We also provide customers with a return on investment analysis and determine the rebates and performance-based incentives that are available to each customer. As soon as the building permit is approved, our installation professionals begin the installation by placing metal racking on the customer’s roof (or by building a ground mount in certain situations), followed by installation of the solar PV modules, inverter(s) and the balance of systems components and safety equipment. We do not custom manufacture solar PV modules or inverters, but rather purchase these manufactured components for incorporation into our constructed solar energy systems.

After the solar PV modules and inverter(s) are installed on the customer’s home or business, we obtain a final inspection of the installation by the local building department, prepare and submit all rebate applications to the appropriate rebating jurisdiction and at the same time apply for the local utility company to interconnect the customer’s solar energy system to the utility grid. The entire process from signing of the contract through final inspection by the local building department typically takes between 60 to 90 days, with the actual installation work usually requiring two to three days.

Solar Energy Systems

A basic solar energy system has no moving parts and consists of a number of solar PV modules wired together and mounted on a metal framing structure, an inverter and the balance of systems and safety equipment necessary to connect the system to the customer’s existing utility service.

•

Solar PV modules. We source solar PV modules from several primary manufacturers: Kyocera, Sharp, SunTech, and SunPower. These modules range in conversion efficiency from 12% to 19%. Solar PV modules can be manufactured using different semiconductor materials, including mono- and poly-crystalline silicon, amorphous silicon, gallium arsenide, copper indium gallium selenide, or CIGS, and cadmium telluride. Developments in solar PV technology have generated advances in the conversion efficiency of solar PV cells, reductions in manufacturing costs and improvements in manufacturing yields.

•

Inverters. An inverter is an electronic device that converts the low-voltage DC power generated by solar PV modules to conventional 120-volt AC power used by standard household lights and appliances. While an inverter may need to be replaced approximately 15 years after installation, other system components typically do not require replacement during the 20- to 25-year warranty period applicable to solar PV modules. Individual solar energy systems are connected to the utility grid by an inverter, which also allows the excess electricity produced to flow into the grid, causing the customer’s electric meter effectively to run backwards, to the credit of the customer’s utility account, sometimes at standard retail prices. A customer that has a grid-connected solar energy system draws energy from the grid through the conventional local utility when the sun is not shining, or when household energy consumption exceeds the solar energy system’s energy generation capacity.

Warranty Terms

Most manufacturers of solar PV modules currently offer a 20- to 25-year transferable warranty of their products. We offer a 10-year parts and labor warranty, which may also involve claims of property damage arising from the installation.

We generally handle manufacturer warranty claims for solar PV modules as part of our customer service and we are typically reimbursed by the manufacturers for our labor and materials. Historically, our costs associated with warranty claims have been minimal.

Financing

While many of our customers choose to purchase their solar energy systems without the use of financing, we also connect our customers with preferred third-party financing sources. We also work with solar financiers who lease solar systems to our customers over 10 to 20 year periods. We handle some of the administrative processing for our customers that choose to use third-party financing or leasing. Loss of preferred third-party financing and leasing sources for our customers could adversely affect our business as it would reduce funding alternatives available to homeowners seeking to install a solar system.

Sales and Marketing

Our conventional marketing program includes presentation booths at tradeshows and consumer shows, Internet search engine optimization, pay-per-click ad words, Internet banner advertisements, affiliate marketing programs, community involvement initiatives and customer referral programs.

To enhance our solar energy integration business by generating leads of potential solar energy system customers and promoting our brand awareness, we operate our Solar Living Center and maintain a robust website. Our website provides pricing tools, media programming, in-depth articles and product information, and how-to instructional content. We also receive new customer leads from the referrals of our satisfied customers, through our customer rewards and affinity programs, from designers and architects with whom we have worked on previous projects, and through the strength and longevity of our Real Goods Solar brand name and reputation. We believe that these attractive sources of leads lower our customer acquisition costs to below what we estimate they would be if we were to rely solely on traditional marketing methods such as print, radio, television and Internet search words.

After we receive these high-quality leads, our inside sales representatives conduct an extensive telephone interview of the potential customer during which we determine, among other things, information about the customer’s site, location, and solar exposure, and that the customer and any relevant family member or co-owner is genuinely interested in and able to finance the purchase of a solar energy system. We use this focused customer qualification process to identify which potential customers are most likely to respond positively to our direct sales efforts before we make a site visit to the customer’s location. We then utilize our direct sales force to pursue these qualified leads. This qualification process further lowers our customer acquisition costs because it narrows our customer leads and allows us to focus our direct sales efforts on highly targeted customers.

We own the Real Goods Solar Living Center, which is located on a 12-acre campus in Hopland, California, approximately 95 miles north of San Francisco. The Solar Living Center is a demonstration site for the technology and culture of solar living and serves as a very effective source of qualified leads for solar installations. In 2010, the Solar Living Center had over 120,000 visitors. Since it opened in 1996, more than 2.5 million people have visited the Solar Living Center, and it has become one of the largest tourist attractions in Northern California throughout the year.

Customers

Our residential customers have historically shared a number of characteristics. They tend to be college-educated homeowners, 30 to 65 years in age, high-income earners who are generally motivated both by environmental and economic reasons to install a solar energy system. Our residential solar energy systems are generally 10kW or smaller in size, and our commercial solar energy systems are generally no larger than 500 kW in size. Our typical residential customer is connected to the utility grid. Our commercial customers have included wineries, schools, apartment buildings, low income housing communities, churches and retail facilities.

Suppliers

We do not manufacture solar PV modules, inverters or other components used in our solar energy systems, but purchase those components directly from manufacturers or, in some cases, from third-party distributors. We purchase solar PV modules manufactured by Kyocera, Sharp, SunTech, and SunPower. We purchase inverters manufactured by SMA, Enphase and others. We currently purchase the components used in our solar energy systems on a purchase order basis from a select group of manufacturers or suppliers. If we are unable to purchase from any of these sources in the future, we do not believe we would have difficulty in securing alternative supply sources, because all of the components we use in our solar energy systems are available from a number of different sources. With that said, the world-wide market for solar PV modules has from time to time experienced shortages of supply that have increased prices and affected availability.

Competition

The solar energy industry is in its early stages of development and is highly fragmented, consisting of many small, privately held companies with limited resources and operating histories but some of which benefit from operating efficiencies or low overhead requirements. A number of competitors exist in the California and Colorado markets, including companies such as REC Solar and Solar City. Several of our competitors have expanded their market share by opening multiple offices within these states. We estimate that we are currently in the top two residential solar energy system installers in California; we are not aware of published data regarding competitive positions in Colorado. We compete on factors such as brand recognition, quality of services and products, pricing, speed and quality of installation.

Regulations

Solar integrator services are subject to oversight and regulation by national and local ordinances, including building, zoning and fire codes, environmental protection regulations, utility interconnection requirements for metering and other rules and regulations. Our design and engineering teams design and install solar energy systems to comply with these varying standards as well as to minimize the installation and operating costs of each system. Our operations are also subject to generally applicable laws and regulations relating to discharge of materials into the environment and protection of the environment; however, because our operations do not typically involve any such discharge, there are no material effects on our business relating to our compliance with such environmental laws and regulations.

Intellectual Property

Our tradenames are Real Goods, which was last renewed in 2004, and Real Goods Solar, which is pending a trademark application. We believe these trademarks are significant assets to our business. The Real Goods trademark registration is valid for ten years and we endeavor to maintain such registrations as valid and current by filing all required renewal forms when due. In addition, we hold the copyright for most of the contents of the “Solar Living Sourcebook.”

Seasonality

We have historically experienced seasonality in our business, with the first quarter representing our slowest quarter of the year. Additionally, the fourth quarter can be impacted by unfavorable weather in certain geographic regions. Much of the seasonality in the business in previous quarters has been offset by changes in government activities as well as strong organic growth.

Employees

As of August 10, 2011, we had approximately 235 full-time and 26 part-time employees, including installation personnel. As of that date, the combined company would have approximately 361 full-time and 30 part-time employees, including installation personnel.

Properties

We own a 12-acre campus in Hopland, California, which includes offices, our retail store, and the Solar Living Center. We lease office space from Gaiam in Louisville, Colorado, which is our corporate headquarters. We also lease office and warehouse facilities in San Rafael, California; Murrieta, California; Santa Cruz, California; San Jose, California; Fresno, California; and Denver, Colorado; Cloverdale, California; and Fullerton, California.

Legal Proceedings

From time to time, we are involved in legal proceedings that we consider to be in the normal course of business. We do not believe that any of these proceedings will have a material adverse effect on our business.

Market for Our Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Stock Price History

Our Class A common stock is listed on the NASDAQ Global Market under the symbol “RSOL”. On August 10, 2011, we had 14 shareholders of record and 15,801,129 shares of Class A Common Stock outstanding. We have 2,153,293 shares of Class B Common Stock outstanding, held by one shareholder.

The following table sets forth certain sales price and trading volume data for our Class A Common Stock for the periods indicated:

	High	Low	Close	Average Daily Volume

Fiscal 2011:

Second Quarter	$2.99	$2.22	$2.99	25,140

First Quarter	$2.92	$2.35	$2.65	39,339

Fiscal 2010:

Fourth Quarter	$4.07	$2.35	$2.55	28,509

Third Quarter	$3.73	$2.25	$3.69	15,580

Second Quarter	$4.80	$3.00	$3.16	21,498

First Quarter	$3.91	$2.87	$3.41	13,357

Fiscal 2009:

Fourth Quarter	$3.68	$1.95	$3.23	24,842

Third Quarter	$3.14	$2.11	$2.61	39,900

Second Quarter	$4.40	$1.50	$2.59	87.392

First Quarter	$4.25	$1.42	$2.01	102,718

Dividend Policy

We have not declared or paid any cash dividends on our Class A common stock, and we do not anticipate doing so in the foreseeable future. We currently intend to retain future earnings, if any, to operate our business and support our future growth strategies. Any future determination to pay dividends on our Class A common stock will be at the discretion of our board of directors and will depend on our financial condition, results of operations, contractual restrictions, restrictions imposed by applicable law, capital requirements and other factors that our board of directors deems relevant.

Sale of Unregistered Securities

We had no sales of unregistered securities in 2010 or during the three and six months ended June 30, 2011, although as described above, we agreed to issue unregistered shares upon the consummation of our Merger, pursuant to the terms and conditions of the Merger Agreement.

Equity Compensation Plan Information

The following table summarizes equity compensation plan information for our Class A Common Stock as of the end of 2010:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders	870,000	$2.94	57,551

Equity compensation plans not approved by security holders	—	$—	—

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Total	870,000	$2.94	57,551

Management’s Discussion & Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the condensed consolidated financial statements and related notes included elsewhere in this document. This section is designed to provide information that will assist in understanding our condensed consolidated financial statements, changes in certain items in those statements from period to period, the primary factors that caused those changes and how certain accounting principles, policies and estimates affect the condensed consolidated financial statements.

Overview

We are a leading residential and commercial solar energy EPC provider. We offer turnkey solar energy services, including design, procurement, permitting, build-out, grid connection, financing referrals and warranty and customer satisfaction activities. We install residential and commercial systems that are generally between 3 kW and 500 kW output, with the average residential installation being approximately 5 kW output. We also on occasion install larger commercial projects of up to 3MW output.

Our revenues primarily result from the installation of solar energy systems. We also derive a portion of our revenues from the retail sale of renewable energy products. Our expenses primarily consist of labor costs incurred in connection with solar installations, product costs for solar photovoltaic modules and other products sold, and related office and warehouse costs.

The second quarter of 2011 saw record revenue of $20.0 million. We grew revenues through marketing and sales initiatives, while at the same time controlling expenses by optimizing the business and realizing cost savings through the integration of previously acquired businesses onto a single set of systems and a unified brand. Acquisition-related costs during the second quarter associated with the Alteris acquisition were $2.0 million. We have also been making investments in the business to help drive future growth in areas such as commercial installation operations and lead generation initiatives.

During the second half of 2011, we anticipate continuing to build on our growth initiatives by expanding marketing and sales efforts to further leverage our solar installation capabilities. We will also be working to integrate Alteris and trying to drive benefits from the resulting scale of the combined company.

Mergers and Acquisitions

Marin Solar, Inc.

On November 1, 2007, we purchased 100% ownership of Marin Solar for $3.2 million in cash, plus direct acquisition costs of approximately $0.2 million. As additional consideration we granted to the sellers warrants to purchase 40,000 shares of our Class A common stock at an exercise price of $3.20 per share, which vested 50% upon our initial public offering. Following such initial vesting, 2% of the warrants will vest each month thereafter. The warrants have a seven year term.

Carlson Solar

On January 1, 2008, our 88.4% owned subsidiary acquired certain of the assets of and assumed certain liabilities from Carlson Solar for $3.2 million in cash, plus direct acquisition costs of approximately $0.2 million. As part of the acquisition, as additional consideration, we granted warrants to purchase 30,000 shares of our Class A common stock at an exercise price of $3.20 per share, which vested 50% upon our initial public offering. Following such initial vesting, 2% of the warrants will vest each month thereafter. The warrants have a seven year term. The assets acquired were determined to have all inputs and processes necessary for the transferred assets to continue to conduct normal operations after acquisition; accordingly, the purchase price was treated as a business combination. On May 23, 2008, we exchanged 280,000 shares of our Class A common stock for our current Chief Financial Officer’s 11.6% ownership in Real Goods Carlson Inc.

Independent Energy Systems, Inc.

On August 1, 2008, we acquired 100% ownership of IES for $3.3 million in cash and $0.3 million worth of our Class A common stock, plus direct acquisition costs of approximately $0.2 million.

Regrid Power, Inc.

On October 1, 2008, we acquired 100% ownership of Regrid Power through a merger into one of our subsidiaries, for an aggregate of $3.8 million in cash and 2,047,256 shares of our Class A common stock, plus the assumption of certain liabilities, subject to post closing adjustments, plus direct acquisition costs of approximately $0.3 million. During 2009, as purchase price true-up and contingent consideration related to this acquisition, we issued 163,504 shares and 200,000 shares, respectively, of our Class A common stock with an estimated combined fair value of $0.7 million.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following to be critical accounting policies whose application have a material impact on our reported results of operations, and which involve a higher degree of complexity, as they require us to make judgments and estimates about matters that are inherently uncertain.

Revenue Recognition

Revenue consists of solar energy system installation fees and sales of renewable and sustainable energy products. We recognize revenue from fixed price contracts using either the completed or percentage-of-completion method, based on the size of the solar energy system installation. We recognize revenue from solar energy system installations of less than 100 kilowatts, or kW, when the installation is substantially complete, while we recognize revenue from solar energy system installations equal to or greater than 100 kW on a percentage-of-completion basis, measured by the percentage of contract costs incurred to date to total estimated costs for each contract. We recognize revenue from the sale of renewable and sustainable energy products when the following four basic criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectability is reasonably assured.

Allowances for Doubtful Accounts and Product Returns

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We make estimates of the collectability of our accounts receivable by analyzing historical bad debts, specific customer creditworthiness, and current economic trends. If the financial condition of our customers were to deteriorate such that their ability to make payments to us was impaired, additional allowances could be required.

Inventory

Inventory consists primarily of solar energy system components (such as solar panels and inverters) and finished goods held for sale at our Solar Living Center located in Hopland, California. We state our inventory at the lower of cost (first-in, first-out method) or market. We identify the inventory items to be written down for obsolescence based on the item’s current sales status and condition. We write down discontinued or slow moving inventories based on an estimate of the markdown to retail price needed to sell through our current stock level of the inventories.

Goodwill

Goodwill represents the excess of the purchase consideration over the estimated fair value of assets acquired less liabilities assumed in a business acquisition. Goodwill is reviewed for impairment annually or more frequently if impairment indicators arise. We compare the estimated fair value of a reporting unit with its carrying amount, including goodwill. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. If the carrying amount of a reporting unit exceeds its estimated fair value, the goodwill impairment test is performed to measure the amount of impairment loss. Since we operate in only one business segment, we assess impairment at the enterprise level. The annual process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment at many points during the analysis. In assessing our goodwill for impairment, we use a combination of factors, including comparable company market values and multiples of revenue to the extent the information is available. If comparable market information is insufficient, we expect to supplement our assessment with other approaches, such as present value techniques, which will require us to make estimates and judgments about our future cash flows. These cash flow forecasts will be based on assumptions that are consistent with the plans and estimates we use to manage our business. Application of alternative assumptions could yield significantly different results.

Purchase Accounting

We account for the acquisition of a controlling interest in a business using the purchase method. In determining the estimated fair value of certain acquired assets and liabilities, we make assumptions based upon historical and other relevant information and, in some cases, independent expert appraisals. Assumptions may be incomplete, and unanticipated events and circumstances may occur that could affect the validity of such assumptions, estimates, or actual results.

Stock-Based Compensation

We recognize compensation cost for share-based awards based on the estimated fair value of the award on date of grant. We measure compensation cost at the grant date based on the estimated fair value of the award and recognize compensation cost upon the probable attainment of a specified performance condition or over a service period. We use the Black-Scholes option pricing model to estimate the fair value for purposes of accounting and disclosures. In calculating this fair value, there are certain highly subjective assumptions that we use, as disclosed in note 6 of the notes to our consolidated financial statements, consisting of estimated market value of our stock, the expected life of the option, risk-free interest rate, dividend yield, and volatility. The use of a different estimate for any one of these components could have a material impact on the amount of calculated compensation expense. We do not recognize share-based compensation expense unless the vesting of performance condition options is probable. Prior to our initial public offering, we determined the estimated fair value of our common stock at the date of grant of stock awards based on the combination of two factors: an independent offer to purchase a portion of us in exchange for preferred stock and the value of recent acquisitions.

Income Taxes

For financial reporting purposes, income tax expense and deferred income tax balances are calculated as if we were a separate entity and had prepared our own separate tax return during all applicable periods. We provide for income taxes pursuant to the liability method. The liability method requires recognition of deferred income taxes based on temporary differences between financial reporting and income tax bases of assets and liabilities, using current enacted income tax rates and regulations. These differences will result in taxable income or deductions in future years when the reported amount of the asset or liability is recovered or settled, respectively. Considerable judgment is required in determining when these events may occur and whether recovery of an asset, including the utilization of a net operating loss carryforward prior to its expiration, is more likely than not.

Effective January 1, 2007, we adopted the FASB’s guidance on accounting for uncertain tax positions. Under the FASB’s guidance, we must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. We measure the tax benefits recognized in the consolidated financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding our income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to our subjective assumptions and judgments which can materially affect amounts recognized in our consolidated financial statements.

Results of Operations

Three Months Ended June 30, 2011 Compared to Three Months Ended June 30, 2010

Net revenue. Net revenue increased $2.4 million, or 13.8%, to $20.0 million during the second quarter of 2011 from $17.5 million during the second quarter of 2010. The majority of the revenue growth was organic through sales and marketing initiatives, with $1.1 million attributable to our acquisition of Alteris.

Gross profit. Gross profit increased $0.3 million, or 6.4%, to $5.4 million during the second quarter of 2011 from $5.0 million during the second quarter of 2010. As a percentage of net revenue, gross profit decreased to 26.9% during the second quarter of 2011 from 28.7% during the second quarter of 2010. The decrease in gross profit percentage was due to a shift in revenue mix towards lower margin commercial installations.

Selling and operating expenses. Selling and operating expenses increased $0.7 million, or 16.6%, to $4.6 million during the second quarter of 2011 from $3.9 million during the second quarter of 2010. As a percentage of net revenue, selling and operating expenses increased to 23.0% during the second quarter of 2011 from 22.4% during the second quarter of 2010. Approximately two-thirds of the increase was the result of an investment in our commercial operations, with the remainder due to increased sales commissions, greater marketing expenditures and higher travel costs, partially offset by the leveraging of fixed costs.

General and administrative expenses. General and administrative expenses decreased $45 thousand, or 6.6%, to $0.6 million during the second quarter of 2011 from $0.7 million during the second quarter of 2010. As of percentage of net revenue, general and administrative expenses decreased to 3.2% during the second quarter of 2011 from 3.9% during the second quarter of 2010. The decrease was due primarily to lower legal and insurance costs.

Acquisition-related costs. Acquisition-related costs were $2.0 million during the second quarter of 2011 and were the result of our acquisition of Alteris.

Income tax benefit. Income tax benefit during the second quarter of 2011 was reduced by certain nondeductible acquisition-related costs for the Alteris acquisition that for tax purposes were capitalized into the basis of the stock investment.

Net income (loss). As a result of the above factors, net loss was $1.6 million during the second quarter of 2011 compared to net income of $268 thousand during the second quarter of 2010. Net loss per share was $0.08 during the second quarter of 2011 compared to net income per share of $0.02 during the second quarter of 2010.

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

Net revenue. Net revenue increased $4.8 million, or 14.9%, to $37.4 million during the first half of 2011 from $32.5 million during the first half of 2010. Three quarters of the revenue growth was organic and primarily driven by marketing and sales initiatives, with the remainder attributable to our acquisition of Alteris.

Gross profit. Gross profit increased $1.3 million, or 14.6%, to $10.4 million during the first half of 2011 from $9.1 million during the first half of 2010. As a percentage of net revenue, gross profit decreased slightly to 27.8% during the first half of 2011 from 27.9% during the first half of 2010. The decrease in gross profit percentage was due to a shift in revenue mix towards lower margin commercial installations.

Selling and operating expenses. Selling and operating expenses increased $1.6 million, or 21.6%, to $8.9 million during the first half of 2011 from $7.3 million during the first half of 2010. As a percentage of net revenue, selling and operating expenses increased to 23.7% during the first half of 2011 from 22.4% during the first half of 2010. Approximately half of the increase was the result of an investment in our commercial operations, with the remainder due to increased sales commissions, greater marketing expenditures and higher travel costs, partially offset by the leveraging of fixed costs.

General and administrative expenses. General and administrative expenses remained consistent at $1.3 million during the first halves of both 2011 and 2010. As of percentage of net revenue, general and administrative expenses decreased to 3.5% during the first half of 2011 from 4.1% during the first half of 2010. The decrease in the percentage was the result of leveraging fixed costs.

Acquisition-related costs. Acquisition-related costs were $2.0 million during the first half of 2011 and were the result of our acquisition of Alteris.

Income tax expense (benefit). Income tax benefit during the first half of 2011 was reduced by certain nondeductible acquisition-related costs for the Alteris acquisition that for tax purposes were capitalized into the basis of the stock investment.

Net income (loss). As a result of the above factors, net loss was $1.5 million during the first half of 2011 compared to net income of $285 thousand during the first half of 2010. Net loss per share was $0.08 during the first half of 2011 compared to net income per share $0.02 during the first half of 2010.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Net revenue. Net revenue increased $13.0 million, or 20.2%, to $77.3 million during 2010 from $64.3 million during 2009. All the revenue growth was organic and was primarily driven by an increase in marketing and sales initiatives.

Gross profit. Gross profit increased $5.6 million, or 34.8%, to $21.5 million during 2010 from $16.0 million during 2009. As a percentage of net revenue, gross profit increased to 27.8% during 2010 from 24.8% during 2009. The increase in gross profit percentage is approximately two-thirds due to declines in solar module prices over the last year and from improved selling and installation practices. No further significant changes to the gross profit margin are anticipated.

Selling and operating expenses. Selling and operating expenses increased $0.5 million, or 3.1%, to $16.7 million during 2010 from $16.2 million during 2009. As a percentage of net revenue, selling and operating expenses decreased to 21.6% during 2010 from 25.2% during 2009. The decrease in selling and operating expenses primarily reflects the significant cost savings achieved by integrating previously acquired businesses onto a single set of systems and a unified brand. Further leveraging of the selling and operating expenses, as a percentage of net revenue, is expected as sales continue to grow.

General and administrative expenses. General and administrative expenses increased $0.4 million, or 18.5%, to $2.8 million during 2010 from $2.3 million during 2009. As a percentage of net revenue, general and administrative expenses remained consistent at 3.6% during each of the years ended December 31, 2010 and 2009.

Net income (loss). As a result of the above factors, net income was $1.2 million during 2010 compared to a net loss of $1.6 million during 2009. Net income per share was $0.07 per share during 2010 compared to a net loss of $0.09 per share during 2009.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Net revenue. Net revenue increased $25.1 million, or 64.0%, to $64.3 million during 2009 from $39.2 million during 2008. The increase in net revenue is approximately 43% the result of organic growth, with the remainder due to our acquisitions during 2008.

Gross profit. Gross profit increased $5.5 million, or 52.8%, to $16.0 million during 2009 from $10.4 million during 2008. As a percentage of net revenue, gross profit decreased to 24.8% during 2009 from 26.6% during 2008. The decrease in gross profit percentage is approximately three-quarters the result of an increased mix of lower margin commercial installations, with most of the remaining increase resulting from the inclusion of acquired businesses which have traditionally produced lower gross profit margins.

Selling and operating expenses. Selling and operating expenses increased $3.7 million, or 29.4%, to $16.2 million during 2009 from $12.5 million during 2008. As a percentage of net revenue, selling and operating expenses decreased to 25.2% during 2009 from 31.9% during 2008. The increase in selling and operating expenses primarily reflects the support of our revenue growth. The decrease in the selling and operating expenses percentage is approximately one-third due to a reduction in work force in early 2009 and approximately one-quarter due to other cost cutting measures, with most of the remaining decrease resulting from the leveraging of costs.

General and administrative expenses. General and administrative expenses increased $0.8 million, or 53.4%, to $2.3 million during 2009 from $1.5 million during 2008. As of percentage of net revenue, general and administrative expenses decreased to 3.6% during 2009 from 3.9% during 2008. The increase in general and administrative expenses is approximately one-half due to a full year of incremental public company costs, with most of the remaining increase resulting from significant infrastructure expansion to support our 2008 acquisitions.

Net loss attributable to Real Goods Solar, Inc. As a result of the above factors, net loss attributable to Real Goods Solar, Inc. was $1.6 million during 2009 compared to $28.0 million during 2008. Net loss per share attributable to our common shareholders was $0.09 per share compared to $1.86 per share during 2008. Excluding the non-cash goodwill impairment charge, net of tax, of $25.9 million, net loss for the year ended December 31, 2008 would have been $2.1 million, or $0.14 per share.

Quarterly and Seasonal Fluctuations

The following table sets forth certain financial data as a percentage of revenue for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net revenue	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	73.1%	71.3%	72.2%	72.1%

Gross profit	26.9%	28.7%	27.8%	27.9%

Expenses:
Selling and operating	23.0%	22.4%	23.7%	22.4%
General and administrative	3.2%	3.9%	3.5%	4.1%
Acquisition-related costs	10.1%	0.0%	5.4%	0.0%

Total expenses	36.3%	26.3%	32.6%	26.5%

Income (loss) from operations	-9.4%	2.4%	-4.8%	1.4%

Interest and other income (expense)	-0.0%	0.0%	0.0%	0.0%

Income tax expense (benefit)	-1.5%	0.9%	-0.7%	0.5%

Net income (loss)	-7.9%	1.5%	-4.1%	0.9%

The following table sets forth our unaudited quarterly results of operations during each of the quarters in 2010 and 2009. We believe this unaudited financial information includes all adjustments, consisting solely of normal recurring accruals and adjustments, necessary for a fair presentation of the results of operations for the quarters presented. This financial information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this Form 10-K. The results of operations for any quarter are not necessarily indicative of future results of operations.

(in thousands, except per share data)	Fiscal Year 2010 Quarters Ended
	March 31	June 30	September 30	December 31

Net revenue	$15,005	$17,531	$24,626	$20,162

Gross profit	4,031	5,038	6,219	6,222

Income before income taxes	28	425	1,177	406

Net income	17	268	704	250

Net income attributable to Real Goods Solar, Inc.	17	268	704	250

Diluted net income per share attributable to Real Goods Solar, Inc. common shareholders	$0.00	$0.02	$0.04	$0.01

Weighted average shares outstanding-diluted	18,364	18,399	18,305	18,308

(in thousands, except per share data)	Fiscal Year 2009 Quarters Ended
	March 31	June 30	September 30	December 31

Net revenue	$9,531	$12,713	$22,966	$19,118

Gross profit	2,302	3,278	5,014	5,363

Income (loss) before income taxes	(2,252)	(939)	259	334

Net income (loss)	(1,371)	(581)	158	217

Net income (loss) attributable to Real Goods Solar, Inc.	(1,371)	(581)	158	217

Diluted net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders	$(0.08)	$(0.03)	$0.01	$0.01

Weighted average shares outstanding-diluted	17,890	18,270	18,273	18,364

Our quarterly net revenue and operating results for solar energy system installations are difficult to predict and have in the past and may in the future fluctuate from quarter to quarter as a result of changes in state, federal, or private utility company subsidies, as well as weather, the timing of contracts, and other factors. With regards to our renewable and sustainable energy products sold through catalogs and the Internet, sales tend to peak during the spring and end of year holiday seasons.

Seasonality

Our quarterly net revenue and operating results for solar energy system installations are difficult to predict and have in the past and may in the future fluctuate from quarter to quarter as a result of changes in state, federal, or private utility company subsidies, as well as weather, economic trends and other factors. We have historically experienced seasonality in our solar installation business, with the first quarter representing our slowest installation quarter of the year. Much of the seasonality in our business in past years has been offset by the timing of government activities as well as strong organic growth. With the addition of Alteris, we expect increased seasonal fluctuations due to the severity of winters in the northeast.

Liquidity and Capital Resources

Our capital needs arise from working capital required to fund our purchases of solar PV modules and inverters, capital related to acquisitions of new businesses, development of renewable energy products, replacements, expansions and improvements to our infrastructure, and future growth. These capital requirements depend on numerous factors, including business acquisitions, the ability to attract new solar energy system installation customers, market acceptance of our product offerings, the cost of ongoing upgrades to our product offerings, the level of expenditures for sales and marketing, the level of investment in support systems and facilities and other factors. The timing and amount of these capital requirements are variable and cannot accurately be predicted. We did not have any material commitments for capital expenditures as of June 30, 2011, and we do not presently have any plans for future material capital expenditures. Recently we acquired a large solar integrator and during 2007 and 2008 we acquired four solar energy system installation businesses. We plan to continue to pursue business acquisition and other opportunities to expand our sales territories, technologies, and products and increase our sales and marketing programs as needed.

Our recently consolidated subsidiary, Alteris, has a revolving line of credit agreement which provides for advances not to exceed $7.0 million. The agreement contains a change of control provision that will require us to pay any outstanding borrowings at the consummation of the Alteris transaction. We will fund this required payment with a new line of credit and/or with cash on hand. All borrowings are collateralized by a security interest in substantially all assets of Alteris and bear interest at the bank’s prime rate plus 1.75% (total interest rate of 5.5% at June 30, 2011). The facility will mature on November 30, 2011. The line of credit has a facility fee of 0.5% per year of the average daily unused portion of the available line of credit during the applicable calendar quarter. Alteris may reserve up to $500,000 for stand-by letters of credit under the line of credit. As of June 30, 2011, there were no outstanding stand-by letters of credit under the facility.

In addition, on July 22, 2011, Alteris entered into a new financing arrangement with a bank to fund commercial solar installations. Under a master lease Agreement between a project finance subsidiary of Alteris and the bank, the project finance subsidiary may form new subsidiaries that would enter into sale leaseback arrangements with solar installation customers to finance specifically designated solar installations. The project finance entities will grant a security interest in substantially all their assets, and the project finance subsidiary’s equity will be pledged by Alteris on a non-recourse basis to the bank. Alteris will provide limited unsecured guarantees of payment and performance of the obligations of the project finance entities, including operating, maintenance and indemnity obligations and payment of certain fees and expenses.

Upon closing of the Alteris transaction, we anticipate receiving a loan commitment from Gaiam for up to $1.7 million and from Riverside Renewable Energy Investments, LLC, the majority owner of Earth Friendly Energy Holding Group, LLC, for up to $3.0 million, which amounts we may call on a pro rata basis until the end of 2011. If drawn, the loans will bear interest at a rate of 10%, mature in three years, and be subordinated to our other indebtedness, if any.

Cash Flows

Periods Ended June 30, 2011 and 2010

The following table summarizes our primary sources (uses) of cash during the periods ended June 30, 2011 and 2010: presented:

	Six Months Ended June 30,
(in thousands)	2011	2010
Net cash provided by (used in):
Operating activities	$1,115	$(71)
Investing activities	3,362	(277)
Financing activities	(996)	—

Net change in cash	$3,481	$(348)

Operating activities. Our operating activities provided net cash of $1.1 million and used net cash of $0.1 million during the first halves of 2011 and 2010, respectively. Our net cash provided by operating activities during the first half of 2011 was primarily attributable to decreased accounts receivable and inventory of $6.2 million and $1.0 million, respectively, increased deferred revenue and other current liabilities of $1.3 million, increased billings in excess of costs on uncompleted contracts of $0.8 million, increased accounts payable of $0.6 million and decreased other assets of $0.4 million, partially offset by increased costs in excess of billings on uncompleted contracts of $5.1 million, our net loss of $1.5 million, decreased accrued liabilities of $1.5 million and decreased payable to Gaiam of $1.1 million. Our net cash used in operating activities during the first half of 2010 was primarily attributable to increased accounts receivable and inventory of $3.3 million and $1.0 million, respectively, and decreased accrued liabilities of $0.5 million, partially offset by increased payable to Gaiam and accounts payable of $2.1 million and $0.7 million, respectively, decreased deferred costs on uncompleted contracts and advertising of $0.8 million, decreased other assets of $0.5 million, noncash adjustments of $0.4 million and net income of $0.3 million.

Investing activities. Our investing activities provided net cash of $3.4 million and used net cash of $0.3 million during the first halves of 2011 and 2010, respectively. Our net cash provided by investing activities during the first half of 2011 was primarily attributable to $3.4 million of cash acquired from our acquisition of Alteris. Our cash used in investing activities during the first half of 2010 was used to acquire property and equipment.

Financing activities. Our financing activities used net cash of $1.0 million during the first half of 2011 to repay borrowings on Alteris’ line of credit of $1.0 million.

We believe our available cash (which was approximately $14.6 million as of June 30, 2011) and cash expected to be generated from operations should be sufficient to fund our normal business operations for the foreseeable future. We anticipate that approximately $8 million will be required for the payment of Alteris’ line of credit and debt and our Merger transaction fees upon the consummation of our Merger with Alteris. We will fund these required Merger payments with a new line of credit and/or with cash on hand. Our projected cash needs may change as a result of possible acquisitions, unforeseen operational difficulties, or other factors. If required by our liquidity needs, we believe that we could obtain debt financing that would assist us in meeting any unanticipated cash requirements. In addition, to the extent debt financing was unavailable or if we elected not to proceed with debt financing, we may also consider equity financing to meet any unanticipated cash requirements.

In the normal course of our business, we investigate, evaluate and discuss acquisition, joint venture, noncontrolling investment, strategic relationship and other business combination opportunities in the solar energy markets. For any future investment, acquisition, or joint venture opportunities, we may consider using then-available liquidity, issuing equity securities, or incurring additional indebtedness.

Periods Ended December 31, 2010, 2009 and 2008

The following table summarizes our primary sources (uses) of cash during the years ended December 31, 2010, 2009 and 2008:

	Years ended December 31,
(in thousands)	2010	2009	2008

Net cash provided by (used in):

Operating activities	$(298)	$151	$(8,653)

Investing activities	(785)	(284)	(9,652)

Financing activities	—	—	30,102

Net (decrease) increase in cash and cash equivalents	$(1,083)	$(133)	$11,797

Operating activities. Our operating activities used net cash of $0.3 million during 2010 and provided net cash of $0.2 million during 2009. Our net cash used by operating activities during 2010 was primarily attributable to increased accounts receivable of $5.3 million and inventory of $1.6 million, partially offset by increased accounts payable and accrued liabilities, and payable to Gaiam of $1.3 million and $1.2 million, respectively, net income of $1.2 million, noncash adjustments to our net income of $1.1 million, decreased deferred costs on uncompleted contract and advertising of $0.9 million, increased deferred revenue on uncompleted contracts of $0.5 million, and decreased other current assets of $0.2 million. Our net cash provided by operating activities during 2009 was primarily attributable to decreased inventory of $4.4 million and income taxes receivable of $0.2 million, increased accounts payable and accrued liabilities of $3.7 million, and increased payable to Gaiam of $0.5 million, partially offset by increased accounts receivable of $6.3 million, net loss of $1.6 million, and non-cash adjustments to our net loss and decrease deferred revenue of $0.4 million each.

Investing activities. Our investing activities used net cash of $0.8 million and $0.3 million during 2010 and 2009, respectively. Our cash used in investing activities during both 2010 and 2009 was used to acquire property and equipment.

We believe our available cash (which was approximately $11 million as of December 31, 2010) and cash expected to be generated from operations should be sufficient to fund our business for the foreseeable future. However, our projected cash needs may change as a result of possible acquisitions, unforeseen operational difficulties, or other factors. If required by our liquidity needs, we believe that we could obtain debt financing that would assist us in meeting any unanticipated cash requirements. In particular, our current assets (other than the cash balance referred to above) significantly exceed our current liabilities. In addition, to the extent debt financing was unavailable or if we elected not to proceed with debt financing, we may also consider equity financing to meet any unanticipated cash requirements.

In the normal course of our business, we investigate, evaluate and discuss acquisition, joint venture, noncontrolling investment, strategic relationship and other business combination opportunities in the solar energy markets. For any future investment, acquisition, or joint venture opportunities, we may consider using then-available liquidity, issuing equity securities, or incurring additional indebtedness.

Contractual Obligations

We have commitments under operating leases and various service agreements with Gaiam, but do not have any purchase obligations. The following table shows our commitments to make future payments under our operating leases:

(in thousands)	Total	< 1 year	1-3 years	3-5 years	> 5 yrs
Operating lease obligations	$702	$480	$222	$—	$—

To the extent we become entitled to utilize certain loss carryforwards relating to periods prior to our initial public offering, we will distribute to Gaiam the tax effect (estimated to be 34% for federal income tax purposes) of the amount of such tax loss carryforwards so utilized. Accordingly, we recognized a valuation allowance against all of our deferred tax assets as of the effective date of our tax sharing agreement with Gaiam, May 13, 2008. These net operating loss carryforwards expire beginning in 2018 if not utilized. Due to Gaiam’s step acquisitions of our company, we experienced “ownership changes” as defined in Section 382 of the Internal Revenue Code. Accordingly, our use of the net operating loss carryforwards is limited by annual limitations described in Sections 382 and 383 of the Internal Revenue Code. On our 2010 federal income tax return, we utilized some of these loss carryforwards and, therefore, during the quarter ended June 30, 2011, we paid Gaiam $0.5 million. As of June 30, 2011, $3.7 million of these net operating loss carryforwards remained available for current and future utilization, meaning that potential future payments to Gaiam, which would be made over a period of several years, could therefore aggregate to approximately $1.3 million based on current tax rates.

As a condition of entering into some of our construction contracts, we had surety bonds of approximately $23.9 million at June 30, 2011.

Risk Factors

We wish to caution you that there are risks and uncertainties that could cause our actual results to be materially different from those indicated by forward looking statements that we make from time to time in filings with the Securities and Exchange Commission, news releases, reports, proxy statements, registration statements and other written communications as well as oral forward looking statements made from time to time by our representatives. These risks and uncertainties include, but are not limited to, those risks listed in our Annual Report on Form 10-K for the year ended December 31, 2010. Except for the historical information contained herein, the matters discussed in this analysis are forward-looking statements that involve risk and uncertainties, including, but not limited to, general economic and business conditions, competition, pricing, brand reputation, consumer trends, and other factors which are often beyond our control. We do not undertake any obligation to update forward-looking statements except as required by law. Please see “Cautionary Statement Regarding Forward-Looking Statements.”

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) at the end of the period ended June 30, 2011. Based on such evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, at the end of such period, our disclosure controls and procedures were effective in alerting them, on a timely basis, to material information required to be disclosed in the reports that we file or furnish under the Securities Exchange Act of 1934.

Changes in Internal Control over Financial Reporting

No changes in our internal control over financial reporting occurred during the three and six months ended June 30, 2011 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Management’s Report on Internal Control over Financial Reporting

We are responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

We assessed the effectiveness of our internal control over financial reporting as of December 31, 2010. In making the assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control-Integrated Framework.” Based on that assessment, we concluded that, as of December 31, 2010, our internal control over financial reporting is effective based on those criteria.

This annual report does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit us to provide only management’s report in this annual report.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks, which include changes in U.S. interest rates and foreign exchange rates. We do not engage in financial transactions for trading or speculative purposes.

We purchase a significant amount of our product inventory from vendors outside of the United States in transactions that are primarily U.S. dollar denominated transactions. Since the percentage of our international purchases denominated in currencies other than the U.S. dollar is small, any currency risks related to these transactions are immaterial to us. However, a decline in the relative value of the U.S. dollar to other foreign currencies could lead to increased purchasing costs. In order to mitigate this exposure, we make virtually all of our purchase commitments in U.S. dollar.

Directors, Executive Officers and Corporate Governance

Our board of directors is composed of eight individuals – Jirka Rysavy, John Schaeffer, James Argyropoulos, Scott Lehman, Barbara Mowry, David Belluck, Steve Kaufman and William Yearsley. They will hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified.

Our executive officers, their positions with our company and their respective ages are as follows:

Name	Age	Position

Jirka Rysavy	57	Chairman

William Yearsley	57	Chief Executive Officer, President and Director

John Schaeffer	61	President – Residential and Director

Erik Zech	39	Chief Financial Officer

Our executive officers are elected annually by our board of directors.

Compensation of Directors and Executive Officers

Compensation Discussion and Analysis

Overview of Our Compensation Program and Philosophy

Our compensation program is intended to meet three principal objectives: (1) attract, reward and retain qualified, energetic officers and other key employees; (2) motivate these individuals to achieve short-term and long-term corporate goals that enhance shareholder value; and (3) support our corporate values by promoting internal equity and external competitiveness.

Our executive compensation program is overseen and administered by our compensation committee, which has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees. The compensation committee operates under a written charter adopted by our board of directors and is empowered to review and approve the annual compensation for our executive officers.

The principal objectives that guide the compensation committee in assessing our executive and other compensation programs include the proper allocation among current cash compensation, short-term bonus compensation and long-term compensation. Other considerations include our business objectives, our fiduciary and corporate responsibilities (including internal considerations of fairness and affordability), competitive practices and trends and regulatory requirements.

In determining the particular elements of compensation that are used to implement our overall compensation objectives, the compensation committee takes into consideration a number of factors related to our performance, such as our earnings per share, profitability, revenue growth, and the specific operational and financial performance of certain groups, as well as the competitive environment for our business. Stock price performance is not a factor in determining annual compensation because the market price of our Class A Common Stock is subject to a variety of factors outside of our control.

The compensation committee may, when appropriate as determined on an annual basis, identify individual performance goals for executive and other officers, which goals may play a significant role in determining such officers’ incentive compensation for that year and which are taken into consideration in setting base salary for the next year.

The compensation committee may meet with certain of our executive officers to obtain recommendations with respect to our compensation programs, practices and packages for executives, other employees and directors. The compensation committee may ask management for its recommendations regarding the base salary, bonus targets and equity compensation for the executive team and other employees. The compensation committee considers, but is not be bound by and may not always accept, management’s recommendations with respect to executive compensation. The compensation committee may also seek input from one or more independent compensation consultants prior to making determinations on material aspects of our compensation programs, practices and packages.

Elements of Our Compensation Program

The compensation committee believes that compensation paid to our executive officers and other members of our senior management should be closely aligned with our performance on both a short-term and a long-term basis and that such compensation should assist us in attracting and retaining talented persons who are committed to our mission and critical to our long-term success. To that end, the compensation committee believes that the compensation packages for executive officers should consist of three principal components:

Base Salary. Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other change in responsibilities. Starting salary levels and increases in salary are based on subjective evaluation of such factors as the level of responsibility, individual performance, market value of the officer’s skill set, and relative salary differences within our company for different job levels.

Annual Incentive Bonus. Incentive bonuses are generally granted based on a percentage of each executive officer’s base salary, which are expected to be from approximately 20% to 40% of each executive officer’s base salary, depending upon his or her position (but may exceed this range, in the discretion of the compensation committee, as was the case for fiscal 2010). Our bonus system incorporates certain performance criteria such as our profitability and revenues. These criteria are generally based on our overall performance and are determined at the beginning of the year in the compensation committee’s discretion. If these criteria are met, a bonus pool, again determined at the beginning of the year by the compensation committee in its discretion, is made available and allocated among our management. The allocation of the pool is also determined at the beginning of the year in the discretion of the compensation committee. Such allocation is based on recommendations of our management and is typically based on a percentage of base salary. In addition, the compensation committee may, in its discretion, award bonus amounts based on individual performance, which is typically assessed at the end of the year.

Long-Term Incentive Compensation. During fiscal 2010, long-term, performance-based compensation of executive officers and other employees took the form of stock option awards under our Incentive Plan. In addition, during fiscal 2008 we assumed stock option awards granted by our predecessor under the Incentive Plan. The compensation committee believes in the importance of equity ownership for all executive officers and a broader-based segment of our work force, for purposes of economic incentive, key employee retention and alignment of employees’ interests with those of shareholders. The compensation committee believes the Incentive Plan provides us with valuable flexibility to achieve a balance between providing equity-based compensation for employees at all levels, and creating and maintaining long-term shareholder value. Upon an executive officer’s hiring, the compensation committee makes its determination regarding long-term incentive compensation awards based upon prevailing compensation levels in the market for the individual’s position. Thereafter, such determinations will be based upon the executive officer’s past and expected future contributions to our business.

Stock option grants are typically expected to be made when a new executive officer is hired, and in determining the size of stock option grants, the compensation committee bases its determinations on such subjective considerations as the individual’s position within management, experience, market value of the executive’s skill set, and historical grant amounts to similarly positioned executives of our company. All stock options granted prior to the initial public offering of our Class A Common Stock vested at 50% upon completion of the offering, and thereafter approximately 2.0% vest monthly over the 25 months following completion of the offering.

We have selected these elements because each is considered useful or necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and bonus target percentages are set with the goal of attracting employees and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform, while our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

The compensation committee reviews our compensation program on an annual basis. In setting compensation levels for a particular executive, the compensation committee takes into consideration the proposed compensation package as a whole and each element individually, but is not expected to apply any specific formula in doing so. While the importance of one compensation element to another may vary among executive officers, the compensation committee attempts to correlate the overall compensation package to each executive officer’s past and expected future contributions to our business. We do not have any employment or severance agreements with our current executive officers.

Summary Compensation Table

The following table includes information concerning compensation for each of the last three completed years for our principal financial officer, and the other named executive officers of our company. We do not pay any compensation to Mr. Rysavy and do not reimburse Gaiam for any portion of the compensation that Gaiam pays to Mr. Rysavy. According to Gaiam’s 2011 proxy statement, during 2010 Gaiam paid Mr. Rysavy a total of $233,051.

Name and Principal Position	Year	Salary (4)	Bonus (5)	Stock Awards	Option Awards (5)	All Other Compensation (6)	Total
William Yearsley (1) President, Chief Executive Officer and Director	2010	$—	$—	$—	$—	$—	$—
	2009	$—	$—	$—	$—	$—	$—
	2008	$—	$—	$—	$—	$—	$—

John Schaeffer (2) President - Residential and Director	2010	$153,000	$144,000	$—	$123,231	$—	$420,231
	2009	$157,052	$3,000	$—	$3,254	$1,500	$164,806
	2008	$170,000	$—	$—	$—	$1,500	$171,500

Erik Zech (3) Chief Financial Officer	2010	$200,000	$144,000	$—	$123,231	$—	$467,231
	2009	$211,918	$49,872	$—	$—	$—	$261,790
	2008	$193,342	$78,127	$—	$—	$—	$272,969

(1)	Mr. Yearsley was retained as our Chief Executive Officer on June 17, 2011 and on June 21, 2011 became our President. His annual salary is $300,000, and on June 17, 2011 he was awarded 300,000 options and 205,000 restricted shares of Class A Common Stock. He is a participant in our 401(k) plan.
(2)	Mr. Schaeffer served as our Chief Executive Officer until November 2008. He served as our President from November 2008 until June 2011, when he became President – Residential. His salary was increased to $175,000 effective June 2011.
(3)	Mr. Zech served as our Chief Financial Officer since May 14, 2008, and also served as our President from May 2008 until November 2008.
(4)	The Salary and Bonus columns represent amounts earned during those years and, because of the timing of payments, do not represent amounts paid during those years. The current annual salary rate for Mr. Schaeffer is $153,000 and for Mr. Zech is $200,000. Normally, bonuses are given at the discretion of our board of directors’ compensation committee. However, $125,000 of Mr. Zech’s combined 2008 and 2009 bonuses was guaranteed pursuant to the terms of his employment agreement, which has expired. Bonuses are typically paid between February and May of the year following the year earned.
(5)

The amounts in the Option Awards column reflect the aggregated grant date fair value of awards granted during 2010 and the incremental fair value of options repriced and modified during 2009, both of which were computed in accordance with FASB ASC Topic 718. Option awards are performance-based, and option awards during 2009 and 2008 were cancelled at the end of each such year, with no compensation costs recognized for each respective year, due to the non-achievement of the specified performance criteria. Our predecessor granted options to Mr. Schaeffer in 2007 that we assumed on January 31, 2008 as options granted under the Real Goods Solar 2008 Long-Term Incentive Plan. On November 17, 2009, option awards for Mr. Schaeffer were repriced to $2.92 per share and the exercisability was suspended for six months from the date of modification. Assumptions used in the calculation of the aggregated grant date fair value for these assumed options are included in footnote 6 to our audited financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2011.
(6)	All Other Compensation represents 401(k) Company match given during the indicated years.

Grants of Plan-Based Awards Table

The following table includes certain information with respect to options granted during or for the year ended December 31, 2010 to our executive officers named above in the Summary Compensation Table.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards (2)	Grant Date Fair Value of Stock and Option Awards (2)
William Yearsley (1)	—	—	—	—

John Schaeffer	3/4/2010	60,000	$2.96	$123,231

Erik Zech	3/4/2010	60,000	$2.96	$123,231

(1)	Mr. Yearsley was retained as out Chief Executive Officer on June 17, 2011 and on June 21, 2011 became our President. On June 17, 2011 he was awarded 300,000 options and 205,000 restricted shares of Class A Common Stock. The options have an exercise price of $2.49, and both the options and the restricted shares vest (and in the case of the options are exercisable) at 2% per month for 50 months commencing on May 1, 2012.
(2)	The options were granted pursuant to Real Goods Solar’s 2008 Long-Term Incentive Plan and approved by the Compensation Committee of the Board of Directors. The exercise price per share of these options was equal to the closing price of the underlying stock on the date of the grant. The grant date fair value of these options was determined in accordance with FASB ASC Topic 718. For further information, see footnote 6 to Real Goods Solar’s audited financial statements for the year ended December 31, 2010, included in Real Goods Solar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2011.

Outstanding Equity Awards at Fiscal Year-End Table

The following table includes certain information with respect to the value of unexercised options previously awarded to our executive officers named above in the Summary Compensation Table as of December 31, 2010.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price (1)	Option Expiration Date (1)
	Exercisable (1)	Unexercisable (1)

William Yearsley	—	—	$—	—

John Schaeffer	270,000	—	$2.92	7/30/2014

	—	60,000	$2.96	3/4/2017

Erik Zech	—	60,000	$2.96	3/4/2017

(1)	Options granted prior to our initial public offering vested 50% upon the completion of our initial public offering and 2% each month thereafter. Options granted since our initial public offering vest based on performance (attainment of a certain amount of pre-tax income for a given year) or service conditions, or some combination thereof. The exercise price of the options is normally equal to the closing stock market price of our Class A common stock on the date of grant and the options expire seven years from the date of grant. On November 17, 2009, 270,000 of Mr. Schaeffer’s options were repriced to $2.92 per share and exercisability was suspended for six months from the date of modification. For further information, see footnote 6 to our audited financial statements for the year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2011.

Option Exercises and Stock Vested Table

The following table includes information with respect to options exercised during the year ended December 31, 2010 by our executive officers named above in the Summary Compensation Table.

	Option Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (1)
John Schaeffer	8,000	$26,448

(1)	Exercise of option awards granted by Gaiam under its 1999 Long-Term Incentive Plan. The exercise was cashless, meaning that when the options were exercised, the shares issued upon exercise were immediately sold. The amount listed in the Value Realized on Exercise column is the sale price less the exercise price of the option times the number of shares issued and immediately sold.

Generally Available Benefit Programs. We maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Our executive officers are eligible to participate in the 401(k) Plan on the same basis as other employees. Prior to the discontinuation of the Company match after the first quarter of 2009, under the 401(k) Plan, all of our employees were eligible to receive matching contributions from us, and this matching contribution equaled $0.50 for each dollar contributed by an employee up to a maximum annual matching benefit of $1,500 per person. The matching contribution was calculated and paid on a payroll-by-payroll basis subject to applicable Federal limits. We do not provide defined benefit pension plans or defined contribution retirement plans to our executives or other employees other than our 401(k) Plan described herein.

In fiscal 2010, our executive officers were eligible to receive the same health care coverage that was generally available to other of our employees. We also offered a number of other benefits to our named executive officers pursuant to benefit programs that have historically been provided through Gaiam and provide for broad-based employee participation. We expect these benefits to continue to be provided under Gaiam benefit programs for the foreseeable future. These benefits programs included medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, wellness programs (including chiropractic, massage therapy, acupuncture, and fitness classes), relocation/expatriate programs and services, educational assistance, and certain other benefits.

Our compensation committee believes that our 401(k) Plan and the other generally available benefit programs allow us to remain competitive for employee talent, and that the availability of the benefit programs generally enhances employee productivity and loyalty to us. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, and enhanced health and productivity, in full compliance with applicable legal requirements. Typically, these generally available benefits do not specifically factor into decisions regarding an individual executive officer’s total compensation or Long-Term Incentive Plan award package.

Stock Option Grant Timing Practices

During fiscal 2010, our compensation committee and our board consistently applied the following guidelines for stock option grant timing practices.

•

New Employees: stock option grants to new hires are effective on the first day of the new employee’s employment with us or upon approval by our compensation committee, and the exercise price for the options is set at the closing price of our Class A Common Stock on that date.

•

Existing Employees: stock option grants to existing employees are effective on the date that our compensation committee approves the grant, and the exercise price for the options is set at the closing price of our Class A Common Stock on that date.

Compensation of Chief Executive Officer

In June 2011, Mr. Yearsley was retained as our President and Chief Executive Officer. His annual salary is $300,000, and on June 17, 2011 he was awarded 300,000 options and 205,000 restricted shares of Class A Common Stock, which vest over time. Our compensation committee and our board of directors believes that Mr. Yearsley’s salary and overall compensation level are warranted given Mr. Yearsley’s role with our Company, his previous experience and business accomplishments and the market value of his skill set as a senior executive.

Compensation of President

During 2010, Mr. Schaeffer served as our President and received a salary of $153,000. Mr. Schaeffer also served as a director during 2010. During 2010, Mr. Schaeffer received stock options on 60,000 shares under our 2008 Long-Term Incentive Plan, which vest over time. Our compensation committee and our board of directors believes that Mr. Schaeffer’s salary and overall compensation level were warranted given Mr. Schaeffer’s role with our Company, his previous experience and business accomplishments and the market value of his skill set as a senior executive. In June 2011 Mr. Schaeffer’s salary was raised to $175,000.

Employment Contracts and Potential Payments Upon Termination or Change-in-Control

We do not have employment agreements or change of control agreements with any of our executive officers. Messrs. Schaeffer and Zech are entitled to paid time off amounts of $14,712 and $10,135, respectively, that would be payable upon termination from our company if such paid time off is not utilized prior to employment termination. Our directors, officers, and managers are also generally required to sign a confidentiality agreement and, upon receiving a stock option grant, a two-year non-compete agreement commencing with the date they leave our company.

None of our named executive officers will receive any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the Merger.

Accounting and Tax Considerations

In designing our compensation programs, we take into consideration the accounting and tax effect that each element will or may have on us and the executive officers and other employees. We aim to keep the expense related to our compensation programs as a whole within certain affordability levels. When determining how to apportion between differing elements of compensation, our goal is to meet our objectives while maintaining relative cost neutrality. For instance, if we increase benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program in order to avoid a compensation expense that is above the level then deemed affordable under existing circumstances. For options, we recognize a charge to earnings for accounting purposes equally from the grant date until the end of the vesting period.

We believe we have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. We do not believe we have individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information with respect to the beneficial ownership of our common stock as of August 10, 2011 for (i) each person (or group of affiliated persons) who, insofar as we have been able to ascertain, beneficially owned more than 5% of the outstanding shares of our Class A or Class B Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the table of executive officers of Real Goods Solar above, and (iv) all current directors and executive officers as a group.

Title of Class of Common Stock	Name and Address of Beneficial Owner			Amount and Nature of Beneficial Ownership(1)	Percent of Class

Class A	Gaiam, Inc.	(2	)(3)	10,000,000	55.7%

	Columbia Wanger Asset Management, L.P.	(4)		1,711,000	9.5%

	RiverSource (Ameriprise Financial, LP)	(5)		1,154,616	6.4%

	Financial & Investment Management Group, Ltd.	(6)		1,008,700	5.6%

	Erik Zech	(7)		290,800	1.8%

	John Schaeffer	(7)		290,800	1.8%

	William Yearsley	(8)		205,000	1.3%

	Barbara Mowry			34,000	*

	James Argyropoulos			26,847	*

	Scott Lehman			28,089	*

	Steve Kaufman			10,001	*

	Jirka Rysavy	(2)		—	*

	David Belluck			—	*

	All directors and officers as a group (9 persons)	(3)		885,537	4.9%

Class B	Gaiam, Inc.	(2	)(3)	2,153,293	100.0%

*	Indicates less than one percent ownership.

(1)	This table is based upon information supplied by officers, directors and principal shareholders on Schedule 13Ds and 13Gs and Forms 3, 4 and 5 filed with the Securities and Exchange Commission. All beneficial ownership is direct, except as otherwise noted. Share amounts and percent of class include stock options exercisable within 60 days of August 10, 2011.
(2)	Mr. Rysavy serves as Chairman of Gaiam and has direct beneficial ownership of 668,682 shares of the Class A common stock of Gaiam and 5,400,000 shares of the Class B common stock of Gaiam, together representing approximately 26% of Gaiam’s outstanding equity and in excess of 50% of Gaiam’s voting power. By virtue of his office and his stock ownership in Gaiam, Mr. Rysavy may be deemed to control Gaiam, and may also be deemed to have indirect beneficial ownership of the shares of Class A Common Stock and Class B Common Stock of Real Goods Solar directly beneficially owned by Gaiam; however, Mr. Rysavy disclaims such beneficial ownership. The business address of Mr. Rysavy and Gaiam is 833 W. South Boulder Road, Louisville, Colorado 80027.
(3)	Includes 2,153,293 shares of Class A Common Stock obtainable upon conversion of Class B Common Stock.
(4)	According to a report on Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2011. The address for Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(5)	According to a report on Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2011. The address for Columbia Management Investment Advisors, LLC is 100 Federal Street, Boston, Massachusetts 02110. According to the filing, Ameriprise Financial, Inc., as parent company of Columbia Management Investment Advisers, LLC, may be deemed to have beneficial ownership over the shares beneficially owned by Columbia Management Investment Advisers, LLC.
(6)	According to a report on Schedule 13G/A filed with the Securities and Exchange Commission on August 4, 2011. The address for Financial & Investment Management Group, Ltd. is 111 Cass St., Traverse City, Michigan 49684. According to the filing, Financial & Investment Management Group, Ltd. is a registered investment advisor, managing individual client accounts, and all shares reported are held in accounts owned by the clients of Financial & Investment Management Group, Ltd, and because of this Financial & Investment Management Group, Ltd. disclaims beneficial ownership of such shares.
(7)	Includes the following shares issuable upon the exercise of stock options which can be exercised within sixty days of August 10, 2011: Mr. Schaeffer, 280,000; and Mr. Zech, 10,800.
(8)	On June 17, 2011 Mr. Yearsley was awarded 205,000 restricted shares of Class A Common Stock.

Certain Relationships and Related Transactions, and Director Independence

Following our IPO, we entered into the agreements with Gaiam described below. Because these agreements were negotiated while we were a wholly owned subsidiary of Gaiam, they may not reflect terms as favorable as we might have obtained had these agreements been made with an unaffiliated third party.

Intercorporate Services Agreement

Under our Intercorporate Services Agreement with Gaiam, Gaiam provides to us certain services that may include business and facilities management, human resources and employee benefits, payroll, internal audit and risk management, treasury and cash management, tax, legal, accounts payable, telecommunications services, including call center support, and information technology services. Gaiam agreed to make each service available to us on an as-needed basis.

This agreement automatically renews on a quarter-to-quarter basis. Any decision by us to terminate this agreement would be approved by disinterested members of our management and board of directors under our procedures regarding related party transactions. We pay a service charge that generally reflects the same payment terms, and is calculated using the same cost allocation methodologies for the particular service, as those associated with our historical costs, and we reimburse Gaiam any out-of-pocket expenses, including the cost of any third-party services required. We and Gaiam agree on the aggregate annual amount for a particular year that we will owe Gaiam for the services expected to be performed that year based upon the parties’ good faith estimates of those required services and the fees for such services. Fees under this agreement during 2010 were $745,000. In the six months ended June 30, 2011, we expensed additional fees payable to Gaiam of $672,000 in consideration for Gaiam providing additional services under this agreement and the Tax Sharing Agreement (see below). Fees under the agreement are paid at least quarterly. The annual fee amount, as well as any changes, must be approved in writing by the disinterested members of each of our and Gaiam’s boards of directors.

Tax Sharing and Indemnification Agreement

Our Tax Sharing and Indemnification Agreement with Gaiam generally governs Gaiam’s and our rights, responsibilities, and obligations with respect to taxes. Under the Tax Sharing and Indemnification Agreement, we expect, with certain exceptions, that we will generally be responsible for the payment of all income and non-income taxes attributable to our operations and the operations of our direct and indirect subsidiaries, whether or not such tax liability is reflected on a consolidated or combined tax return filed by Gaiam. Under the Tax Sharing and Indemnification Agreement, we will be required to distribute to Gaiam the tax effect of any tax credit and loss carryforwards we become entitled to use that were created prior to our IPO. In addition, we generally will be responsible for a portion of any additional taxes that are required to be paid for periods prior to the IPO as a result of a tax audit. The Tax Sharing and Indemnification Agreement also sets forth the respective rights, responsibilities and obligations between Gaiam and us with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation and other tax matters. Under the Tax Sharing and Indemnification Agreement, we and Gaiam will each indemnify and hold harmless the other from and against any breach by a party of any representation, covenant, statement, promise or obligation of that party under this agreement. In addition, we will indemnify and hold harmless Gaiam from and against any liability under Section 355(e) of the Internal Revenue Code as a result of any action or failure to act by us, our directors, officers, or authorized agents. These indemnity obligations continue indefinitely, subject to any applicable statutes of limitations.

Registration Rights Agreement

Under our Registration Rights Agreement with Gaiam, the holder of our Class B common stock (or its permitted transferee) has the right to require us to register with the SEC all or any portion of the Class B common shares or the Class A Common Stock into which such Class B common shares may be converted so that those shares may be publicly resold, or to include such shares in any registration statement we file, subject to certain exceptions, conditions and limitations. These rights include demand registration rights, Form S-3 registration rights and “piggyback” registration rights, in each case on and subject to the terms and conditions identified in the Registration Rights Agreement. We will generally pay all expenses, other than underwriting discounts and commissions, relating to all demand registrations, Form S-3 registrations and piggyback registrations. These registration rights terminate as to a given holder of registrable securities, when such holder of registrable securities can sell all of such holder’s registrable securities during any 90-day period pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, or the Securities Act, or pursuant to another similar exception. However, if a holder owns more than 10% of our outstanding securities, such holder shall continue to have registration rights until such time as all of the holder’s securities may be sold pursuant to Rule 144 or such holder owns less than 10% of our outstanding securities. The resale of these shares in the public market upon exercise of those registration rights could adversely affect the market price of our common stock.

Solar Installation Projects

During the first half of 2011, we completed a project for Mr. Rysavy to design and install an upgrade to an existing solar system originally built in 1997 for his residence. The contract price or revenue recognized was $244 thousand, which is priced at a customary rate for work performed for employees.

Our Policies Regarding Related-Party Transactions

Any related-party transaction is reviewed by disinterested members of management and, if material, by disinterested members of our board of directors or a committee thereof to ensure that the transaction reflects terms that are at least as favorable for us as we would expect in a similar transaction negotiated at arm’s length by unrelated parties.

Description of Our Common Stock

General

Although we believe the following summary description of our capital stock, our articles of incorporation and our bylaws covers all material provisions affecting the rights of holders of our capital stock, this summary is not intended to be complete and is qualified by reference to the provisions of applicable law and to our articles of incorporation and bylaws, both of which are filed as exhibits to our registration statement filed on Form S-1 on February 7, 2008.

Our authorized capital stock is 250,000,000 shares and consists of 150,000,000 shares of Class A Common Stock; 50,000,000 shares of Class B Common Stock; and 50,000,000 shares of preferred stock, par value $.0001 per share. We have outstanding 15,801,129 shares of Class A Common Stock, and 2,153,293 shares of Class B Stock. There are no shares of preferred stock outstanding. All of our shares of Class B Common Stock are held by Gaiam, and Gaiam will continue to hold those shares until they are exchanged for shares of Class B Common Stock prior to December 31, 2011. We have 2,000,000 shares of Class A Common Stock reserved for issuance upon the exercise of options, 70,000 shares of Class A Common Stock reserved for issuance upon the exercise of warrants and 280,000 shares of Class A common stock reserved for issuance upon the exercise of certain contractual rights. The warrants entitle the warrant holder to acquire the specified number of shares of our Class A Common Stock at an exercise price of $3.20 per share, and expire seven years from their respective dates of grant. The warrants vested 50% upon the completion of our IPO and have since fully vested.

Gaiam owns all of our Class B Common Stock. The Class B Common Stock may be transferred by the holder thereof except that we will not effect such transfer unless such holder shall have elected in writing either (i) to transfer such shares as shares of Class B Common Stock or (ii) to convert such shares into shares of Class A Common Stock simultaneously with such transfer. No change in control, merger, consolidation, reorganization or similar transaction affecting a holder of the Class B Common Stock that is a corporation or partnership shall be deemed to be a transfer of the shares of Class B Common Stock. The shares of Class B Common Stock are convertible one-for-one into shares of Class A Common Stock, at the option of the holder of the shares of Class B Common Stock. Gaiam has agreed with Riverside to convert all of its shares of Class B Common Stock into an equal number of shares of Class A Common Stock. See “The Merger Agreement – Shareholders Agreement.”

Our board of directors is authorized, subject to any limitations prescribed by Colorado law, to issue at any time up to 50,000,000 shares of preferred stock. The board may provide for the issuance of the preferred stock in one or more series or classes with designations, preferences, limitations and relative rights determined by the board without any vote or action by the shareholders, although the board may not issue voting preferred stock without the consent or approval of a majority of the Class B Common Stock. As a result, the board has the power to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of the common stock. Although we have no current plans to issue any preferred stock, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from attempting to acquire us. Such an issuance could also dilute the voting power or other incidents of ownership of holders of our common stock.

Voting Rights

Each holder of shares of Class A Common Stock is entitled to 1 vote for each share held on all matters submitted to a vote of shareholders. Each share of Class B Common Stock is entitled to 10 votes on all matters submitted to a vote of shareholders. There are no cumulative voting rights. All holders of shares of Class A Common Stock and shares of Class B Common Stock vote as a single group on all matters that are submitted to the shareholders for a vote. Accordingly, holders of a majority of the shares of Class A Common Stock and shares of Class B Common Stock entitled to vote in any election of directors may elect all of the directors who stand for election. A required number of shareholders having the minimum number of votes that would be necessary to authorize or take action at a meeting at which all of the shares entitled to vote thereon were present and voted may consent to an action in writing and without a meeting under certain circumstances.

Dividends and Liquidation

Shares of Class A Common Stock and shares of Class B Common Stock are entitled to receive dividends, if any, as may be declared by the board of directors out of legally available funds. In the event of a liquidation, dissolution or winding up of our company, the shares of Class A Common Stock and shares of Class B Common Stock are entitled to share ratably in our assets remaining after the payment of all of our debts and other liabilities. Holders of shares of Class A Common Stock and shares of Class B Common Stock have no preemptive, subscription or redemption rights, and there are no redemption or sinking fund provisions applicable to the shares of Class A Common Stock and Class B Common Stock.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

The following provisions, which are contained in our articles of incorporation or bylaws, could have the effect of delaying, deferring or preventing a change in control of our company.

Our articles of incorporation and bylaws provide that our board may consist of any number of directors, which may be fixed from time to time by our board. Newly created directorships resulting from any increase in our authorized number of directors may be filled by the affirmative vote of a majority of the directors then in office or by an election at an annual meeting or special meeting of shareholders called for that purpose, and any vacancies on our board resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled a majority of our board then in office, even if less than a quorum is remaining in office.

Our articles of incorporation provide that shareholders holding the required number of shares may consent to an action in writing without the need to hold a meeting. More specifically, the articles of incorporation provide that any action that is required or permitted under Articles 101 to 117 of the Colorado Business Corporation Act or under our articles of incorporation to be taken at a meeting of shareholders may be taken without a meeting if shareholders that sign the written consent hold not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted. At present, because Gaiam has approximately 78.7% of the total voting power of our common stock voting as a single class, Gaiam is able to consent to certain actions in writing, without the need for additional shareholder approval or actions – including the actions taken in the Written Consent described in this Information Statement.

Our bylaws require advance notice by a shareholder of any proposal to be brought before an annual meeting of shareholders by a shareholder, including any nomination for election of directors by any shareholder entitled to vote for the election of directors at the meeting. Our bylaws also provide that no shareholder proposal may be considered at a meeting of our shareholders unless the proposal relates to a matter on which a shareholder vote is required by our charter, bylaws or by applicable law.

Cumulative voting in the election of directors is not permitted under our articles of incorporation or bylaws. Each holder of our Class A Common Stock has one vote on all matters submitted to shareholders for each share of Class A Common Stock standing in the name of such holder on our books. Each holder of our Class B Common Stock has ten votes on all matters submitted to shareholders for each share of Class B Common Stock. Except as otherwise provided in our articles of incorporation or as otherwise provided by law, all shares of our common stock entitled to vote will vote as a single class on all matters submitted to the shareholders. We may not issue any additional shares of Class B Common Stock (except in connection with stock splits and stock dividends) and the rights of the holders of Class B Common Stock may not be amended except by the affirmative vote of the holders of a majority of the voting power of the shares of Class A Common Stock and of Class B Common Stock entitled to vote, each voting separately as a class. Gaiam holds 100% of our Class B Common Stock and beneficially owns approximately 55.7% of our outstanding shares of common stock. In addition, immediately after this offering and assuming no conversion of any outstanding shares of Class B Common Stock, Gaiam has approximately 63.8% of the total voting power of our common stock voting as a single class. Consequently, Gaiam is able to exert substantial influence over our company and control matters requiring approval by our shareholders, including the election of directors, increasing our authorized capital stock, financing activities, a merger or sale of our assets and the number of shares available for issuance under our Incentive Plan. Our articles of incorporation provide that our board of directors may authorize the issuance of preferred stock, subject only to the approval of holders of our Class B Common Stock. As a result of Gaiam’s control, no change of control of our company can occur without Gaiam’s consent.

Subject to repeal or change by action of our shareholders, our board may amend, supplement or repeal our bylaws or adopt new bylaws.

Registration Rights

Under the Registration Rights Agreement with Gaiam, the holder of our Class B Common Stock (or its permitted transferee) has the right to require us to register with the SEC all or any portion of the shares of Class B Common Stock or the Class A Common Stock into which such Class B Common Stock may be converted so that those shares may be publicly resold, or to include such shares in any registration statement we file, subject to certain exceptions, conditions and limitations, including a lock-up agreement with the underwriters. These rights include demand registration rights, Form S-3 registration rights and “piggyback” registration rights, in each case on and subject to the terms and conditions identified in the Registration Rights Agreement. We will generally pay all expenses, other than underwriting discounts and commissions, relating to all demand registrations, Form S-3 registrations and piggyback registrations. These registration rights terminate as to a given holder of registrable securities, when such holder of registrable securities can sell all of such holder’s registrable securities during any 90-day period pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, or the Securities Act, or pursuant to another similar exception. However, if a holder owns more than 10% of our outstanding securities, such holder shall continue to have registration rights until such time as all of the holder’s securities may be sold pursuant to Rule 144 or such holder owns less than 10% of our outstanding securities. The resale of these shares in the public market upon exercise of those registration rights could adversely affect the market price of our common stock. The Registration Rights Agreement will be amended pursuant to the Merger Agreement as described above under the heading “The Merger Agreement – Registration Rights Agreement.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company.

Listing

Our Class A Common Stock is listed on the Nasdaq Global Market under the symbol “RSOL.”

Principal Accountant Fees and Services

The firm of Ehrhardt Keefe Steiner & Hottman P.C. (“EKS&H”), as our independent registered public accounting firm for 2010, was responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon expressing its opinion as to whether our consolidated financial statements present fairly, in all material respects, our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States. Real Goods Solar is not required to have and did not engage EKS&H to perform an audit of its internal control over financial reporting. The following table presents fees for professional services rendered for the years ended December 31, 2010 and 2009:

Audit and Non-Audit Fees (in $000’s)	2010	2009

EKS&H:

Audit fees (1)	$120	$118

Audit related fees	—	—

Tax fees	—	—

All other fees	—	—

Total	$120	$118

(1)	Audit fees are fees that we paid for the audit of our annual financial statements included in our Annual Report on Form 10-K and review of unaudited financial statements included in our Quarterly Reports on Form 10-Q; for services in connection with the filing of our S-8; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements; and all costs and expenses in connection with the above.

In accordance with the policies of our audit committee and legal requirements, all services to be provided by our independent registered public accounting firm are pre-approved by our audit committee. Pre-approved services include audit services, audit-related services, tax services and other services. In some cases, pre-approval is provided by the full audit committee for up to a year, and such services relate to a particular defined task or scope of work and are subject to a specific budget. In other cases, the chairman of our audit committee has the delegated authority from our audit committee to pre-approve additional services, and such action is then communicated to the full audit committee at the next audit committee meeting. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its auditing firm. If we need such services, we obtain them from other service providers.

EKS&H is currently engaged to be our independent registered public accounting firm for the remainder of 2011.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Some of Earth Friendly’s and Real Goods Solar’s directors and executive officers have financial interests in the Merger that may be different from, or in addition to, the interests of Earth Friendly’s equity holders generally. Our board of directors and the board of managers of Earth Friendly were aware of and considered these potential interests, among other matters, in evaluating and negotiating the Merger Agreement and approving the Merger. In particular, David Belluck, a principal of Riverside, and Steve Kaufman, the former chief executive officer of Alteris, became members of our board of directors in connection with the Merger. Also, we are replacing Earth Friendly options held by Earth Friendly employees representing up to 620,000 shares of Class A Common Stock. See “Information About Earth Friendly – Options” for more information.

Riverside Partners, LLC will receive $672,010 in accrued management fees and reimbursable expenses that are due and payable by Earth Friendly and Alteris at the effective time of the Merger, pursuant to the terms of a letter agreement relating to management services between Earth Friendly, Alteris and Riverside Partners, LLC dated September 19, 2008. Although this management services agreement predates any negotiations relating to the Merger, the payments due under the management services agreement will be paid to Riverside Partners, LLC upon consummation of the Merger. David Belluck, who became a director of our company in connection with the Merger, may be deemed to have benefitted from the payment of the management fees to Riverside Partners, LLC because David Belluck may be deemed to control Riverside Partners, LLC.

In consideration for Gaiam providing us with additional services in connection with the Merger, including under our Intercorporate Services Agreement, and agreeing to amend the Intercorporate Services and the Tax Sharing Agreements, and pursuant to the Shareholders Agreement, Gaiam will receive $672,000 in fees at the effective time of the Merger. Our Chairman, Mr. Rysavy, who serves as Chairman of Gaiam and has direct beneficial ownership of shares representing approximately 26% of Gaiam’s outstanding equity and in excess of 50% of Gaiam’s voting power, may be deemed to have benefitted from the payment of these fees to Gaiam.

DELIVERY OF MATERIALS

Securities and Exchange Commission rules permit a single Information Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. In accordance with a notice that is being sent to certain beneficial shareholders (who share a single address) only one Information Statement will be sent to that address unless any shareholder at that address gave contrary instructions. We will promptly deliver a copy of such materials to any shareholder requesting the same. However, if any such beneficial shareholder residing at such an address wishes to receive a separate Information Statement, please contact Computershare Trust Company (our transfer agent & registrar) in writing by mailing to Computershare Trust Company, Attention: Householding, 250 Royall Street, Canton, MA 02021, or by faxing your request to: 303-262-0700. You can also contact us by calling 303-222-3600.

ADDITIONAL INFORMATION AND COMMUNICATIONS WITH THE BOARD

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by us with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on us at the SEC web site containing reports, proxy statement and other information at: http://www.sec.gov. Information and statements contained in this Information Statement are qualified in all respects by reference to the copy of the relevant contract or other document furnished as an exhibit and incorporated by reference into this Information Statement.

Shareholders may communicate with our board of directors, including the non-management directors, by sending a letter to the Real Goods Solar Board of Directors, c/o Corporate Secretary, Real Goods Solar, Inc., 833 W. South Boulder Road, Louisville, Colorado 80027. Our corporate secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, our corporate secretary will submit your correspondence to the chairman of the board or to any specific director to whom the correspondence is directed.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

Earth Friendly Energy Group Holdings, LLC d/b/a Alteris Renewables, Inc.

Providence, Rhode Island

We have audited the accompanying consolidated balance sheets of Earth Friendly Energy Group Holdings, LLC d/b/a Alteris Renewables, Inc. (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Earth Friendly Energy Group Holdings, LLC d/b/a Alteris Renewables, Inc. as of December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ CCR LLP

Westborough, Massachusetts

May 31, 2011

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Consolidated Balance Sheets

As of December 31, 2010 and 2009

	2010	2009
Assets
Current assets
Cash	$1,329,168	$1,192,876
Accounts receivable, net	5,167,737	11,869,855
Unbilled receivables	2,140,815	5,637,558
Miscellaneous receivables	60,241	134,000
Employee advances	166,776	129,698
Inventories, net	2,973,367	1,909,212
Construction in progress	2,801,687	7,883,089
Costs and estimated earnings in excess of billings on uncompleted contracts	539,559	—
Prepaid expenses and other current assets	297,656	75,516
Prepaid income taxes	622,402	—
Restricted cash	665,500	665,753
Deferred tax asset	591,917	942,713

	17,356,825	30,440,270

Property and equipment, net	1,664,134	1,795,093

Other assets
Deferred financing fees, net	34,168	13,625
Deposits	23,755	125,853
Intangible assets, net	19,506	19,506
Deferred tax asset	2,573,848	—
Goodwill	23,656,663	27,534,744

	26,307,940	27,693,728

Total assets	$45,328,899	$59,929,091

Liabilities and Members’ Equity
Current liabilities
Revolving line of credit	$776,149	$37,016
Current portion of long-term debt	516,980	439,553
Current portion of capital lease obligation	21,584	—
Current portion of subordinated debt	277,970	352,287
Accounts payable	8,395,555	11,327,320
Customer deposits	3,154,946	9,346,949
Deferred revenue	31,550	—
Billings in excess of costs and estimated earnings on uncompleted contracts	279,219	—
Accrued expenses and other current liabilities	3,043,571	4,490,253

	16,497,524	25,993,378

Long-term debt, net of current portion	461,778	799,754
Capital lease obligation, net of current portion	82,776	—
Subordinated debt, net of current portion	1,891,559	2,100,129
Deferred revenue	119,600	—
Deferred tax liability	—	18,440

Total liabilities	19,053,237	28,911,701

Members’ equity	26,275,662	31,017,390

Total liabilities and members’ equity	$45,328,899	$59,929,091

See notes to consolidated financial statements

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Consolidated Statements of Operations

For the Years Ended December 31, 2010 and 2009

	2010	2009

Net sales	$49,273,951	$53,183,513

Cost of sales	44,128,360	41,409,939

Gross profit	5,145,591	11,773,574

Operating expenses	9,668,594	9,796,605
Depreciation and amortization	429,706	277,758
Impairment losses	4,238,537	—

Income (loss) from operations	(9,191,246)	1,699,211

Other income (expense)
Other income	750	2,293
Interest expense	(470,076)	(394,295)

	(469,326)	(392,002)

Income (loss) before provision for income taxes	(9,660,572)	1,307,209

Provision for (benefit from) income taxes	(2,802,153)	566,955

Net income (loss)	$(6,858,419)	$740,254

See notes to consolidated financial statements

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Consolidated Statements of Members’ Equity

For the Years Ended December 31, 2010 and 2009

	Senior Preferred Member Units	Preferred Member Units	Class A Common Member Units	Retained Earnings (Accumulated Deficit)	Total Members’ Equity

Balances at January 1, 2009	$—	$15,812,227	$10,510,190	$334,961	$26,657,378

Issuance of member units	—	2,175,313	—	—	2,175,313

Issuance of member units at acquisition	—	1,177,778	266,667	—	1,444,445

Net income	—	—	—	740,254	740,254

Balances at December 31, 2009	—	19,165,318	10,776,857	1,075,215	31,017,390

Issuance of member units	1,266,691	—	—	—	1,266,691

Issuance of member units at acquisition	—	700,000	150,000	—	850,000

Net loss	—	—	—	(6,858,419)	(6,858,419)

Balances at December 31, 2010	$1,266,691	$19,865,318	$10,926,857	$(5,783,204)	$26,275,662

See notes to consolidated financial statements

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2010 and 2009

	2010	2009

Cash flows from operating activities
Net income (loss)	$(6,858,419)	$740,254
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Provision for bad debts	20,000	87,227
Depreciation and amortization	429,706	277,758
Impairment losses	4,238,537	—
Amortization of deferred financing fees	39,760	41,222
Deferred income taxes	(2,241,492)	(201,333)
(Increase) decrease in:
Accounts receivable	6,772,107	(5,353,091)
Unbilled receivables	3,511,313	(3,919,090)
Miscellaneous receivables	73,759	(134,000)
Employee advances	(37,078)	(129,698)
Inventories, net	(1,007,380)	684,094
Construction in progress	5,504,606	(4,097,067)
Costs and estimated earnings in excess of billings on uncompleted contracts	(539,559)	—
Prepaid expenses and other current assets	(222,140)	279,870
Prepaid income taxes	(622,402)	—
Intangibles	—	(11,827)
Increase (decrease) in:
Accounts payable	(2,982,066)	6,473,373
Customer deposits	(6,589,256)	5,860,520
Deferred revenue	151,150	—
Billings in excess of costs and estimated earnings on uncompleted contracts	279,219	—
Accrued expenses and other current liabilities	(1,448,117)	2,415,787

Net cash provided by (used for) operating activities	(1,527,752)	3,013,999

Cash flows from investing activities
Change in restricted cash	253	(664,718)
Change in deposits	102,098	(112,596)
Acquisition of assets, net of cash acquired	(347,505)	(203,770)
Acquisition of property and equipment	(105,994)	(345,585)

Net cash used for investing activities	(351,148)	(1,326,669)

Continued—

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Consolidated Statements of Cash Flows (Continued)

For the Years Ended December 31, 2010 and 2009

	2010	2009
Cash flows from financing activities
Principal borrowings (payments) on revolving line of credit, net	$739,133	$(4,530,327)
Principal borrowings on long-term debt	529,250	—
Principal payments on long-term debt	(875,330)	(368,250)
Principal payments on capital leases	(1,362)	—
Principal payments on subordinated debt	(282,887)	(152,141)
Payment of deferred financing fees	(60,303)	(13,625)
Issuance of member units	1,966,691	3,353,091

Net cash provided by (used for) financing activities	2,015,192	(1,711,252)

Net increase (decrease) in cash	136,292	(23,922)

Cash - beginning of period	1,192,876	1,216,798

Cash - end of period	$1,329,168	$1,192,876

Supplemental disclosures of cash flows information
Cash paid for interest	$94,082	$256,188

Cash paid for income taxes	$660,486	$280,272

Summary of non-cash investing and financing activities
Issuance of member units related to Industrial Systems Integrators, Inc. acquisition	$150,000	$—

Issuance of subordinated debt related to Renewable Power Systems, LLC acquisition	$—	$612,450

Issuance of member units related to Renewable Power Systems, LLC acquisition	$—	$266,667

Vehicles acquired with capital lease	$105,722	$—

Vehicle acquired with long-term debt	$85,531	$439,178

See notes to consolidated financial statements

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2010 and 2009

1.	Nature of Operations

Earth Friendly Energy Group Holdings, LLC (the Company) and its wholly-owned subsidiary Alteris Renewables, Inc. (Alteris), with Alteris’ wholly-owned subsidiaries Earth Friendly Energy Group, Inc. (Earth Friendly Energy), Solar Works, Inc. (Solar Works), Alteris RPS, LLC (RPS), and Alteris ISI, LLC (ISI) sell, design, install, and support renewable energy systems throughout New England and the mid-Atlantic states for both residential and commercial customers.

2.	Acquisition and Basis of Presentation

Alteris ISI, LLC was formed on April 28, 2010 for the purpose of acquiring the assets of Industrial Systems Integrators, Inc. on May 7, 2010. The acquisition allows the Company to meet increasing market demand for solar installations in parts of New Jersey and New York. The goodwill of $360,456 arising from the acquisition consists largely of the customer reference base, sales and operational capabilities, and the acquired company’s reputation in parts of New York state.

The total cost of the acquisition was $850,000, which included the associated transaction fees and expenses of $350,000. The transaction fees and expenses were included in operating expenses for the year ended December 31, 2010. There was $2,495 of cash acquired. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Current assets	$587,033
Property and equipment	1,500
Goodwill	360,456

Total assets	948,989
Less: liabilities assumed	448,989

Net assets acquired	$500,000

The transaction included an opportunity for additional consideration if ISI achieved certain performance thresholds as defined in the purchase agreement. The performance thresholds were not achieved as of December 31, 2010.

The acquired assets and liabilities shown above have been netted from the balance sheet account changes in the consolidated statement of cash flows.

Continued—

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2010 and 2009

2.	Acquisition and Basis of Presentation (Continued)

Alteris RPS, LLC was formed on May 26, 2009 for the purpose of acquiring the assets of Renewable Power Systems, LLC on June 8, 2009. The acquisition allows the Company to meet increasing market demand for solar installations driven by rising energy prices, new federal and state initiatives to boost the usage of renewable energy, and the increased supply and lower costs of photovoltaic panels projected in the next few years. The goodwill of $744,609 arising from the acquisition consists largely of the customer reference base, sales and operational capabilities, and the acquired company’s reputation in New York state.

The total cost of the acquisition was $1,444,445. The cost of the acquisition includes the purchase price plus acquisition costs of $511,111. The transaction fees and expenses were included in operating expenses for the year ended December 31, 2009. There was $462,897 of cash acquired. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Current assets	$1,380,795
Property and equipment	84,660
Goodwill	744,609

Total assets	2,210,064
Less: liabilities assumed	1,276,730

Net assets acquired	$933,334

A portion of the purchase price was paid in the form of 566 restricted common units, of which 40% vested at the acquisition date and 60% vested based on certain performance thresholds as defined in the purchase agreement. The performance thresholds were met as of December 31, 2010, and the shares became fully vested.

The acquired assets and liabilities shown above have been netted from the balance sheet account changes in the consolidated statement of cash flows.

3.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts and transactions of Earth Friendly Energy Group Holdings, LLC and its wholly-owned subsidiary, Alteris Renewables, Inc., and its wholly-owned subsidiaries Earth Friendly Energy Group, Inc., Solar Works, Inc., Alteris RPS, LLC, and Alteris ISI, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Continued—

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2010 and 2009

3.	Summary of Significant Accounting Policies (Continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue based on the length of the individual contracts. The Company generally recognizes revenues and reports profits from construction contracts under the completed-contract method due to the short-term nature of the contracts, mostly extending for periods of one to three months. Under the completed-contract method, contract costs and billings are accumulated during the periods of construction and are included in operations in the period in which they are substantially completed. The Company considers contracts to be substantially completed when the remaining costs and potential risks are insignificant in amount. The Company deems this date to be when field work has been completed. Remaining costs include final inspections and approvals from regulatory agencies, towns, and utility companies, which generally take three to four weeks and are deemed to be perfunctory.

The Company recognizes revenue for longer-term contracts under the percentage-of-completion method. The percentage-of-completion is determined by relating the actual labor cost of work performed to date for each contract to its total estimated labor cost at completion. If the estimate indicates that a loss on a contract is probable, a provision is made for the entire loss without reference to the percentage of completion. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

The asset “costs and estimated earnings in excess of billings on uncompleted contracts” represents costs incurred plus estimated earnings in excess of amounts billed on percentage-of-completion contracts. The liability “billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of related costs incurred and revenue recognized on percentage-of-completion contracts.

Continued—

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2010 and 2009

3.	Summary of Significant Accounting Policies (Continued)

Restricted Cash

Restricted cash represents amounts reserved under the outstanding surety bonds.

Unbilled Revenue

Unbilled revenue represents completed contracts for which billings have not been presented to customers. When billed, these amounts are included in accounts receivable. The Company expects the majority of unbilled revenue to be collected during the subsequent fiscal period.

Inventories

Inventories, which consist of components of renewable energy systems, are stated at the lower of cost or market value. Cost is determined principally by the weighted average method. The costs included are direct material costs. The Company periodically reviews the net realizable value of the inventory, and, if necessary, writes down the recorded costs. The inventory is presented net of allowances for excess quantities and obsolescence of $41,000 and $48,950 at December 31, 2010 and 2009, respectively.

Construction in Progress

Construction in progress represents costs related to contracts not complete at the end of the fiscal year.

Property and Equipment, Depreciation and Amortization

Property and equipment are stated at cost. Depreciation is computed using the straight-line method at rates sufficient to allocate the cost of the applicable assets to expense over their estimated useful lives. Leasehold improvements are amortized over the shorter of the assets’ estimated useful lives or the remaining lease term.

Goodwill and Deferred Financing Costs

Goodwill represents the excess of the cost over fair value, at the date of acquisition, of the net assets purchased in a business combination. GAAP requires that goodwill be tested for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Any goodwill impairment is charged to operations.

Continued—

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2010 and 2009

3.	Summary of Significant Accounting Policies (Continued)

Goodwill and Deferred Financing Costs (Continued)

The Company recognized an impairment loss related to goodwill of $4,238,537 for the year ended December 31, 2010. Management tested goodwill for impairment at December 31, 2009 and determined that no impairment existed. Management used the guideline transaction method under the market approach as a measurement of the Company’s fair value of assets, including goodwill, and liabilities. This method requires management to make estimates regarding market multiples for a hypothetical sales transaction by reviewing published data regarding actual transactions for comparable companies. The estimates are subject to some factors outside management’s control.

Costs incurred to obtain debt financing are capitalized as deferred financing costs and are amortized on a straight-line basis over the term of the related debt.

Advertising

Advertising costs are charged to operations as incurred. Advertising expense amounted to approximately $252,000 and $140,000 for the years ended December 31, 2010 and 2009.

Concentrations of Credit Risk

The Company places its cash in highly rated financial institutions, which are continually reviewed by senior management for financial stability. Effective December 31, 2010, extending through December 31, 2012, all “noninterest-bearing transaction accounts” are fully insured, regardless of the balance of the account. The Company has not experienced any losses in such accounts and believes that its cash is not exposed to significant credit risk.

Income Taxes

The members of Earth Friendly Energy Group Holdings, LLC have elected to have the Company taxed as a partnership. Accordingly, the Company is not subject to federal or state income taxes. Alteris is treated as a subchapter C corporation and accounts for income taxes according to the liability method. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and income tax bases of assets and liabilities and are measured using enacted tax laws and rates that will be in effect when the differences are expected to reverse. Earth Friendly Energy, Solar Works, RPS and ISI are single member LLCs, wholly owned by Alteris. These entities are disregarded from the parent company for federal income tax purposes, and therefore, are taxed at the Alteris level. These entities may have state tax filing requirements in certain jurisdictions.

The Company’s income tax returns are subject to examination by the appropriate taxing jurisdictions. As of December 31, 2010, the Company’s federal and various state tax returns for the years 2007 through 2009 are subject to examination.

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2010 and 2009

4.	Accounts Receivable

Accounts receivable are presented net of an allowance for doubtful collections of $145,000 and $150,000 at December 31, 2010 and 2009. In determining this allowance, objective evidence that a single receivable is uncollectible as well as a historical pattern of collections of accounts receivable that indicates the entire face amount of a portfolio of accounts receivable may not be collectible is considered at each consolidated balance sheet date.

5.	Property and Equipment

Property and equipment consists of the following at December 31:

	2010	2009

Tools and equipment	$648,249	$631,749
Motor vehicles	1,585,850	1,397,600
Office equipment and computers	508,091	456,061
Furniture and fixtures	64,520	64,520
Leasehold improvements	46,792	16,875

	2,853,502	2,566,805
Less: accumulated depreciation and amortization	1,189,368	771,712

	$1,664,134	$1,795,093

Depreciation and amortization expense amounted to $429,706 and $277,758 for the years ended December 31, 2010 and 2009.

6.	Costs and Estimated Earnings on Uncompleted Contracts

Information regarding uncompleted contracts at December 31, 2010 and 2009 is as follows:

	2010	2009

Costs incurred on uncompleted contracts	$1,393,316	$—
Estimated earnings	445,352	—

	1,838,668	—
Less: billings to date	1,578,328	—

	$260,340	$—

Continued—

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2010 and 2009

6.	Costs and Estimated Earnings on Uncompleted Contracts (Continued)

These items are included in the accompanying consolidated balance sheets as follows:

	2010	2009

Costs and estimated earnings in excess of billings on uncompleted contracts	$539,559	$—

Billings in excess of costs and estimated earnings on uncompleted contracts	(279,219)	—

	$260,340	$—

7.	Revolving Line of Credit

The Company has a revolving line of credit agreement which provides for advances not to exceed $7,000,000. All borrowings are collateralized by a security interest in substantially all assets of the Company and bear interest at the bank’s prime rate plus 1.75% (total interest rate of 5.5% at December 31, 2010). The line of credit facility will mature on February 28, 2012. The line of credit has a facility fee of 0.5% per year of the average daily unused portion of the available line of credit during the applicable calendar quarter. The Company may reserve up to $500,000 for stand-by letters of credit under the line of credit. There were no outstanding stand-by letters of credit at December 31, 2010 or 2009. The amounts outstanding on the line of credit were $776,149 and $37,016, at December 31, 2010 and 2009, respectively.

8.	Long-Term Debt

Long-term debt consists of the following at December 31:

	2010	2009

Note payable to the Business Development Company of Rhode Island in 24 monthly installments of $20,833, including interest at 5.5% through March 2012. The note is secured by the property and equipment of the Company.	$312,503	$—

Note payable to bank in 36 monthly installments of $18,055, plus interest at the bank’s prime rate plus 1.5%. The note was repaid in full during 2010.	—	433,340

Continued—

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2010 and 2009

8.	Long-Term Debt (Continued)

	2010	2009

Unsecured note payable to financing company to finance insurance premiums in quarterly installments of $7,448, including interest at 4.94% through July 2011.	$21,802	$—

Notes payable to finance companies for the purchase of vehicles and equipment in 36 to 60 monthly installments totaling $23,083, including interest ranging from 0% to 11.3%. The notes are secured by vehicles and equipment.	644,453	805,967

Total	978,758	1,239,307
Less – current portion	516,980	439,553

Long-term portion	$461,778	$799,754

Maturities of long-term debt at December 31, 2010 are as follows:

Year ending December 31,
2011	$516,980
2012	260,028
2013	132,660
2014	67,147
2015	1,943

$978,758

The notes are subject to both positive and negative restrictions and covenants, which include maintaining certain debt service and adjusted leverage ratios.

9.	Obligations Under Capital Leases

During 2010 the Company acquired motor vehicles under capital leases. The economic substance of the leases is that the Company is financing the acquisition of the assets through the leases. The cost of capitalized leased assets included in property and equipment was $105,722 at December 31, 2010. Amortization of capitalized leased assets, included in depreciation expense, was $2,407 for the year ended December 31, 2010. Accumulated amortization of capitalized leased assets was $2,407 at December 31, 2010.

Continued—

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2010 and 2009

9.	Obligations Under Capital Leases (Continued)

The following schedule provides future minimum lease payments under capital leases, together with the net present value of minimum capital lease payments, at December 31, 2010:

Year ending December 31,
2011	$27,691
2012	26,393
2013	64,016

118,100
Less – amounts representing interest	13,740

Present value of minimum capital lease payments	104,360
Less – current portion of obligations under capital leases	21,584

Long-term portion of obligations under capital leases	$82,776

10.	Subordinated Debt

Subordinated debt consists of the following at December 31:

	2010	2009

Notes payable to the former owners of Solar Works, Inc., to be paid on a date which will be mutually agreed to by both parties. The notes contain a provision whereby interest will continue to accrue at a rate increasing by 2% annually. The interest rate is 10% at December 31, 2010.	$1,681,211	$1,681,211

Note payable to SunSearch, LLC for the purchase of inventory, vehicles, and equipment in monthly installments of $2,386, including interest at 5% through June 2011. The note is secured by a personal guaranty of a member.	9,444	36,851

Non-interest bearing notes payable to the former owners of Renewable Power Systems, LLC (imputed interest of 5.5%), due in three annual installments of $222,222 beginning on January 1, 2010, less unamortized discount of $34,970 and $54,216 at December 31, 2010 and 2009, respectively.	409,474	612,450

Continued—

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2010 and 2009

10.	Subordinated Debt (Continued)

	2010	2009

Note payable to Kosmo Solar, Inc. for the purchase of inventory, vehicles, and equipment in eight quarterly installments of $13,539, including interest at 5% through January 2010.	$—	$52,504

Unsecured notes payable to officers in annual installments of $69,400 plus accrued interest at 5%. Maturity on the note has been extended to March 2011.	69,400	69,400

Total	2,169,529	2,452,416
Less – current portion	277,970	352,287

Long-term portion	$1,891,559	$2,100,129

Maturities of long-term debt at December 31, 2010 are as follows:

Year ending December 31,
2011	$277,970
2012	1,891,559

$2,169,529

Accrued interest related to the subordinated debt agreements is included in accrued expenses on the consolidated balance sheets and amounted to $356,798 and $194,048 at December 31, 2010 and 2009, respectively.

11.	Members’ Equity

The Limited Liability Company Agreement (LLC Agreement) provides for four classes of membership: Senior Preferred Units, Preferred Units, Class A Common Units, and Class B Common Units. There were 627,075 Senior Preferred Units issued and outstanding at December 31, 2010. There were no Senior Preferred Units issued and outstanding at December 31, 2009. There were 16,189,764 and 15,843,229 Preferred Units issued and outstanding at December 31, 2010 and 2009, respectively. There were 9,574,431 and 9,500,174 Class A Common Units issued and outstanding at December 31, 2010 and 2009, respectively. The Company has reserved 7,444,600 Class B Common Units for future issuances to employees, consultants, directors, managers, or others providing services to the Company. There were 4,482,486 and 3,876,898 Class B units issued and outstanding as of December 31, 2010 and 2009, respectively.

Continued—

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2010 and 2009

11.	Members’ Equity (Continued)

During March 2011 the Company received proceeds of $2,000,000 related to the issuance of additional member units.

In general net profits and net losses of the Company are allocated to the various classes of outstanding units in proportion to the number of units owned by each member. Upon the liquidation of the Company, the holders of Senior Preferred Units have the right to receive a distribution equal to $5.05 per unit prior to any distribution to the Preferred Unit holders, or the Class A or Class B Common Unit holders. Second, the holders of Preferred Units have the right to receive a distribution equal to $1.3725 per unit prior to any distribution to the Class A or Class B Common Unit holders. Third, the holders of Preferred Units have the right to receive a distribution equal to the Preferred Return, an amount which, when combined with all prior distributions at liquidation to Preferred Unit holders, is sufficient to produce an 8% internal rate of return, accrued daily and compounded annually, on the capital contributions made with respect to the Preferred Units. Fourth, the holders of the Class A Common Units have the right to receive a distribution equal to the aggregate amount distributed in respect to each Preferred Unit. The remaining distributions, upon the liquidation of the Company, will be made pro rata in proportion to the number of Units held by each member. Class B Common Units are granted with a distribution threshold, and no payment will be made to a Class B Common Unit holder until the Preferred, Senior Preferred, and Class A Common Unit holders have received an aggregate distribution equal to the distribution threshold of the respective Class B Common Unit. The distribution threshold is determined on the date of grant by the Management Board in order to cause the fair value of the Class B Common Units to be zero on the date of grant.

12.	Equity-Based Compensation

The LLC Agreement provides for the issuance of Class B units pursuant to Unit Restriction Agreements (the Agreements) approved by the Management Board. The units vest ratably over a five year period, on the anniversary date of each Agreement, as long as the employee is employed by the Company. If employment is terminated for any reason, the Company has the right to purchase any or all of the then vested units from the employee at the fair market value of the units, as determined by the Management Board. In the event of a qualifying liquidity event, in accordance with the Limited Liability Company Agreement of the Company, 100% of the units shall become vested. The unit price under the Agreement is not less than the fair market value on the date of the grant and the units have a distribution threshold equal to the fair value at which they were granted; therefore, the Company has not recorded compensation related to the issuance of the units.

Continued—

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2010 and 2009

12.	Equity-Based Compensation (Continued)

The following table sets forth the restricted unit transactions:

	Non Vested Restricted Units
	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding January 1, 2009	—	$—
Granted	3,876,898	—
Forfeited	—	—
Vesting of restricted units	—	—

Outstanding December 31, 2009	3,876,898	—
Granted	865,857	—
Forfeited	(260,269)	—
Vesting of restricted units	(957,020)	—

Outstanding December 31, 2010	3,525,466	$—

13.	Income Taxes

A reconciliation of current and deferred income taxes is as follows:

	2010	2009
Current tax expense (benefit)
Federal	$(559,164)	$600,527
State	(1,497)	167,761

Total current tax expense (benefit)	(560,661)	768,288

Deferred tax expense (benefit)
Federal	(1,223,937)	(172,709)
State	(1,017,555)	(28,624)

Total deferred tax expense (benefit)	(2,241,492)	(201,333)

Total provision for (benefit from) income taxes	$(2,802,153)	$566,955

Continued—

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2010 and 2009

13.	Income Taxes (Continued)

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31 are presented below:

	2010	2009
Deferred tax assets
Allowance for doubtful accounts	$57,468	$59,457
Inventory	16,250	19,403
Other assets	2,277	—
Customer deposits	141,155	580,244
Warranty reserve	21,713	16,370
Accrued expenses	334,261	267,239
Net operating losses	2,870,335	226,082
Deferred tax liabilities
Accelerated depreciation and amortization	(277,694)	(244,522)

Net deferred tax assets	$3,165,765	$924,273

Alteris has federal net operating loss carryforwards of approximately $5,261,000, which will begin to expire in 2022, and $14,322,000 of state net operating loss carryforwards, which will begin to expire in 2011.

Any significant change in ownership, as defined by Section 382 of the Internal Revenue Code, may result in an annual limitation on the amount of the net operating loss carryforwards which could be utilized in a single year. Due to the recent acquisitions of Earth Friendly Energy and Solar Works in 2008, all net operating losses incurred prior to the dates of acquisition would be subject to the limitations under Section 382.

14.	Operating Leases

The Company entered into operating lease agreements for several office and warehouse locations. Lease expense for the years ended December 31, 2010 and 2009 was approximately $356,000 and $314,000, respectively. Future minimum lease payments on operating lease obligations are as follows:

Year ending December 31,
2011	$154,189
2012	17,044

$171,233

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2010 and 2009

15.	Employee Benefit Plans

Alteris sponsors a 401(k) defined contribution plan. Employees are eligible to participate upon attaining the age of 21 and are eligible to receive matching contributions after completing 90 days of service. Participants can elect to defer up to the maximum allowed under the Internal Revenue Code. Participants are fully vested in their contributions to the plan and vest ratably over six years in employer contributions. Alteris has the option to make a matching contribution equal to a percentage of the participant salary deferrals. Alteris made no such contributions during the years ended December 31, 2010 and 2009.

16.	Significant Suppliers

Purchases from two significant, unrelated suppliers comprised 31% and 38% of purchases during the years ended December 31, 2010 and 2009, respectively. Amounts due to two significant unrelated suppliers accounted for 47% and 43% of accounts payable at December 31, 2010 and 2009, respectively.

17.	Surety Bonds

As a condition of entering into some of its construction contracts, the Company had surety bonds of approximately $5,149,000 and $2,619,000 outstanding as of December 31, 2010 and 2009.

18.	Related Party Transactions

The Company is involved in a management services agreement with an affiliate of its majority member. This agreement requires an annual management fee equal to the greater of $500,000 or 5% of EBITDA for the prior year as determined by the Management Services letter. In addition the Company will be responsible for reasonable out-of-pocket expenses for projects and travel due to management. Expenses related to this management services agreement were $138,889 in 2010. Management fees were waived during 2009.

During the year ended December 31, 2010, the Company entered into a lease agreement for office space with an entity owned by one of the Company’s members. Lease expense was $24,960 for the year ended December 31, 2010.

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2010 and 2009

19.	Warranty Liability

The Company provides warranty labor and parts to its customers for certain manufactured products. The warranty period generally ranges between five and ten years beginning with the date of system commissioning. Warranty liability was $54,784 and $41,300 at December 31, 2010 and 2009, respectively, and is included in accrued expenses and other current liabilities in the consolidated balance sheets.

20.	Subsequent Events

Subsequent events were evaluated through May 31, 2011, which is the date the financial statements were available to be issued.

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Condensed Consolidated Balance Sheets

June 21, 2011 and December 31, 2010

(Unaudited)

	2011	2010

Assets

Current assets
Cash	$3,415,817	$1,329,168
Accounts receivable, net	3,923,936	5,167,737
Unbilled receivables	612,167	2,140,815
Inventories, net	4,117,945	2,973,367
Construction in progress	2,706,930	2,801,687
Costs and estimated earnings in excess of billings on uncompleted contracts	92,821	539,559
Prepaid and deferred taxes	1,119,342	1,214,319
Restricted cash	837,554	665,500
Prepaid and other current assets	1,070,651	524,673

	17,897,163	17,356,825

Property and equipment, net	1,791,160	1,664,134

Other assets
Deferred tax asset	4,652,535	2,573,848
Goodwill	23,660,653	23,656,663
Other assets	115,139	77,429

	28,428,327	26,307,940

Total assets	$48,116,650	$45,328,899

Liabilities and Members’ Equity

Current liabilities
Revolving line of credit	$3,054,085	$776,149
Current portion of long-term and subordinated debt	2,327,157	794,950
Current portion of capital lease obligation	71,821	21,584
Accounts payable	5,256,974	8,395,555
Customer deposits	1,779,024	3,154,946
Billings in excess of costs and estimated earnings on uncompleted contracts	1,708,152	279,219
Accrued expenses and other current liabilities	6,704,478	3,075,121

	20,901,691	16,497,524

Long-term and subordinated debt, net of current portion	280,861	2,353,337
Capital lease obligation, net of current portion	297,202	82,776
Deferred revenue	70,662	119,600

Total liabilities	21,550,416	19,053,237

Members’ equity	26,566,234	26,275,662

Total liabilities and members’ equity	$48,116,650	$45,328,899

See notes to condensed consolidated financial statements

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Condensed Consolidated Statements of Operations

For the Period April 1, 2011 Through June 21, 2011

and

For the Three Months Ended June 30, 2010

(Unaudited)

	2011	2010

Net sales	$7,408,762	$12,759,749

Cost of sales	6,437,406	12,213,718

Gross profit	971,356	546,031

Operating expenses	3,851,072	2,587,270
Depreciation and amortization	114,935	103,972

Loss from operations	(2,994,651)	(2,145,211)

Interest and other expense	(98,021)	(251,516)

Loss before benefit from income taxes	(3,092,672)	(2,396,727)

Benefit from income taxes	(1,036,659)	(695,179)

Net loss	$(2,056,013)	$(1,701,548)

See notes to condensed consolidated financial statements

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Condensed Consolidated Statements of Operations

For the Period January 1, 2011 Through June 21, 2011

and

For the Six Months Ended June 30, 2010

(Unaudited)

	2011	2010

Net sales	$13,354,651	$23,338,962

Cost of sales	11,802,816	22,457,798

Gross profit	1,551,835	881,164

Operating expenses	6,612,615	5,115,218
Depreciation and amortization	231,324	210,170

Loss from operations	(5,292,104)	(4,444,224)

Interest and other expense	(166,884)	(361,223)

Loss before benefit from income taxes	(5,458,988)	(4,805,447)

Benefit from income taxes	(1,992,755)	(1,393,872)

Net loss	$(3,466,233)	$(3,411,575)

See notes to condensed consolidated financial statements

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Consolidated Statements of Cash Flows

For the Period January 1, 2011 to June 21, 2011

and the Six Months Ended June 30, 2010

(Unaudited)

	2011	2010

Cash flows from operating activities
Net loss	$(3,466,233)	$(3,411,575)
Adjustments to reconcile net loss to net cash (used for) operating activities:
Provision for bad debts	(5,000)	(30,000)
Depreciation and amortization	231,324	210,170
Amortization of deferred financing fees	30,385	26,226
Stock Compensation	90,691	—
Deferred income taxes	(1,993,377)	483,138
(Increase) decrease in:
Accounts receivable	1,248,801	6,320,097
Unbilled receivables	1,528,648	1,890,379
Prepaid and other current assets	(545,978)	(103,051)
Inventories, net	(1,144,578)	443,542
Construction in progress	94,757	4,549,739
Costs and estimated earnings in excess of billings on uncompleted contracts	446,738	—
Prepaid and deferred taxes	9,667	—
Increase (decrease) in:
Accounts payable	(3,138,581)	(5,547,360)
Customer deposits	(1,375,922)	(3,996,205)
Deferred revenue	(60,129)	—
Billings in excess of costs and estimated earnings on uncompleted contracts	1,428,933	—
Accrued expenses and other current liabilities	2,302,672	(3,017,981)

Net cash used for operating activities	(4,317,182)	(2,182,881)

Cash flows from investing activities
Change in restricted cash	(172,054)	253
Change in deposits	(24,430)	(26,712)
Acquisition of assets, net of cash acquired	—	225,105
Acquisition of property and equipment	(358,243)	(175,396)

Net cash provided by (used for) investing activities	(554,727)	23,250

Continued—

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Consolidated Statements of Cash Flows

For the Period January 1, 2011 to June 21, 2011

and the Six Months Ended June 30, 2010

(Unaudited)

	2011	2010
Cash flows from financing activities
Principal borrowings (payments) on revolving line of credit, net	$2,277,936	$2,046,716
Principal borrowings on long-term debt	—	529,250
Principal payments on long-term debt and subordinated debt	(540,269)	(808,167)
Principal borrowings on capital leases	291,510	—
Principal payments on capital leases	(26,847)	—
Payment of deferred financing fees	(43,772)	(52,803)
Issuance of member units	5,000,000	—

Net cash provided by financing activities	6,958,558	1,714,996

Net increase (decrease) in cash	2,086,649	(444,635)

Cash - beginning of period	1,329,168	1,192,876

Cash - end of period	$3,415,817	$748,241

Supplemental disclosures of cash flows information
Cash paid for interest	$129,434	$173,502

Cash paid for income taxes	$10,355	$462,721

Summary of non-cash investing and financing activities

Vehicles acquired with capital lease	$291,510	$—

Vehicle acquired with long-term debt	$—	$85,531

See notes to condensed consolidated financial statements

EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC

d/b/a ALTERIS RENEWABLES, INC.

Notes to Interim Condensed Consolidated Financial Statements

For the Period January 1, 2011 to June 21, 2011

1.	Nature of Operations

Earth Friendly Energy Group Holdings, LLC (the Company) and its wholly-owned subsidiary Alteris Renewables, Inc. (Alteris), with Alteris’ wholly-owned subsidiaries Earth Friendly Energy Group, Inc. (Earth Friendly Energy), Solar Works, Inc. (Solar Works), Alteris RPS, LLC (RPS), and Alteris ISI, LLC (ISI) sell, design, install, and support renewable energy systems throughout New England and the mid-Atlantic states for both residential and commercial customers.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts and transactions of Earth Friendly Energy Group Holdings, LLC and its wholly-owned subsidiary, Alteris Renewables, Inc., and its wholly-owned subsidiaries Earth Friendly Energy Group, Inc., Solar Works, Inc., Alteris RPS, LLC, and Alteris ISI, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Interim Condensed Consolidated Financial Statements

The Company has prepared its unaudited interim condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to these rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. In the Company’s opinion, the unaudited interim condensed consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly, in all material respects, its financial position as of June 21, 2011, the interim results of operations for the periods April 1, 2011 to June 21, 2011 and January 1, 2011 to June 21, 2011 and the three and six months ended June 30, 2010, and cash flows for the period January 1, 2011 to June 21, 2011 and the six months ended June 30, 2010. These interim statements have not been audited. The balance sheet as of December 31, 2010 was derived from the Company’s audited financial statements included in this Information Statement. The interim financial statements contained herein should be read in conjunction with the Company’s audited financial statements, including the notes thereto, for the year ended December 31, 2010. The unaudited financial position, results of operations and cash flows for the interim periods disclosed in this report are not necessarily indicative of future financial results.

3.	Property and Equipment

Property and equipment consists of the following at June 21, 2011:

Tools and equipment	$515,539
Motor vehicles	1,889,418
Office equipment and computers	500,239
Furniture and fixtures	62,545
Leasehold improvements	39,292

3,007,033
Less: accumulated depreciation and amortization	1,215,873

$1,791,160

Depreciation and amortization expense amounted to $231,324 for the year-to-date period ended June 21, 2011.

4.	Costs and Estimated Earnings on Uncompleted Contracts

Information regarding uncompleted contracts at June 21, 2011 is as follows:

Costs incurred on uncompleted contracts	$3,990,677
Estimated earnings	1,202,477

5,193,154
Less: billings to date	6,808,485

$(1,615,331)

These items are included in the accompanying consolidated balance sheet at June 21, 2011 as follows:

Costs and estimated earnings in excess of billings on uncompleted contracts	$92,821

Billings in excess of costs and estimated earnings on uncompleted contracts	(1,708,152)

$(1,615,331)

5.	Revolving Line of Credit

The Company has a revolving line of credit agreement which provides for advances not to exceed $7,000,000. All borrowings are collateralized by a security interest in substantially all assets of the Company and bear interest at the bank’s prime rate plus 1.75% (total interest rate of 5.75% at June 21, 2011). The line of credit facility will mature on November 30, 2011. The line of credit has a facility fee of 0.5% per year of the average daily unused portion of the available line of credit during the applicable calendar quarter. The Company may reserve up to $500,000 for stand-by letters of credit under the line of credit. There were no outstanding stand-by letters of credit at June 21, 2011. The amount outstanding on the line of credit at June 21, 2011 was $3,054,085.

6.	Long-Term Debt

Long-term debt consists of the following at June 21, 2011:

Note payable to the Business Development Company of Rhode Island in 24 monthly installments of $20,833, including interest at 5.5% through March 2012. The note is secured by the property and equipment of the Company.	$187,505

Notes payable to finance companies for the purchase of vehicles and equipment in 36 to 60 monthly installments totaling $23,083, including interest ranging from 0% to 11.3%. The notes are secured by vehicles and equipment.	528,955

Total	716,460

Less – current portion	435,599

Long-term portion	$280,861

The notes are subject to both positive and negative restrictions and covenants, which include maintaining certain debt service and adjusted leverage ratios.

7.	Subordinated Debt

Subordinated debt consists of the following at June 21, 2011:

Notes payable to the former owners of Solar Works, Inc., to be paid on a date which will be mutually agreed to by both parties. The notes contain a provision where by interest will continue to accrue at a rate increasing by 2% annually. The interest rate is 10% at June 21, 2011.	$1,681,211

Non-interest bearing notes payable to the former owners of Renewable Power Systems, LLC (imputed interest of 5.5%), due in three annual installments of $222,222 beginning on January 1, 2010, less unamortized discount of $11,875.	210,347

Total	$1,891,558

As of June 21, 2011, all subordinated debt is expected to be paid in the period ending December 31, 2011.

Accrued interest of $401,453 related to the subordinated debt agreements is included in accrued expenses on the consolidated balance sheet at June 21, 2011.

8.	Members’ Equity

The Limited Liability Company Agreement (LLC Agreement) provides for four classes of membership: Senior Preferred Units, Preferred Units, Class A Common Units, and Class B Common Units. As of June 21, 2011 there were issued and outstanding 1,122,125 Senior Preferred Units, 19,104,154 Preferred Units, and 9,574,431 Class A Common Units. There were 4,305,762 Class B units issued and outstanding as of June 21, 2011.

During March 2011 the Company received proceeds of $2,000,000 related to the issuance of 495,050 Senior Preferred Units on March 1, 2011 and 728,597 Preferred Units on March 10, 2011. Additional proceeds of $2,000,000 and $1,000,000 were received for the issuance of 1,457,195 and 728,597 Preferred Units in May and June 2011, respectively.

In general net profits and net losses of the Company are allocated to the various classes of outstanding units in proportion to the number of units owned by each member. Upon the liquidation of the Company, the holders of Senior Preferred Units have the right to receive a distribution equal to $5.05 per unit prior to any distribution to the Preferred Unit holders, or the Class A or Class B Common Unit holders. Second, the holders of Preferred Units have the right to receive a distribution equal to $1.3725 per unit prior to any distribution to the Class A or Class B Common Unit holders. Third, the holders of Preferred Units have the right to receive a distribution equal to the Preferred Return, an amount which, when combined with all prior distributions at liquidation to Preferred Unit holders, is sufficient to produce an 8% internal rate of return, accrued daily and compounded annually, on the capital contributions made with respect to the Preferred Units. Fourth, the holders of the Class A Common Units have the right to receive a distribution equal to the aggregate amount distributed in respect to each Preferred Unit. The remaining distributions, upon the liquidation of the Company, will be made pro rata in proportion to the number of Units held by each member. Class B Common Units are granted with a distribution threshold, and no payment will be made to a Class B Common Unit holder until the Preferred, Senior Preferred, and Class A Common Unit holders have received an aggregate distribution equal to the distribution threshold of the respective Class B Common Unit. The distribution threshold is determined on the date of grant by the Management Board in order to cause the fair value of the Class B Common Units to be zero on the date of grant.

9.	Equity-Based Compensation

Equity Option Plan

In May 2011, the Board authorized the Earth Friendly Energy Group Holdings, LLC Equity Option Plan (the “Plan”). The Plan is effective for ten years or less if terminated earlier by the Board. Under the Plan, the Board was authorized to issue options to purchase 12,000,000 Class A Units (the “Units”) of the Company to employees of the Company on terms to be set by a committee of the Board. In May 2011, the Board granted options under the Plan to a number of employees to purchase, in the aggregate 9,207,560 Class A Units with an exercise price of $0.17 per unit. The options were vested 8% on the date of grant, began vesting 2% per month on June 1, 2011 and terminate on the earlier of 30-days after the employee’s termination of employment or seven years from the date of grant. The options may be exercised only on or after the legal closing of the merger with Real Goods. Upon the legal closing of the merger, 17.9 Class A Units will convert to an option to purchase one share of Real Goods Class A Common Stock at an exercise price of $2.96 per share. The options will be adjusted as necessary for splits, dividends, combinations and similar transactions affecting the Units or the Real Goods Common Stock.

Compensation expense of $90,691 was recorded in operating expenses in the statement of operations related to these options.

The following are the variables we used in the Black-Scholes option pricing model to determine the estimated grant date fair value for options granted:

Expected volatility	88%

Expected dividends	0%
Expected term (in years)	4.42
Risk-free rate	1.75%

Expected volatilities were based on the volatility expected by Real Goods in its calculations of the compensatory expense of its stock options. Expected term is based on the specific vesting terms of the option and anticipated changes to market value and expected employee exercise behavior. The risk-free interest rate used in the option valuation model is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options. Our units do not pay cash dividends and Real Goods has said they do not anticipate paying dividends on their Class A common stock in the foreseeable future. Therefore, an expected dividend yield of zero is used in the option valuation model.

The table below presents a summary of option activity under the Incentive Plan as of June 21, 2011, and changes during the period then ended:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Yrs)	Aggregate Intrinsic Value

Outstanding at January 1, 2011	—	$—

Granted	9,207,560	0.17

Exercised	—	—

Forfeited or expired	—	—

Outstanding at June 21, 2011	9,207,560	$0.17	6.9	$—

Vested and expected to vest at June 21, 2011	9,207,560	$0.17	6.9	$—

Exercisable at June 21, 2010	920,756	$0.17	6.9	$—

The weighted-average grant-date fair value of options granted in 2010 was $0.09. The total fair value of shares vested during the period ended June 21, 2011 was $90,691. As of June 21, 2011, there was $707,389 of unrecognized cost related to nonvested shared-based compensation arrangements granted under the Plan. We expect that cost to be recognized over a weighted-average period of 3.7 years.

Class B Units

The LLC Agreement provides for the issuance of Class B units pursuant to Unit Restriction Agreements (the Agreements) approved by the Management Board. The units vest ratably over a five year period, on the anniversary date of each Agreement, as long as the employee is employed by the Company. If employment is terminated for any reason, the Company has the right to purchase any or all of the then vested units from the employee at the fair market value of the units, as determined by the Management Board. In the event of a qualifying liquidity event, in accordance with the Limited Liability Company Agreement of the Company, 100% of the units shall become vested. In conjunction with the announcement of the plan of merger between the Company and Real Goods, as described below under Subsequent Events, all of the Class B units became vested. No compensation expense was recorded in conjunction with this event. The distribution of proceeds from the transaction, as described under Members’ Equity, will result in no proceeds being distributed to the holders of the Class B units.

Non-Vested Restricted Class B Units
	Shares	Weighted- Average Grant Date Fair Value

Outstanding at January 1, 2011	3,525,466	$—
Granted	—	—
Forfeited or expired	—	—
Vesting of restricted units	—	—

Outstanding at June 21, 2011	3,525,466	$—

10.	Income Taxes

A reconciliation of current and deferred income taxes as of June 21, 2011 is as follows:

Current tax expense (benefit)
Federal	$—
State	—

Total current tax expense (benefit)	—

Deferred tax expense (benefit)
Federal	(1,774,983)
State	(217,772)

Total deferred tax expense (benefit)	(1,992,775)

Total provision for (benefit from) income taxes	$(1,992,775)

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at June 21, 2011 are presented below:

Deferred tax assets
Allowance for doubtful accounts	$58,787
Warranty reserve	75,269
Other assets	37,809
Accrued expenses	370,906
Deferred revenue	(36,165)
Net operating losses	4,946,291
Deferred tax liabilities
Accelerated depreciation and amortization	(293,755)

Net deferred tax assets	$5,159,142

Alteris has federal net operating loss carryforwards of approximately $10,683,000 which will begin to expire in 2022, and approximately $22,082,000 of state net operating loss carryforwards, which will begin to expire in 2011.

Any significant change in ownership, as defined by Section 382 of the Internal Revenue Code, may result in an annual limitation on the amount of the net operating loss carryforwards which could be utilized in a single year. Due to the acquisitions of Earth Friendly Energy and Solar Works in 2008, all net operating losses incurred prior to the dates of acquisition would be subject to the limitations under Section 382.

11.	Operating Leases

The Company entered into operating lease agreements for several office and warehouse locations. Lease expense for the year-to-date period ended June 21, 2011 was approximately $152,761. Future minimum lease payments on operating lease obligations are as follows:

Period ending December 31,
2011	$154,189
2012	17,044

$171,233

12.	Significant Suppliers

Purchases from three significant, unrelated suppliers comprised 28%, 15% and 13% of purchases during the period January 1, 2011 to June 21, 2011. Amounts due to two significant unrelated suppliers accounted for 25% and 11% of accounts payable at June 21, 2011.

13.	Surety Bonds

As a condition of entering into some of its construction contracts, the Company had surety bonds of approximately $2,666,000 outstanding as of June 21, 2011.

14.	Related Party Transactions

The Company is involved in a management services agreement with an affiliate of its majority member. This agreement requires an annual management fee equal to the greater of $500,000 or 5% of EBITDA for the prior year as determined by the Management Services letter. In addition the Company will be responsible for reasonable out-of-pocket expenses for projects and travel due to management. Expenses related to this management services agreement were $237,500 in the period January 1, 2011 to June 21, 2011.

During 2010, the Company entered into a lease agreement for office space with an entity owned by one of the Company’s employees. Lease expense was $18,240 for the period January 1, 2011 to June 21, 2011.

15.	Warranty Liability

The Company provides warranty labor and parts to its customers for certain manufactured products. The warranty period generally ranges between five and ten years beginning with the date of system commissioning. Warranty liability was $121,341 at June 21, 2011 and is included in accrued expenses and other current liabilities in the consolidated balance sheets.

16.	Subsequent Events

On June 21, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Real Goods Solar, Inc. (“Real Goods”). Real Goods will issue up to 10,700,000 shares of its common stock to owners of the Company entitled to receive consideration, as described in the Merger Agreement.

Since the respective boards of the Company and Real Goods approved the merger, and the controlling stockholder of Real Goods and the controlling Members of the Company approved the merger, the subsequent legal closing of the merger transaction is deemed to be an administrative delay and does not impede Real Goods from assuming control of the Company and its subsidiaries. As a result Real Goods effectively obtained control of the Company and its Subsidiaries as of June 21, 2011. Consequently, the merger is being treated for accounting purposes as having occurred on June 21, 2011. Beginning on that date Real Goods has consolidated the operating results of the Company with those of its own.

Report of independent registered public accounting firm

To the Board of Directors and Shareholders of

Real Goods Solar, Inc.

Louisville, Colorado

We have audited the accompanying consolidated balance sheets of Real Goods Solar, Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Real Goods Solar, Inc. and subsidiaries as of December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Ehrhardt Keefe Steiner & Hottman PC

March 11, 2011

Denver, Colorado

REAL GOODS SOLAR, INC.

Consolidated balance sheets

	As of December 31,
(in thousands, except share and per share data)	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$11,123	$12,206
Accounts receivable, net	19,259	13,996
Inventory, net	6,394	4,769
Deferred costs on uncompleted contracts	215	1,024
Deferred advertising costs	49	114
Receivable and deferred tax assets	1,861	833
Other current assets	687	598

Total current assets	39,588	33,540
Property and equipment, net	5,401	5,145
Goodwill	732	732
Deferred tax assets	1,744	3,064
Other assets	498	813

Total assets	$47,963	$43,294

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,000	$8,821
Accrued liabilities	2,630	2,500
Deferred revenue on uncompleted contracts	534	—
Payable to Gaiam	2,865	1,636

Total current liabilities	16,029	12,957

Commitments and contingencies

Shareholders’ equity:
Preferred stock, par value $.0001 per share; 50,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, par value $.0001 per share; 150,000,000 shares authorized; 16,157,339 and 16,136,299 shares issued and outstanding at December 31, 2010 and 2009, respectively	1	1
Class B common stock, par value $.0001 per share; 50,000,000 shares authorized; 2,153,293 shares issued and outstanding at December 31, 2010 and 2009	—	—
Additional paid-in capital	60,726	60,368
Accumulated deficit	(28,793)	(30,032)

Total shareholders’ equity	31,934	30,337

Total liabilities and shareholders’ equity	$47,963	$43,294

See accompanying notes to consolidated financial statements.

REAL GOODS SOLAR, INC.

Consolidated statements of operations

	Years ended December 31,
(in thousands, except per share data)	2010	2009	2008
Net revenue	$77,324	$64,328	$39,221
Cost of goods sold	55,814	48,371	28,779

Gross profit	21,510	15,957	10,442

Expenses:
Selling and operating	16,717	16,213	12,526
General and administrative	2,772	2,340	1,525
Impairment loss	—	—	27,192

Total expenses	19,489	18,553	41,243

Income (loss) from operations	2,021	(2,596)	(30,801)

Interest income (expense)	15	(2)	261

Income (loss) before income taxes and noncontrolling interest	2,036	(2,598)	(30,540)

Income tax expense (benefit)	797	(1,021)	(2,590)

Net income (loss)	1,239	(1,577)	(27,950)

Net (income) attributable to noncontrolling interest	—	—	(5)

Net income (loss) attributable to Real Goods Solar, Inc.	$1,239	$(1,577)	$(27,955)

Net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders:
Basic and diluted	$0.07	$(0.09)	$(1.86)

Weighted average shares outstanding:
Basic	18,301	18,181	15,014

Diluted	18,367	18,181	15,014

See accompanying notes to consolidated financial statements.

REAL GOODS SOLAR, INC.

Consolidated statement of changes in shareholders’ equity

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
(in thousands, except share data)	Shares	Amount	Shares	Amount
Balance at December 31, 2007	—	$—	—	$—	$2,150	$(500)	$1,650
Establishment and conversion of Class B common stock to Class A common stock	7,846,707	—	2,153,293	—	—	—	—
Initial public offering of Class A common stock, net	5,500,000	1	—	—	48,153	—	48,154
Issuance of common stock and other equity changes related to acquisitions, compensation and affiliate transactions	2,389,976	—	—	—	11,446	—	11,446
Noncash deemed dividend to Gaiam due to tax sharing agreement	—	—	—	—	(2,377)	—	(2,377)
Net loss	—	—	—	—	—	(27,955)	(27,955)

Balance at December 31, 2008	15,736,683	1	2,153,293	—	59,372	(28,455)	30,918
Issuance of common stock and other equity changes related to acquisitions and compensation	399,616	—	—	—	996	—	996
Net loss	—	—	—	—	—	(1,577)	(1,577)

Balance at December 31, 2009	16,136,299	1	2,153,293	—	60,368	(30,032)	30,337
Issuance of common stock and other equity changes related to compensation	21,040	—	—	—	358	—	358
Net income	—	—	—	—	—	1,239	1,239

Balance at December 31, 2010	16,157,339	$1	2,153,293	$—	$60,726	$(28,793)	$31,934

See accompanying notes to consolidated financial statements.

REAL GOODS SOLAR, INC.

Consolidated statements of cash flows

	Years ended December 31,
(in thousands)	2010	2009	2008
Operating activities:
Net income (loss)	$1,239	$(1,577)	$(27,950)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	529	438	245
Amortization	—	—	202
Share-based compensation expense	348	282	172
Impairment loss	—	—	27,192
Deferred income tax expense (benefit)	264	(1,115)	(2,590)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(5,263)	(6,285)	(1,845)
Income taxes receivable	27	163	202
Inventory, net	(1,625)	4,401	(3,654)
Deferred costs on uncompleted contracts and advertising	874	84	1,071
Other current assets	238	(49)	(1,110)
Accounts payable	1,178	2,320	1,812
Accrued liabilities	130	1,365	(1,452)
Deferred revenue on uncompleted contracts	534	(400)	(2,523)
Payable to Gaiam	1,229	524	1,575

Net cash (used in) provided by operating activities	(298)	151	(8,653	)(a)

Investing activities:
Purchase of property and equipment	(785)	(284)	(282)
Purchase of acquisitions, net of cash acquired	—	—	(9,370)

Net cash used in investing activities	(785)	(284)	(9,652)

Financing activities:
Proceeds from initial public offering, net	—	—	48,154
Payment to Gaiam	—	—	(16,749)
Net payments on acquired business’ line of credit	—	—	(1,303)

Net cash provided by financing activities	—	—	30,102

Net (decrease) increase in cash and cash equivalents	(1,083)	(133)	11,797
Cash and cash equivalents at beginning of year	12,206	12,339	542

Cash and cash equivalents at end of year	$11,123	$12,206	$12,339

Supplemental cash flow information:
Income taxes paid	$6	$—	$—
Liabilities assumed from acquisitions	—	—	8,638
Common stock issued for acquisitions	—	732	11,082

(a)	Cash used in 2008’s operating activities includes $8.6 million of liabilities assumed in business acquisitions which are shown in operating activities in accordance with GAAP. The remaining purchase price for these acquisitions is shown in investing activities.

See accompanying notes to consolidated financial statements.

Notes to consolidated financial statements

1. Principles of Consolidation, Organization and Nature of Operations

We are a leading residential solar energy integrator. We were incorporated in Colorado on January 29, 2008 under the name Real Goods Solar, Inc. (“Real Goods”, “we”, “us”, or “our”). As of December 31, 2010, we were 54.6% owned by Gaiam, Inc. (“Gaiam”). Our initial public offering of common stock occurred on May 7, 2008. The accompanying consolidated financial statements represent the solar energy business of Gaiam and its subsidiaries as though the transfer of such business and the related net assets occurred on January 1, 2006.

Until our initial public offering, we were not operating as a separate business within Gaiam. Accordingly, the consolidated financial statements prior to our initial public offering have been prepared on a “carve-out” basis. The “carve-out” consolidated financial statements have been prepared in accordance with standards established by the Securities and Exchange Commission. The accompanying consolidated financial statements include allocations of certain Gaiam expenses, including costs of fulfillment, customer service, financial, and other administrative services. The expense allocations have been determined on bases that Gaiam and we consider to be reasonable reflections of the utilization of services provided or the benefits received by us.

The consolidated financial statements include the accounts of Real Goods and its majority-owned or otherwise controlled subsidiaries. We have prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP, and they include our accounts and those of our subsidiaries. Intercompany transactions and balances have been eliminated. Noncontrolling interests in operations of consolidated subsidiaries represents the noncontrolling holders’ percentage share of income or losses from the subsidiaries in which we hold a majority, but less than 100 percent, ownership interest and consolidate the subsidiaries’ results in our consolidated financial statements. We have included the results of operations of acquired companies from the effective date of acquisition.

2. Significant Accounting Policies

No changes were made to our significant accounting policies during the year ended December 31, 2010.

We have evaluated events subsequent to December 31, 2010 and concluded that no material event has occurred which either would impact the results reflected in this report or our results going forward.

Cash and Cash Equivalents

Cash and cash equivalents include demand deposit accounts with financial institutions and highly liquid investments, which mature within three months of date of purchase. The fair value of the cash and cash equivalents approximates their carrying value because of their short maturities.

Concentration of Risk and Allowance for Doubtful Accounts

We have a potential concentration of credit risk in our accounts receivable in that a financing company who purchases and then leases installed solar energy system to host users, one other large customer, and two public utility companies who fund rebates accounted for 24.0%, 20.1%, and 9.0%, respectively, of our accounts receivable as of December 31, 2010. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We make estimates of the collectability of our accounts receivable by analyzing historical bad debts, specific customer creditworthiness and current economic trends. The allowance for doubtful accounts was $0.3 million as of December 31, 2010 and 2009. If the financial condition of our customers or the public utilities or financing companies were to deteriorate such that their ability to make payments to us was impaired, additional allowances could be required.

Sales to our largest two customers for 2010 accounted for approximately 32.8% and 21.8%, respectively, of our total net revenue.

Inventory

Inventory consists primarily of solar energy system components (such as solar panels and inverters) located at our various warehouses and finished goods held for sale at our Solar Living Center located in Hopland, California. We state our inventory at the lower of cost (first-in, first-out method) or market. We identify the inventory items to be written down for obsolescence based on the item’s current sales status and condition. We write down discontinued or slow moving inventories based on an estimate of the markdown to retail price needed to sell through our current stock level of the inventories. As of December 31, 2010 and 2009, we estimated obsolete or slow-moving inventory to be $0.2 million. Gaiam has historically fulfilled approximately 80% of our catalog and Internet sales through its central distribution center. We pay Gaiam supplier product costs, order fulfillment fees, and freight charges to drop-ship these sales to our customers, which payments are made through our intercorporate services agreement. We determine the selection of products to be offered and set the sales price. We are responsible for the selling, marketing, and providing of these products to our customers and have our own customer service department to ensure the acceptability of our products. We bear the credit risk for the amount being billed to our customer. We leverage our multichannel distribution (web promotions and our retail outlet located at the Solar Living Center) to market slow-moving or obsolete products.

Deferred Advertising Costs

Deferred advertising costs relate to the preparation, printing, advertising and distribution of catalogs. We defer such costs for financial reporting purposes until the catalogs are distributed, then amortize such costs over succeeding periods on the basis of estimated direct relationship sales. We amortize seasonal catalogs within seven months and our annual catalogs within one year. Forecasted sales statistics are the principal factor used in estimating the amortization rate. We expense other advertising and promotional costs as incurred. Amounts recorded as advertising expense were $2.2 million, $2.3 million and $2.5 million for the years ended December 31, 2010, 2009 and 2008, respectively, and are included in selling and operating expense in the consolidated statements of operations.

Property and Equipment

We state property and equipment at cost less accumulated depreciation and amortization. We compute depreciation of property and equipment on the straight-line method over estimated useful lives, generally three to twenty years. We amortize leasehold and building improvements over the shorter of the estimated useful lives of the assets or the remaining term of the lease or remaining life of the building, respectively.

Goodwill and Other Intangibles

Goodwill represents the excess of the purchase consideration over the estimated fair value of assets acquired less liabilities assumed in a business acquisition. Goodwill is reviewed for impairment annually or more frequently if impairment indicators arise. We compare the estimated fair value of a reporting unit with its carrying amount, including goodwill. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. If the carrying amount of a reporting unit exceeds its estimated fair value, the goodwill impairment test is performed to measure the amount of impairment loss. Since we operate in only one business segment, we assess impairment at the enterprise level. The annual process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment at many points during the analysis. In assessing our goodwill for impairment, we use a combination of factors, including comparable company market values and multiples of revenue to the extent the information is available. If comparable market information is insufficient, we expect to supplement our assessment with other approaches, such as present value techniques, which will require us to make estimates and judgments about our future cash flows. These cash flow forecasts will be based on assumptions that are consistent with the plans and estimates we use to manage our business. Application of alternative assumptions could yield significantly different results.

Our goodwill balance as of December 31, 2010 was $0.7 million and has not changed over the last two years.

Purchase Accounting

We account for the acquisition of a controlling interest in a business using the purchase method. In determining the estimated fair value of certain acquired assets and liabilities, we make assumptions based upon historical and other relevant information and, in some cases, reports of independent experts. Assumptions may be incomplete, and unanticipated events and circumstances may occur that could affect the validity of such assumptions, estimates, or actual results.

Revenue Recognition

Revenue consists of solar energy system installation contract fees and sales of renewable and sustainable energy products. We recognize revenue from fixed price contracts using either the completed contract or percentage-of-completion method, based on the energy size of the solar energy system installation project. We recognize revenue from solar energy system installations of less than 110 kilowatts when the installation is substantially complete, determined based on departure from the job site following completion of the installation or passing of building inspection, while we recognize revenue from solar energy system installations equal to or greater than 110 kilowatts on a percentage-of-completion basis, measured by the percentage of contract costs incurred to date to total estimated costs for each contract. We recognize revenue from the sale of renewable and sustainable energy products when the following four basic criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectability is reasonably assured. We recognize amounts billed to customers for postage and handling as revenue at the same time that the revenues arising from the product sale are recognized. We include postage and handling costs, which were approximately $0.2 million each year for 2010, 2009 and 2008, in selling and operating expense along with other fulfillment costs.

The current asset “Deferred costs on uncompleted contracts” represents contract costs incurred but not recognizable until recognition of the related contract revenue. The current liability “Deferred revenue on uncompleted contracts” represents billings in excess of revenue recognized. We bill our large installation customers for contract performance progress according to milestones defined in their respective contracts. The prerequisite for billing is the completion of an application and certificate of payment form as per the contract, which is done after each month end. As a result, the accounts receivable on our consolidated balance as of December 31, 2009 included $2.3 million of revenues in excess of amounts billed on uncompleted contracts accounted for under the percentage-of-completion method. Revenues in excess of billings were immaterial at December 31, 2010 and 2009.

Allocation of Costs

Gaiam provides us with management, financial, audit, accounting, tax, treasury, human resources, payroll, technical, fulfillment, inventory management, customer service and certain occupancy and related office services under an intercorporate services agreement. Our accompanying financial statements include an allocation of these expenses. The allocation is based on a combination of factors, including revenue, order counts, and operating expenses. We believe the allocation methodologies used are reasonable and result in an appropriate allocation of costs incurred by Gaiam and its subsidiaries on our behalf. However, these allocations may not be indicative of the cost of future services.

Share-Based Compensation

We recognize compensation cost for stock-based awards based on the estimated fair value of the award on date of grant. We measure compensation cost at the grant date based on the fair value of the award and recognize compensation cost upon the probable attainment of a specified performance condition or over a service period. We use the Black-Scholes option valuation model to estimate the fair value for purposes of accounting and disclosures. In estimating this fair value, there are certain assumptions that we use, as disclosed in Note 6, Share-Based Compensation, consisting of the expected life of the option, risk-free interest rate, dividend yield, volatility and forfeiture rate. The use of a different estimate for any one of these components could have a material impact on the amount of calculated compensation expense. We did not grant any stock-based awards until 2007. Prior to our initial public offering, we determined the estimated fair value of our common stock at the date of grant of stock awards based on the combination of two factors: an independent offer to purchase a portion of us in exchange for preferred stock and the value of recent acquisitions. See Note 6, Share-Based Compensation.

Income Taxes

For financial reporting purposes, we calculated income tax expense and deferred income tax balances as if we were a separate entity and had prepared our own separate tax return during all applicable periods. We provide for income taxes pursuant to the liability method. The liability method requires recognition of deferred income taxes based on temporary differences between financial reporting and income tax bases of assets and liabilities, using current enacted income tax rates and regulations. These differences will result in taxable income or deductions in future years when the reported amount of the asset or liability is recovered or settled, respectively. Considerable judgment is required in determining when these events may occur and whether recovery of an asset is more likely than not. Our effective tax rate remains fairly consistent. We have significant NOL carryforwards and more likely than not expect our deferred tax assets to be fully recoverable through the reversal of taxable temporary differences in future years as a result of normal business activities. We have agreed under our tax sharing agreement with Gaiam to make payments to Gaiam as we utilize certain of our NOLs in the future. See Note 8, Income Taxes.

We must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. We measure the tax benefits recognized in the consolidated financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding our income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to our subjective assumptions and judgments which can materially affect amounts recognized in our consolidated balance sheets and statements of operations. The result of the reassessment of our tax positions did not have a material impact on our consolidated financial statements.

Net Income (Loss) Per Share Attributable To Real Goods Solar, Inc. Common Shareholders

We compute net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders by dividing our net income (loss) attributable to Real Goods Solar, Inc. by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders reflects the potential dilution that could occur if options or warrants to issue our Class A common shares were exercised. Common share equivalents of 584,000, 517,000 and 221,000 shares have been omitted from net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders for 2010, 2009 and 2008, respectively, as they are anti-dilutive.

The following table sets forth the computation of basic and diluted net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders:

	For the Years Ended December 31,
(In thousands, except per share data)	2010	2009	2008

Numerator for basic and diluted net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders	$1,239	$(1,577)	$(27,955)

Denominator:
Weighted average shares for basic net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders	18,301	18,181	15,014

Effect of dilutive securities:
Weighted average of common stock, stock options and warrants	66	—	—

Denominators for diluted net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders	18,367	18,181	15,014

Net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders - basic	$0.07	$(0.09)	$(1.86)

Net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders - diluted	$0.07	$(0.09)	$(1.86)

Use of Estimates and Reclassifications

The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and disclosures. Although these estimates are based on our best knowledge of current events and actions that we may undertake in the future, actual results may be different from the estimates. We have made certain reclassifications to prior period amounts to conform to the current period presentations.

3. Property and Equipment

Property and equipment, stated at lower of cost or estimated fair value, consists of the following as of December 31:

(in thousands)	2010	2009
Land	$3,100	$3,100
Buildings and leasehold improvements	1,931	1,894
Furniture, fixtures and equipment	551	451
Website development	223	140
Vehicles and Machinery	1,458	905

	7,263	6,490

Accumulated depreciation and amortization	(1,862)	(1,345)

	$5,401	$5,145

4. Payable to Gaiam

From 1999 until our initial public offering in May 2008, our business was funded by intercompany borrowings from Gaiam and through our operating income. Historically, Gaiam never charged us interest on the intercompany borrowings and still does not as the payables are now short-term. Prior to our initial public offering, the transactions that generated the intercompany borrowings consisted of virtually all activities conducted by Gaiam on our behalf, including allocation of product and sales fulfillment costs, allocation of payroll costs, and funding used for and costs related to our business acquisitions, including the purchase of Marin Solar and Carlson Solar. The average balance due to Gaiam on the intercompany payables was $2.3 million, $1.4 million and $8.7 million for the years ended December 31, 2010, 2009 and 2008.

5. Commitments and Contingencies

Operating Leases

We lease office and warehouse space through operating leases. Some of the leases have renewal clauses, which range from three to five years. We lease our Campbell facility from DTTC Properties, LLC, a limited liability company partially owned by our former chief executive officer, who is also a beneficial shareholder of Real Goods. The lease agreement, which expires in July 2011, requires monthly base payments of $10,080 plus common area operating expenses. Under this lease, we incurred expense of $161,000, $158,000 and $39,000 for the years ended December 31, 2010, 2009, and 2008, respectively. The following schedule represents the annual future minimum payments of all our leases as of December 31, 2010:

(in thousands)	Operating
2011	$320
2012	167
2013	41

Total minimum lease payments	$528

We incurred rent expense of $0.5 million, $0.6 million and $0.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Risks and Uncertainties

We are subject to risks and uncertainties in the normal course of our business, including legal proceedings; governmental regulation, such as the interpretation of tax and labor laws; and seasonal nature of our business due to weather-related factors. We have accrued for probable and estimatable costs that may be incurred with respect to identified risks and uncertainties based upon the facts and circumstances currently available to us. Due to uncertainties in the estimation process, actual costs could vary from those accruals.

6. Share-Based Compensation

Our share-based compensation program is a long-term retention program that is intended to attract, retain and provide incentives for talented employees, officers, and directors and to align shareholder and employee interests. Our predecessor granted options in 2007 that we assumed on January 31, 2008 as options granted under the Real Goods 2008 Long-Term Incentive Plan (the “Incentive Plan”). These options vested 50% on May 13, 2008 when our initial public offering was consummated (see Note 7, Shareholders’ Equity and Warrants) and this vested portion was recorded as an offering cost. The remaining options vest 2% each month after May 2008.

Our Incentive Plan provides for the granting of options to purchase up to 1,000,000 of our Class A common shares. Both incentive stock options and nonqualified stock options may be issued under the provisions of the Incentive Plan. Employees, members of the board of directors, consultants, business partners, and certain key advisors are eligible to participate in the Incentive Plan, which terminates upon the earlier of a board resolution terminating the Incentive Plan or ten years after the effective date of the Incentive Plan. Options under the Incentive Plan are generally granted with an exercise price equal to the closing market price of our stock on the date of the grant. Options vest based on performance (attainment of a certain amount of pre-tax income for a given year) or service conditions, or some combination thereof. Grants typically expire seven years from the date of grant.

Expected volatilities are based on a value calculated using the historical volatility of comparable public companies in our industry or, since our initial public offering, our stock price volatility. Expected life is based on the specific vesting terms of the option and anticipated changes to market value and expected employee exercise behavior. The risk-free interest rate used in the option valuation model is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options. We do not anticipate paying any cash dividends on our Class A common stock in the foreseeable future and, therefore, an expected dividend yield of zero is used in the option valuation model. We are required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We currently have minimal forfeiture history and presently, due to the limited number of outstanding grants, expect only a small portion of the options to be forfeited.

The following are the variables we used in the Black-Scholes option pricing model to determine the estimated grant date fair value for options granted under our Incentive Plan for each of the years presented:

	2010	2009	2008
Expected volatility	88%	81%	63% -76%
Weighted-average volatility	88%	81%	74%
Expected dividends	0%	0%	0%
Expected term (in years)	5.0	5.0	5.0
Risk-free rate	1.25% -2.38%	1.88%	3.13% -3.50%

The table below presents a summary of option activity under the Incentive Plan as of December 31, 2010, and changes during the year then ended:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Yrs)	Aggregate Intrinsic Value
Outstanding at January 1, 2010	370,000	$3.07
Granted	549,000	2.94
Exercised	—	—
Forfeited or expired	(49,000)	2.96

Outstanding at December 31, 2010	870,000	$2.94	5.2	$—

Exercisable at December 31, 2010	327,400	$2.95	3.7	$—

During 2009, for options previously granted under our Incentive Plan to three employees, including our president, we reset the exercise price to $2.92 per share and suspended option exercises for six months from the date of modification. The options continue to vest over their remaining original vesting periods. These modifications will result in total incremental share-based compensation cost of approximately $20,000 during 2009 through 2011.

The weighted-average grant-date fair value of options granted during the years 2010, 2009 and 2008 was $2.04, $1.25 and $4.07, respectively. The total fair value of shares vested during the years ended December 31, 2010 was $0.1 million and for 2009 and 2008 was $0.6 million each year. Our share-based compensation cost charged against income was $0.4 million, $0.3 million, and $0.2 million during 2010, 2009 and 2008, respectively, and is shown in general and administrative expenses. The total income tax benefit recognized for share-based compensation was $0.1 million each year for 2010, 2009 and 2008. For the performance based stock options granted during 2010, the attainment of the performance condition became probable during the third quarter of 2010 and, therefore, compensation expense for these grants was recorded. As of December 31, 2010, there was $0.9 million of unrecognized cost related to nonvested shared-based compensation arrangements granted under the Plan. We expect that cost to be recognized over a weighted-average period of 3.9 years.

7. Shareholders’ Equity and Warrants

During 2010, we issued 21,040 of our Class A common shares to our independent directors, in lieu of cash compensation, for services rendered during 2010. Following this transaction, Gaiam owned 54.6% of our stock. For the last four years, we have valued shares issued to our independent directors at estimated fair value based on the closing price of our Class A common stock on the date the shares were issued, which by policy is the last trading day of each quarter in which the services were rendered.

During 2009, we issued 36,112 of our Class A common shares to our independent directors, in lieu of cash compensation, for services rendered during 2009 and issued 163,504 of our Class A common shares as purchase price true-up and 200,000 of our Class A common shares as contingent consideration at a combined value of $0.7 million for a business acquired in 2008 (see Note 9, Mergers and Acquisitions). Following these transactions, Gaiam owned 54.7% of our outstanding common stock.

During 2008, we consummated our initial public offering of 5.5 million of our Class A common shares which we sold at $10 per share for total net offering proceeds of $48.2 million after underwriters’ commissions and offering costs. We also issued 280,000 of our Class A common shares valued at $1.9 million to acquire a noncontrolling interest in one of our subsidiaries, issued 2,094,679 of our Class A common shares valued at $9.2 million as partial consideration to acquire 100% ownership of two businesses (see Note 9, Mergers and Acquisitions), issued an additional 15,297 of our Class A common shares valued at $94,000 to compensate independent board members for services rendered, and made other non-share related equity transactions. We used a period beginning two days before and two days after the date that the terms of the acquisition were agreed to and announced in determining the estimated fair value of the securities issued for business combinations. Following these transactions, Gaiam owned 55.9% of our stock as of December 31, 2008. Our shares are generally valued based upon the closing price of our Class A common shares, which ranged from $2.89 to $8.84 per share during the period from May 8, 2008 to December 31, 2008.

Additionally, upon consummation of our initial public offering on May 13, 2008, we ceased to be a member of Gaiam’s consolidated group for federal income tax purposes and, under our tax sharing agreement with Gaiam, we will distribute to Gaiam the tax effect (estimated to be 34% for federal income tax purposes) of the amount of certain pre-initial public offering tax loss carryforwards we utilize from our separate tax returns. Accordingly, we recognized a valuation allowance of $2.4 million against certain of our tax loss carryforwards as of the effective date of the tax sharing agreement. The valuation allowance charge, which did not require tax affecting, is reported in our additional paid-in capital on our consolidated balance sheet as of December 31, 2008.

On March 21, 2008, Gaiam converted 7,846,707 of our Class B common shares into Class A common shares.

As part of the contingent consideration for the acquisition of Carlson Solar on January 1, 2008 we issued seven-year warrants to purchase 30,000 of our Class A common shares at an exercise price of $3.20 per share. On November 1, 2007, as part of the contingent consideration for the acquisition of Marin Solar, we issued seven-year warrants to purchase 40,000 of our Class A common shares at an exercise price of $3.20 per share.

As of December 31, 2010, we had the following Class A common shares reserved for future issuance:

Conversion of Class B common shares	2,153,293
Stock options under the Incentive Plan	870,000
Warrants outstanding	70,000

Total shares reserved for future issuance	3,093,293

Each holder of our Class A common shares is entitled to one vote for each share held on all matters submitted to a vote of shareholders. Each Class B common share is entitled to ten votes on all matters submitted to a vote of shareholders. There are no cumulative voting rights. All holders of Class A common shares and Class B common shares vote as a single class on all matters that are submitted to the shareholders for a vote. Accordingly, Gaiam, as the holder of a majority of the Class A common shares and Class B common shares entitled to vote in any election of directors, may elect all of the directors who stand for election. Shareholders with the minimum number of votes that would be necessary to authorize or take action at a meeting at which all of the shares entitled to vote were present and voted may consent to an action in writing and without a meeting under certain circumstances.

Our Class A common shares and Class B common shares are entitled to receive dividends, if any, as may be declared by the board of directors out of legally available funds. In the event of a liquidation, dissolution or winding up of Real Goods, our Class A common shares and Class B common shares are entitled to share ratably in our assets remaining after the payment of all of our debts and other liabilities. Holders of our Class A common shares and Class B common shares have no preemptive, subscription or redemption rights, and there are no redemption or sinking fund provisions applicable to our Class A common shares and Class B common shares.

8. Income Taxes

Prior to our initial public offering we calculated income tax expense and deferred income tax balances as if we were a separate entity from Gaiam and had prepared our own separate tax returns. Prior to our initial public offering, the resulting income taxes were settled through the Payable to Gaiam.

Our provision for income tax expense (benefit) is comprised of the following:

	Years ended December 31,
(in thousands)	2010	2009	2008
Current:
Federal	$476	$—	$—
State	34	—	—

	510	—	—

Deferred:
Federal	246	(875)	(2,224)
State	41	(146)	(366)

	287	(1,021)	(2,590)

	$797	$(1,021)	$(2,590)

Variations from the federal statutory rate are as follows:

(in thousands)	2010	2009	2008
Expected federal income tax expense (benefit) at statutory rate of 34%	$692	$(883)	$(10,383)
Effect of permanent impairment differences	—	—	9,256
Effect of permanent other differences	13	(8)	244
Other	(24)	18	—
State income tax expense (benefit), net of federal benefit	116	(148)	(1,707)

Income tax expense (benefit)	$797	$(1,021)	$(2,590)

Deferred income taxes reflect net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the net accumulated deferred income tax asset as of December 31, 2010 and 2009 are as follows:

(in thousands)	2010	2009
Deferred tax assets (liabilities):
Current:
Provision for doubtful accounts	$103	$109
Inventory-related expense	141	134
Accrued liabilities	819	604
Net operating loss carryforward	817	—
Prepaid and deferred catalog costs	(19)	(42)

Total current deferred tax assets	$1,861	$805

Non-current:
Depreciation and amortization	$38	$(27)
Net operating loss carryforward	1,701	3,067
Other	5	24

Total non-current deferred tax assets	$1,744	$3,064

Total net deferred tax assets	$3,605	$3,869

At December 31, 2010, we had $0.3 million in tax effected state net operating loss carryforwards. These operating loss carryforwards, if unused, will begin to expire in 2018. Additionally, we had $2.2 million in tax effected federal net operating loss carryforwards. These operating loss carryforwards, if unused, begin to expire in 2018. The Internal Revenue Code contains provisions that limit the net operating loss available for use in any given year upon the occurrence of certain events, including significant changes in ownership interest. A change in ownership of a company of greater than 50% within a three-year period results in an annual limitation on the utilization of net operating loss carryforwards from tax periods prior to the ownership changes. Certain of our net operating loss carryforwards as of December 31, 2010 are subject to annual limitations due to changes in ownership.

Additionally, upon consummation of our initial public offering on May 13, 2008, we ceased to be a member of Gaiam’s consolidated group for federal income tax purposes. To the extent we become entitled to utilize pre-initial public offering loss carryforwards from our separate tax returns, we will distribute to Gaiam the tax effect (estimated to be 34% for federal income tax purposes) of the amount of such tax loss carryforwards so utilized. Accordingly, we recognized a valuation allowance of $2.4 million against all of our tax loss carryforwards as of the effective date of our tax sharing agreement with Gaiam. This valuation allowance charge, which did not require tax affecting, is reported in our additional paid-in capital on our consolidated balance sheet as of December 31, 2008. As of December 31, 2010, $5.0 million of these net operating loss carryforwards are available for utilization, meaning that potential future payments to Gaiam, which would be made over a period of several years, could therefore aggregate to approximately $1.7 million based on current tax rates. Based upon our estimated utilization of some of these loss carryforwards on our 2010 tax returns, as of December 31, 2010 we recorded a payable to Gaiam of $0.5 million, which is subject to adjustment based on our final income tax return for 2010.

We expect the remainder of our deferred tax assets at December 31, 2010 to be fully recoverable through the reversal of taxable temporary differences in future years as a result of normal business activities. Accordingly, no other valuation allowances for deferred tax items were considered necessary as of December 31, 2010.

9. Mergers and Acquisitions

During 2009, as purchase price true-up and contingent consideration related to the Regrid Power acquisition, we issued 163,504 and 200,000 of our Class A common shares, respectively, with an estimated combined fair value of $0.7 million and allocated the additional consideration to goodwill, which is not expected to be tax deductible. We used a period beginning two days before and two days after the date that the consideration became payable in determining the estimated fair value of the securities issued. The securities were issued to a trust benefiting the former owners of Regrid Power, one of whom served as our chief executive officer for eleven months after the acquisition.

On October 1, 2008, we acquired 100% ownership of Regrid Power, a northern California designer and installer of residential and commercial solar electric systems, for $3.8 million in cash, $8.9 million worth of our Class A common shares, $1.3 million of assumed liabilities and $0.3 million of estimated direct acquisition costs. The purchase cost includes $72,000 of direct acquisition costs incurred by the selling shareholder for which we were reimbursed. In addition, this acquisition had purchase price true-up and contingent share consideration, which were settled in 2009 as described above. We acquired Regrid Power because it was an established local market leader with a good reputation and compatible geography. We realized synergies from this acquisition by leveraging our existing infrastructure as well as by taking advantage of its existing operational systems.

The following table summarizes the estimated fair values of the Regrid Power assets acquired and liabilities assumed at the date of acquisition. Goodwill was not deductible for tax purposes.

(in thousands)	October 1, 2008
Current assets	$6,543
Property and equipment	699
Goodwill and intangible assets	13,038

Total assets acquired	20,280

Current liabilities	5,967

Net assets acquired	$14,313

On August 1, 2008, we acquired 100% ownership of Independent Energy Systems, Inc. (“IES”), a leading solar energy integrator in Santa Cruz and Monterey counties in California, for $3.3 million in cash and $0.3 million worth of our Class A common shares, plus direct acquisition costs of $0.2 million. We recorded $3.7 million of goodwill in connection with this transaction, which is not tax deductible. We acquired IES because they were an established local market leader with a strong reputation and compatible geography. We realized synergies from this acquisition by leveraging our existing infrastructure.

On May 23, 2008, we exchanged 280,000 of our Class A common shares for our current Chief Financial Officer’s 11.6% ownership in Real Goods Carlson. This resulted in the recognition of $1.5 million of goodwill, which was not deductible for tax purposes.

On January 1, 2008, our Real Goods Carlson subsidiary acquired certain assets of and assumed certain liabilities from Carlson Solar for $3.2 million in cash, plus direct acquisition costs of approximately $0.2 million. Simultaneously, on the same date, we sold 11.6% of our Real Goods Carlson subsidiary for $0.4 million at the same valuation. We acquired Carlson Solar in order to expand our geographic presence and establish a sales office in the sizable southern California solar installation market. The Carlson Solar assets acquired were determined to have all inputs and processes necessary for the transferred assets to continue to conduct normal operations after acquisition; accordingly, the purchase price was treated as a business combination. As additional contingent consideration, we granted to the sellers warrants to purchase 30,000 of our Class A common shares for a total estimated cost of $0.1 million, which, along with the 40,000 contingent warrants granted to the sellers of Marin Solar at a total cost of $0.1 million, vested 50% on May 13, 2008 when our initial public offering was consummated (see Note 7, Shareholders’ Equity and Warrants). Accordingly, we recognized these warrants as additions to their respective purchase prices and allocated their costs to goodwill. The remaining warrants vest 2% each month after May 2008.

The following table summarizes the estimated fair values of the Carlson Solar assets acquired and liabilities assumed at the date of acquisition. Goodwill was deductible for tax purposes.

(in thousands)	January 1, 2008
Current assets	$1,465
Property and equipment	75
Goodwill and intangible assets	2,775

Total assets acquired	4,315

Current liabilities	787

Net assets acquired	$3,528

The following is supplemental unaudited pro forma information for the Carlson Solar and Regrid Power acquisitions as if we had acquired these businesses on January 1, 2008. The pro forma adjustments are based on currently available information and upon assumptions that we believe are reasonable in order to reflect, on a pro forma basis, the impact of these acquisitions on our historical financial information.

Pro Forma
(in thousands, except per share data)	Year Ended December 31, 2008
(unaudited)
Net revenue	$50,679

Loss before income taxes and noncontrolling interest	(31,355)

Net loss attributable to Real Goods Solar, Inc.	$(28,319)

Net loss per share attributable to Real Goods Solar, Inc. common shareholders:
Basic and diluted	$(1.59)

We include results from operations of acquired companies in our consolidated financial statements from their respective effective acquisition dates.

10. Related Party Transactions

During 2010, we commenced a project for our Chairman to design and install an upgrade to an existing solar system for Mr. Rysavy’s residence. The contract price remains under negotiation. We anticipate submitting the contract price to our audit committee for approval prior to finalizing it. Since this transaction is being accounted for under the completed contract method, no revenue or costs have been recorded yet in our statement of operations.

During 2008, we completed the installation of a solar energy system at Gaiam’s headquarters in Colorado and recognized $0.8 million of revenue from this transaction in our consolidated statement of operations for the year ended December 31, 2008.

We have and will have a need for certain management and other services to be provided by Gaiam under our intercorporate services agreement. These services may include, but are not limited to, executive, management, financial, audit, accounting, tax, treasury, human resources, payroll, technical, fulfillment, inventory management, customer service and certain occupancy and related office services as required from time to time. We have determined that it is not cost effective to obtain and separately maintain the personnel and infrastructure associated with these services, particularly the costs associated with maintaining on our payroll on a full time basis with a full complement of skilled employees.

Services performed under this agreement have and will be provided under our direction, and Gaiam has no power to act independently on our behalf other than as specifically authorized under the agreement or from time to time, by us. Gaiam and we have and will agree on the aggregate annual amount for a particular year for the services based upon a good faith estimate of the services required for that year and the estimated fees for such services. Upon a change to the annual amounts for a particular year, the parties have and will make appropriate payments to reflect such change. The annual amount and formula for various services making up the annual amount, as well as any quarterly changes, have and must be approved in writing by each of Gaiam’s and our board of directors.

11. Impairment Loss

During 2008, as a result of changes in the business climate for solar installations, we impaired $26.4 million of goodwill and $0.8 million of other intangibles. The impairment of goodwill, resulting from the application GAAP, was primarily driven by adverse financial market conditions. The impairment took into account the deteriorating macro-economic environment, the reduced accessibility to the credit markets for customers, and the high degree of uncertainty about the eventual return to normalcy. These charges were noncash and partially tax deductible (those related to our Carlson Solar acquisition). We estimated the fair value of each impaired asset category using a traditional present value technique, relying upon various sources of information for our assumptions, such as estimated future sales, internal budgets and projections, and judgment. These asset impairment losses are reflected in impairment loss on our consolidated statement of operations for the year ended December 31, 2008.

12. Quarterly Results of Operations (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2010 and 2009:

(in thousands, except per share data)	Fiscal Year 2010 Quarters Ended
	March 31	June 30	September 30	December 31
Net revenue	$15,005	$17,531	$24,626	$20,162
Gross profit	4,031	5,038	6,219	6,222
Income before income taxes	28	425	1,177	406
Net income	17	268	704	250
Net income attributable to Real Goods Solar, Inc.	17	268	704	250
Diluted net income per share attributable to Real Goods Solar, Inc. common shareholders	$0.00	$0.02	$0.04	$0.01
Weighted average shares outstanding-diluted	18,364	18,399	18,305	18,308

(in thousands, except per share data)	Fiscal Year 2009 Quarters Ended
	March 31	June 30	September 30	December 31
Net revenue	$9,531	$12,713	$22,966	$19,118
Gross profit	2,302	3,278	5,014	5,363
Income (loss) before income taxes	(2,252)	(939)	259	334
Net income (loss)	(1,371)	(581)	158	217
Net income (loss) attributable to Real Goods Solar, Inc.	(1,371)	(581)	158	217
Diluted net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders	$(0.08)	$(0.03)	$0.01	$0.01
Weighted average shares outstanding-diluted	17,890	18,270	18,273	18,364

Unaudited Interim Condensed Consolidated Financial Statements of Real Goods Solar

We have prepared our unaudited interim condensed consolidated financial statements included herein pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to these rules and regulations, although we believe that the disclosures made are adequate to make the information not misleading. In our opinion, the unaudited interim condensed financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly, in all material respects, our consolidated financial position as of June 30, 2011, the interim results of operations for the three and six months ended June 30, 2011 and 2010, and cash flows for the six months ended June 30, 2011 and 2010. These interim statements have not been audited. The balance sheet as of December 31, 2010 was derived from our audited consolidated financial statements included in our annual report on Form 10-K. The interim condensed consolidated financial statements contained herein should be read in conjunction with our audited financial statements, including the notes thereto, for the year ended December 31, 2010. The unaudited condensed consolidated financial position, results of operations and cash flows for the interim periods disclosed in this report are not necessarily indicative of future financial results.

REAL GOODS SOLAR, INC.

Condensed consolidated balance sheets

(in thousands, except share and per share data)	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash	$14,604	$11,123
Restricted cash	847	—
Accounts receivable, net	17,529	19,259
Costs in excess of billings on uncompleted contracts	5,168	—
Inventory, net	10,400	6,394
Deferred costs on uncompleted contracts	2,026	215
Receivable and deferred tax assets	2,074	1,861
Other current assets	1,755	736

Total current assets	54,403	39,588

Property and equipment, net	6,642	5,401
Deferred tax assets	7,374	1,744
Goodwill	20,029	732
Other intangibles, net	590	—
Other assets	47	498

Total assets	$89,085	$47,963

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Line of credit	$2,132	$—
Accounts payable	21,717	10,000
Accrued liabilities	4,436	2,630
Billings in excess of costs on uncompleted contracts	2,822	—
Debt	2,599	—
Payable to Gaiam	1,738	2,865
Deferred revenue and other current liabilities	2,454	534

Total current liabilities	37,898	16,029

Commitments and contingencies

Shareholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 15,801,129 and 16,157,399 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	1	1
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 2,153,293 shares issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Additional paid-in capital	59,941	60,726
Equity in consideration for business acquisition	21,576	—
Accumulated deficit	(30,331)	(28,793)

Total shareholders’ equity	51,187	31,934

Total liabilities and shareholders’ equity	$89,085	$47,963

See accompanying notes to the interim condensed consolidated financial statements.

REAL GOODS SOLAR, INC.

Condensed consolidated statements of operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per share data)	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net revenue	$19,954	$17,531	$37,379	$32,536
Cost of goods sold	14,594	12,493	26,990	23,467

Gross profit	5,360	5,038	10,389	9,069

Expenses:
Selling and operating	4,583	3,930	8,855	7,282
General and administrative	641	686	1,332	1,337
Acquisition-related costs	2,010	—	2,010	—

Total expenses	7,234	4,616	12,197	8,619

Income (loss) from operations	(1,874)	422	(1,808)	450

Interest and other income (expense)	(9)	3	(7)	3

Income (loss) before income taxes	(1,883)	425	(1,815)	453

Income tax expense (benefit)	(308)	157	(277)	168

Net income (loss)	$(1,575)	$268	$(1,538)	$285

Net income (loss) per share:
Basic	$(0.08)	$0.02	$(0.08)	$0.02

Diluted	$(0.08)	$0.02	$(0.08)	$0.02

Weighted-average shares outstanding:
Basic	19,112	18,299	18,714	18,295

Diluted	19,112	18,399	18,714	18,381

See accompanying notes to the interim condensed consolidated financial statements.

REAL GOODS SOLAR, INC.

Condensed consolidated statements of cash flows

	For the Six Months Ended June 30,
(in thousands)	2011	2010
	(unaudited)
Operating activities
Net income (loss)	$(1,538)	$285
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	305	249
Deferred income tax benefit	(334)	(3)
Share-based compensation expense	165	130
Changes in operating assets and liabilities, net of effects from an acquisition:
Accounts receivable, net	6,242	(3,329)
Costs in excess of billings on uncompleted contracts	(5,085)	—
Inventory, net	1,003	(1,018)
Deferred costs on uncompleted contracts and advertising	(153)	777
Other assets	406	481
Accounts payable	633	703
Accrued liabilities	(1,459)	(452)
Billings in excess of costs on uncompleted contracts	760	—
Deferred revenue and other current liabilities	1,296	—
Payable to Gaiam	(1,126)	2,106

Net cash provided by (used in) operating activities	1,115	(71)

Investing activities
Cash from acquired business	3,416	—
Change in restricted cash	55	—
Purchase of property and equipment	(109)	(277)

Net cash provided by (used in) investing activities	3,362	(277)

Financing activities
Principal borrowings (payments) on revolving line of credit, net	(987)	—
Principal payments on debt, net	(9)	—

Net cash used in financing activities	(996)	—

Net change in cash	3,481	(348)
Cash at beginning of period	11,123	12,206

Cash at end of period	$14,604	$11,858

Supplemental cash flow information
Income taxes paid	$245	$6
Interest paid	$12	$—

See accompanying notes to the interim condensed consolidated financial statements.

Notes to interim condensed consolidated financial statements

1. Organization, Nature of Operations, and Principles of Consolidation

We are a leading residential solar energy integrator. We were incorporated in Colorado on January 29, 2008 under the name Real Goods Solar, Inc. (“Real Goods Solar”, “we”, “us”, or “our”).

We have prepared the accompanying unaudited interim condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP, and they include our accounts and those of our subsidiaries. Intercompany transactions and balances have been eliminated.

2. Significant Accounting Policies

Use of Estimates and Reclassifications

The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and disclosures. Although we base these estimates on our best knowledge of current events and actions that we may undertake in the future, actual results may be different from the estimates. We have made certain reclassifications to prior period amounts to conform to the current period presentations.

We have evaluated events subsequent to June 30, 2011 and concluded that no material event has occurred other than that disclosed below which would impact either the results reflected in this report or our results going forward.

No changes were made to our significant accounting policies during the three and six months ended June 30, 2011, except for the following:

Revenue Recognition

As a result of a recent business acquisition (see Note 3. Mergers and Acquisitions), we are slightly modifying our method of applying revenue recognition for fixed price contracts in that we will recognize revenue from energy system installations of less than 100 kilowatts when the installation is substantially complete and recognize revenue from energy installations greater than 100 kilowatts on a percentage-of-completion basis. The rest of our revenue recognition policy remains the same. This change in accounting principle was applied retrospectively, and did not have and is not expected to have in the future a material impact on our financial results.

Restricted Cash

Restricted cash represents amounts reserved under our outstanding surety bonds.

3. Mergers and Acquisitions

We obtained financial control, through an Agreement and Plan of Merger (the “Merger”), of 100% of the voting equity interests of Earth Friendly Energy Group Holdings, LLC d/b/a Alteris Renewables, Inc. (“Alteris”) on June 21, 2011 (the “acquisition date”). Alteris sells, designs, installs, and supports renewable energy systems, primarily solar, for both residential and commercial customers. Alteris has more than a dozen offices across seven states.

Our board of directors and the manager of Alteris have each approved the Merger, which is subject to approval by our shareholders, with respect to which we intend to distribute an information statement as soon as practical. Gaiam, Inc. (“Gaiam”), the holder of a majority of our outstanding equity, has agreed to execute a written consent to approve the Merger following distribution of our information statement.

The total consideration to be transferred is estimated to be approximately $21.7 million and is expected to be comprised of 8.7 million shares, or $21.6 million worth, of our Class A common stock and $0.1 million worth of replacement share-based payment awards attributable to services rendered prior to the acquisition date. Of this amount, 0.7 million shares will be issued based on Alteris’ recent completion of a financing arrangement for commercial installation jobs, which we estimated, as of the acquisition date, would be completed. The consideration excludes $2.0 million of costs that are reported as acquisition-related costs in our condensed consolidated statements of operations for the three and six months ended June 30, 2011. In addition, the transaction has remaining contingent equity consideration of 2.0 million shares of our Class A common stock, which is contingent upon Alteris’ achievement of certain pre-tax income and cash flow performance targets for 2011, which we have estimated will not be met. The fair value of the consideration shares to be issued upon closing of the transactions and those contingently issuable was based on the closing price of our Class A common stock on the acquisition date.

We acquired Alteris, with its premier commercial customer experience, array of financing solutions, and strong in-house engineering expertise, to create a leading renewable energy EPC provider with a strong presence on both coasts. We plan to capitalize on Alteris’ east coast presence and realize synergies from this acquisition by leveraging our existing infrastructure as well as by taking advantage of Alteris’ expertise with commercial installations. These strategic benefits expected to be received largely contributed to the preliminary goodwill resulting from the acquisition.

We are awaiting additional information to finalize our valuation of intangible assets, and, thus, the allocation of the consideration to be transferred is subject to refinement. We have provided a provisional amount of $0.6 million for customer-related intangibles (20 month weighted-average useful life). Goodwill is not expected to be deductible for tax purposes.

The following table summarizes the estimated fair values of Alteris’ net assets acquired at the acquisition date.

(in thousands)	June 21, 2011
Cash	$3,416
Restricted cash	902
Accounts receivable	4,511
Inventory	5,008
Deferred costs on uncompleted contracts	1,609
Other current assets	2,194
Property and equipment	1,427
Deferred tax asset	4,416
Goodwill	19,297
Other intangibles	600

Total assets	43,380

Line of credit	(3,119)
Accounts payable and accrued liabilities	(11,681)
Debt	(2,608)
Billings in excess of costs on uncompleted contracts	(2,062)
Deferred revenue and other current liabilities	(2,239)

Net assets acquired	$21,671

We included the results of operations from Alteris in our consolidated financial statements from the acquisition date. Consequentially, $1.1 million and $0.2 million of Alteris post-acquisition date revenue and net loss, respectively, are included in our condensed consolidated statement of operations for the three and six months ended June 30, 2011.

As a result of the timing of the acquisition of Alteris, we have not had sufficient time to finalize the purchase price allocation or assemble the pro forma information related to the acquisition. We expect to provide pro forma information related to our acquisition of Alteris in our future filings.

4. Unbilled Receivables

Accounts receivable on our condensed consolidated balance sheet as of June 30, 2011 included $0.7 million of unbilled receivables resulting from the timing of the creation and submission of the final billings on our completed contract method installations.

5. Revolving Line of Credit

Our recently consolidated subsidiary, Alteris, has a revolving line of credit agreement which provides for advances not to exceed $7.0 million. The agreement contains a change of control provision that will require us to pay any outstanding borrowings at the consummation of the Merger. We will fund this required payment with a new line of credit and/or with cash on hand. All borrowings are collateralized by a security interest in substantially all assets of Alteris and bear interest at the bank’s prime rate plus 1.75% (total interest rate of 5.75% at June 30, 2011). The line of credit facility will mature on November 30, 2011. The line of credit has a facility fee of 0.5% per year of the average daily unused portion of the available line of credit during the applicable calendar quarter. Alteris may reserve up to $500,000 for stand-by letters of credit under the line of credit. As of June 30, 2011, there were no outstanding stand-by letters of credit under this facility.

6. Debt

Most of the following debt and subordinated debt, along with any unpaid accrued interest, have change of control provisions that require us to pay the debt upon the consummation of our acquisition of Alteris (see Note 3. Mergers and Acquisitions). We intend to pay the remaining debt within the next twelve months. We will fund the payment of this debt with a new line of credit and/or with cash on hand.

Our debt, all of which relates to Alteris, consisted of the following at June 30, 2011:

(in thousands, except installment amounts and interest rates)	June 30, 2011

Note payable to the Business Development Company of Rhode Island in 24 monthly installments of $20,833, including interest at 5.5% through March 2012. The note is secured by property and equipment of Alteris	$188

Notes payable to finance companies for the purchase of vehicles and equipment in 36 to 60 monthly installments totaling $23,083, including interest ranging from 0% to 11.3%. The notes are secured by Alteris’ vehicles and equipment	519

Total – all expected to be paid within the next twelve months	$707

Maturities of debt for each of the periods ended December 31st are as follows:

(in thousands)	Periods Ending December 31,
2011	$307
2012	198
2013	133
2014	67
2015	2

$707

The notes are subject to both positive and negative restrictions and covenants, which include maintaining certain debt service and adjusted leverage ratios.

Our subordinated debt, all of which relates to Alteris, consisted of the following at June 30, 2011:

(in thousands, except installment and unamortized discount amounts and interest rates)	June 30, 2011
Notes payable to the former owners of Solar Works, Inc., to be paid on a date which will be mutually agreed to by both parties. The notes contain a provision whereby interest will continue to accrue at a rate increasing by 2% annually. The interest rate was 10% at June 30, 2011	$1,681
Non-interest bearing notes payable to the former owners of Renewable Power Systems, LLC (imputed interest of 5.5%), due in three annual installments of $222,222 beginning on January 1, 2010, less unamortized discount of $11,875	211

Total – all excepted to be paid within the next twelve months	$1,892

Accrued interest of $0.4 million related to these subordinated debt agreements is included in accrued liabilities on our condensed consolidated balance sheet at June 30, 2011.

7. Shareholders’ Equity

During the six months ended June 30, 2011, we issued 8,529 of our Class A common shares to our independent directors, in lieu of cash compensation, for services rendered during 2011.

On June 30, 2011, we repurchased 379,400 of our Class A common shares for a total cost of $1.1 million. We recorded this repurchase of our shares in accordance with the cost method of accounting for treasury stock. Since we have not yet decided the ultimate disposition of the re-acquired shares, their cost is reflected in our condensed consolidated balance sheet at June 30, 2011 as a $1.1 million reduction to additional paid-in capital.

Following these transactions, Gaiam owned 55.7% of our shares and 78.7% of our equity voting rights.

As a result of our acquisition of Alteris, as discussed in Note 3. Mergers and Acquisitions, our equity as of June 30, 2011 reflects consideration to be transferred upon consummation of the acquisition of 8.7 million of our Class A common shares worth $21.6 million. Upon consummation of this acquisition, Gaiam will own approximately 38% of our shares and 64% of our equity voting rights.

8. Share-Based Payments

During the first half of 2011, we granted 334,000 stock options, of which 300,000 were issued to our new chief executive officer, and cancelled 60,400 stock options under our 2008 Long-Term Incentive Plan. The new stock options vest at 2% per month for the 50 months beginning in the eleventh month after date of grant.

On May 13, 2011, we granted 3,000 restricted stock awards to each of our three non-employee board members serving at that time. The awards are restricted in that they vest 50% on each of the next two annual anniversaries of the grant date. On June 17, 2011, we granted 205,000 restricted stock awards to our new chief executive officer, which are restricted in that they vest at 2% per month for 50 months commencing on the first day of the eleventh month after date of grant.

Total share-based compensation expense recognized was $0.1 million for each of the three months ended June 30, 2011 and 2010, and $0.2 million and $0.1 million for the six months ended June 30, 2011 and 2010, respectively, and is shown in general and administrative expenses on our condensed consolidated statements of operations.

As a result of our acquisition of Alteris (see Note 3. Mergers and Acquisitions), upon consummation of the Merger, options for Alteris membership units will be replaced with equal in fair value options to purchase our stock. Under the terms of the Merger, up to 620,000 replacement options may be issued in this regard.

9. Net Income (Loss) Per Share Attributable to Real Goods Solar, Inc. Common Shareholders

Basic net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders excludes any dilutive effects of options, restricted awards, and warrants. We compute basic net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders using the weighted average number of common shares outstanding during the period, including for 2011 the 8 million shares that were owed as of June 21, 2011 and which will be issued upon closing of the Merger with Alteris (see Note 3. Merger and Acquisitions). We compute diluted net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders using the weighted average number of common shares and common stock equivalents outstanding during the period. We excluded common stock equivalents of 1,194,000 and 635,000 for the three months ended June 30, 2011 and 2010, respectively, and 1,171,000 and 467,000 for the six months ended June 30, 2011 and 2010, respectively, from the computation of diluted net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders because their effect was antidilutive.

The following table sets forth the computation of basic and diluted net income (loss) per share:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2011	2010	2011	2010
Numerator for basic and diluted net income (loss) per share	$(1,575)	$268	$(1,538)	$285
Denominator:
Weighted average shares for basic net income (loss) per share	19,112	18,299	18,714	18,295
Effect of dilutive securities:
Weighted average of stock options, restricted stock awards, and warrants	—	100	—	86

Denominators for diluted net income (loss) per share	19,112	18,399	18,714	18,381

Net income (loss) per share - basic	$(0.08)	$0.02	$(0.08)	$0.02

Net income (loss) per share - diluted	$(0.08)	$0.02	$(0.08)	$0.02

10. Related Party Transactions

During the first half of 2011, we completed a project for our Chairman to design and install an upgrade to an existing solar system originally built in 1997 for his residence. The contract price or revenue recognized was $244 thousand, which is priced at a customary rate for work performed for employees.

In consideration for Gaiam providing additional services under our Intercorporate Services Agreement with Gaiam and agreeing to amend our existing Intercorporate Services and the Tax Sharing Agreements with Gaiam, we expensed additional fees payable to Gaiam of $672,000.

11. Income Taxes

Our income tax benefit for the three and six months ended June 30, 2011 was reduced by certain nondeductible acquisition-related costs for our Alteris acquisition that for tax purposes are capitalized into the basis of the stock investment.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following supplemental pro forma information is presented for informational purposes only, as an aid to understanding the entities’ combined financial results. This pro forma should not be considered a substitute for the historical financial information prepared in accordance with generally accepted accounting principles (“GAAP”), as presented in other portions of this report and our filings on Form 10-Q and 10-K. The unaudited pro forma consolidated financial information disclosed in this report is for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or our future consolidated results of operations.

On June 21, 2011, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Earth Friendly Energy Group Holdings, LLC, d/b/a Alteris Renewables, Inc. (“Alteris”), Real Goods Alteris, LLC, a Delaware limited liability company that we wholly own (“Merger Sub”), and Riverside Renewable Energy Investments, LLC, as agent for Alteris. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Alteris (the “Merger”) and the issued and outstanding limited liability company interests in Alteris will be converted into the right to receive 8.7 million shares (the “Merger Shares”) of our Class A Common Stock, par value $0.0001 per share. The Merger Shares are subject to increase, contingent on the completion of certain matters, as described in the Merger Agreement.

Our historical condensed consolidated balance sheet at June 30, 2011, which was included with our Form 10-Q filed August 11, 2011, reflects the acquisition of Alteris and, therefore, no pro forma consolidated balance sheet has been presented. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2010 and for the six months ended June 30, 2011 present our condensed consolidated results of operations giving pro forma effect to the acquisition of Alteris as if it had occurred on January 1, 2010, and should be read in connection with our historical financial statements at June 30, 2011 and our separate historical condensed consolidated financial statements for the year ended December 31, 2010, which were included with our Form 10-K filed March 11, 2011.

The pro forma adjustments are based on currently available information, estimates and assumptions that we believe are reasonable in order to reflect, on a pro forma basis, the impact of this acquisition on our historical financial information. The purchase accounting was based on the date we obtained financial control of Alteris as specified in the Merger Agreement, June 21, 2011 (the “acquisition date”). We included the results of operations from Alteris in our consolidated financial statements from the acquisition date.

The total consideration to be transferred is estimated to be approximately $21.7 million and is expected to be comprised of 8.7 million shares, or $21.6 million worth, of our Class A common stock and $0.1 million worth of replacement share-based payment awards attributable to services rendered prior to the acquisition date. Of this amount, 0.7 million shares will be issued based on Alteris’ recent completion of a financing arrangement for commercial installation jobs, which we estimated, as of the acquisition date, would be completed. The consideration excludes $2.0 million of costs that are reported as acquisition-related costs in our condensed consolidated statements of operations for the three and six months ended June 30, 2011. In addition, the transaction has remaining contingent equity consideration of up to a maximum of 2.0 million shares of our Class A common stock, which is contingent upon Alteris’ achievement of certain pre-tax income and cash flow performance targets for 2011, which we have estimated will not be met. The fair value of the consideration shares to be issued upon closing of the transactions and those contingently issuable was based on the closing price of our Class A common stock on the acquisition date.

We are awaiting additional information to finalize our valuation of intangible assets, and, thus, the allocation of the consideration to be transferred is subject to refinement.

The following table summarizes the estimated fair values of Alteris’ net assets acquired at the acquisition date.

(in thousands)	June 21, 2011
Cash	$3,416
Restricted cash	902
Accounts receivable	4,511
Inventory	5,008
Deferred costs on uncompleted contracts	1,609
Other current assets	2,194
Property and equipment	1,427
Deferred tax asset	4,416
Goodwill	19,297
Other intangibles	600

Total assets	43,380

Line of credit	(3,119)
Accounts payable and accrued liabilities	(11,681)
Debt	(2,608)
Billings in excess of costs on uncompleted contracts	(2,062)
Deferred revenue and other current liabilities	(2,239)

Net assets acquired	$21,671

Unaudited pro forma consolidated financial information

Unaudited Pro Forma Consolidated Statement of Operations

	For The Six Months Ended June 30, 2011
(in thousands, except per share data)	Real Goods Solar	Alteris (1/1/11 to 6/21/11)	Pro Forma Adjustments	Notes	Pro Forma
Net revenue	$37,379	$13,355	$(1,279)	(a)	$49,455
Cost of goods sold	26,990	11,803	(940)	(a)	37,037
			(776)	(b)
			(40)	(c)

Gross profit	10,389	1,552	477		12,418

Expenses:
Selling and operating	8,855	6,613	98	(b)	15,640
			74	(d)
General and administrative	1,332	—	908	(b)	2,250
			10	(e)
Depreciation and amortization	—	231	(231)	(b)	—
Acquisition-related costs	2,010	—	(2,010)	(f)	—

Total expenses	12,197	6,844	(1,151)		17,890

Income (loss) from operations	(1,808)	(5,292)	1,628		(5,472)
Interest and other expense	(7)	(167)	—		(174)

Income (loss) before income taxes	(1,815)	(5,459)	1,628		(5,646)
Income tax (benefit) expense	(277)	(1,993)	30	(g)	(2,240)

Net income (loss)	$(1,538)	$(3,466)	$1,598		$(3,406)

Net income (loss) per share:
Basic	$(0.08)			(h)	$(0.13)

Diluted	$(0.08)			(h)	$(0.13)

Weighted average shares outstanding:
Basic	18,714			(h)	27,016

Diluted	18,714			(h)	27,016

(a)	Alteris’ adoption of Real Goods Solar’s method, cost to cost, of measuring progress towards completion for jobs accounted for under the percentage of completion method.
(b)	Reclassification of Alteris’ results to conform to Real Goods Solar’s presentation.
(c)	Removal of profit earned by Alteris prior to merger with Real Goods Solar on jobs accounted for under the completed contract method.
(d)	Amortization of customer-related intangibles and adjustments to property and equipment depreciation as a result of the preliminary purchase price allocation for Alteris.
(e)

Recognition of share-based compensation expense as a result of replacing Alteris member unit options with equal in fair value Real Goods Solar stock options, as prescribe by the terms of the Merger Agreement.

(f)	Removal of expenses related to the acquisition of Alteris.
(g)	Taxes were recomputed using Real Goods Solar’s combined federal and state statutory rate of 39.68%.
(h)

Weighted average shares outstanding and net loss per share amounts reflect the issuance of 8.7 million of Real Goods Solar’s Class A common shares in consideration for Alteris as if done on January 1, 2010.

Unaudited pro forma consolidated financial information

Unaudited Pro Forma Consolidated Statement of Operations

	For The Year Ended December 31, 2010
(in thousands, except per share data)	Real Goods Solar	Alteris	Pro Forma Adjustments	Notes	Pro Forma
Net revenue	$77,324	$49,274	$702	(a)	$127,300
Cost of goods sold	55,814	44,128	527	(a)	98,295
			215	(b)
			(2,389)	(c)

Gross profit	21,510	5,146	2,349		29,005

Expenses:
Selling and operating	16,717	9,669	1,269	(c)	28,022
			367	(d)
General and administrative	2,772	—	1,550	(c)	4,533
			211	(e)
Depreciation and amortization	—	430	(430)	(c)	—
Goodwill impairment	—	4,238	(4,238)	(f)	—

Total expenses	19,489	14,337	(1,271)		32,555

Income (loss) from operations	2,021	(9,191)	3,620		(3,550)
Interest and other income (expense), net	15	(469)	—		(454)

Income (loss) before income taxes	2,036	(9,660)	3,620		(4,004)
Income tax (benefit) expense	797	(2,802)	423	(g)	(1,582)

Net income (loss)	$1,239	$(6,858)	$3,197		$(2,422)

Net income (loss) per share:
Basic	$0.07			(h)	$(0.09)

Diluted	$0.07			(h)	$(0.09)

Weighted average shares outstanding:
Basic	18,301			(h)	27,001

Diluted	18,367			(h)	27,067

(a)	Alteris’ adoption of Real Goods Solar’s method, cost to cost, of measuring progress towards completion for jobs accounted for under the percentage of completion method.
(b)	Removal of profit earned by Alteris prior to merger with Real Goods Solar on jobs accounted for under the completed contract method.
(c)	Reclassification of Alteris’ results to conform to Real Goods Solar’s presentation.
(d)	Amortization of customer-related intangibles and adjustments to property and equipment depreciation as a result of the preliminary purchase price allocation for Alteris.
(e)

Recognition of share-based compensation expense as a result of replacing Alteris member unit options with equal in fair value Real Goods Solar stock options, as prescribe by the terms of the Merger Agreement.

(f)	Removal of impairment of Alteris’ historical (pre-merger with Real Goods Solar) goodwill.
(g)	Taxes were recomputed using Real Goods Solar’s combined federal and state statutory rate of 39.5%.
(h)

Weighted average shares outstanding and net loss per share amounts reflect the issuance of 8.7 million of Real Goods Solar’s Class A common shares in consideration for Alteris as if done on January 1, 2010.

INDEX TO EXHIBITS

Exhibit A	Agreement and Plan of Merger

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) effective as of June 21, 2011 by and among EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC, a Delaware limited liability company (the “Company”), REAL GOODS SOLAR, INC., a Colorado corporation (“RSOL”); Real Goods Alteris, LLC, a Delaware limited liability company (“Merger Sub”) and wholly owned subsidiary of RSOL and RIVERSIDE RENEWABLE ENERGY INVESTMENTS, LLC, a Delaware limited liability company (the “Company Agent”), solely with respect to the provisions contained herein regarding the Company Agent.

R E C I T A L S:

WHEREAS, the Board of Directors of RSOL (the “RSOL Board”) and the Board of Managers of Merger Sub and the Company believe it is in the best interests of their respective companies and the shareholders and members of their respective companies that the Company and Merger Sub combine into a single company through the merger of Merger Sub with and into the Company (the “Merger”) and have approved the Merger;

WHEREAS, the Company intends, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and intends that the Merger qualify as a reorganization under the provisions of Section 368 of the Code;

WHEREAS, the members of the Company have taken all necessary action in accordance with the Limited Liability Company Agreement of the Company (as amended, the “LLC Agreement”) to approve the Merger and the Company’s entering into and complying with this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Gaiam, Inc., a shareholder of RSOL (“Gaiam”), has entered into a Preclosing Agreement with the Company and the Company Agent, dated as of the date of this Agreement, in the form attached as Exhibit A (the “Preclosing Agreement”), pursuant to which, among other things, Gaiam has agreed to execute a written consent in favor of the Merger and the adoption of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Article I

Definitions

1.1 Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) any five percent shareholder of such Person. For purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Agreement and Plan of Merger and includes all of its schedules and exhibits.

“Alteris” means Alteris Renewables, Inc., a wholly owned subsidiary of the Company.

“Alteris Cash Flow” means (x) net cash flow provided by (used for) operating activities, as such item appears on the audited consolidated statement of cash flows of Earth Friendly Energy Group Holdings, LLC d/b/a Alteris Renewables, Inc. for the Earnout Period, determined in accordance with GAAP consistently applied, plus (y) the amount of construction financings (short term financing for projects that will be repaid upon completion of the project) as such item appears on the audited consolidated statement of cash flows of Earth Friendly Energy Group Holdings, LLC d/b/a Alteris Renewables, Inc. for the Earnout Period, determined in accordance with GAAP consistently applied; but subject in each case to any adjustments as set forth on Schedule 3.3.

“Alteris Draft Financing Documents” means the form of Alteris Master Lease Agreement and related documentation provided by Company to RSOL on May 31, 2011.

“Alteris Final Financing Documents” means the final, executed versions of the Alteris Draft Financing Documents.

“Alteris Notice” has the meaning set forth in Section 3.2(b).

“Alteris Pre-Tax Income” means Income (loss) before provision for income taxes, as such item appears on the audited consolidated statement of operations of Earth Friendly Energy Group Holdings, LLC d/b/a Alteris Renewables, Inc. for the Earnout Period, determined in accordance with GAAP consistently applied, but subject to any adjustments as set forth on Schedule 3.3.

“Arbitrator” has the meaning set forth in Section 3.2(c).

“Bankruptcy Laws” means the United States Bankruptcy Code (Title 11, United States Code) and any state or federal Laws pertaining to insolvency, as the same may be amended from time to time.

“Benefit Plan” or “Benefit Plans” means, with respect to a Person, all written and generally applicable profit sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock or other equity-based compensation arrangement, vacation pay, holiday pay, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, bonus, incentive compensation, salary continuation, supplemental retirement, deferred compensation, employee loan or loan guarantee program, split dollar, cafeteria plan, and other compensation plan, policy, program related to employment, compensation or employee benefits, whether or not subject to ERISA.

“Business” means the Company’s and its Subsidiaries’ business of selling, designing, installing and supporting renewable energy systems in New England and New York for residential and commercial customers;

“Business Day” means any weekday, except for any weekday on which banks are to close in Delaware or Colorado.

“Certificates” has the meaning set forth in Section 3.4(c).

“Certificate of Merger” has the meaning set forth in Section 2.4.

“Change of Control Expense Schedule” has the meaning set forth in Section 3.7

“Choate” has the meaning set forth in Section 10.14.

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“Closing” means the closing of the Merger contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Merger Consideration” has the meaning set forth in Section 3.1(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the introduction to this Agreement.

“Company Agent” has the meaning set forth in the Recitals to this Agreement.

“¨Company Expense Schedule” has the meaning set forth in Section 3.7.

“Company Intellectual Property” has the meaning set forth in Section 4.20(a).

“Company Interests” means the limited liability company interests in the Company outstanding immediately prior to the Effective Time.

“Company Options” has the meaning set forth in Section 6.12(a).

“Company Plans” has the meaning set forth in Section 6.14.

“Confidentiality Agreement” has the meaning set forth in Section 6.9.

“Contemplated Benefits” has the meaning set forth in Section 3.1.

“Continuing Employees” has the meaning set forth in Section 6.14.

“Contract” means any written contract, lease, license, purchase order, sales order, obligation or other agreement or binding commitment.

“Control Date” has the meaning set forth in Section 2.2.

“Dispute” has the meaning set forth in Section 10.14.

“Disputed Items” has the meaning set forth in Section 3.3(b).

“DLLCA” has the meaning set forth in Section 2.1.

“Earnout Consideration” has the meaning set forth in Section 3.1(c).

“Earnout Period” shall mean Alteris’ fiscal year ended December 31, 2011.

“Earnout Statement” has the meaning set forth in Section 3.3(a).

“Effective Time” has the meaning set forth in Section 2.4.

“Employee Plans” means, with respect to any Person, Benefit Plans and all employee benefit plans (as defined in Section 3(3) of ERISA) to which such Person or its ERISA Affiliates is a party or by which such Person or its ERISA Affiliates are bound, with respect to which payments or contributions are required to be made by such Person or its ERISA Affiliates, or in respect of which the Person or its ERISA Affiliates may otherwise have any liability.

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“End Date” has the meaning set forth in Section 8.1(b)(i).

“Environmental Laws” means any federal, state or local statute, regulation, ordinance, order or other legal requirement relating to the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant such statutes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, with respect to any Person, any entity (whether or not incorporated) other than such Person that, together with such Person, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended,

“Exchange Agent” has the meaning set forth in Section 3.5(a).

“Exchange Schedule” has the meaning set forth in Section 3.4(a).

“GAAP” means generally accepted accounting principles in effect in the United States, consistently applied, as in effect on the date of this Agreement.

“Gaiam” has the meaning set forth in the Recitals to this Agreement.

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision, (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).

“Hazardous Material” means any substance, material, liquid or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including, without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Historical Financials” has the meaning set forth in Section 4.7(a).

“Indemnified Persons” has the meaning set forth in Section 6.11(a).

“Information Statement” has the meaning set forth in Section 6.7(a).

“Investments” means, as applied to any Person, (i) any direct or indirect acquisition by such Person of capital stock, other securities or other interests of, or investments in, any other Person, or all or any substantial part of the business or assets of any other Person, and (ii) any direct or indirect loan, gift, advance (other

4

than trade accounts receivables for goods or services from customers incurred in the ordinary course of business (including such receivables evidenced by a promissory note)) or capital contribution by such Person to any other Person.

“ISA Amendment” means that certain Amendment to Intercorporate Services Agreement in the form attached to the Shareholders Agreement.

“Knowledge” means, the actual knowledge or awareness of the officers of the Company or the officers of RSOL, as applicable, and the knowledge or awareness that each such Person would have obtained after reasonable due diligence or inquiry in light of the circumstances.

“Latest Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries for the three-month period ended March 31, 2011 included in the Historical Financials.

“Laws” means any statute, law, ordinance, regulation, order or rule of any governmental authority, including without limitation those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law.

“Licensed Company Intellectual Property” means licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which any Person is authorized to use any Company Intellectual Property.

“Licenses and Permits” means, with respect to a Person, all applicable foreign, local, state and federal licenses, permits, registrations, certificates, consents, accreditations and approvals necessary for the operation of such Person’s business.

“Lien” means any lien (statutory or other), pledge, mortgage, deed of trust, security interest, or other encumbrance (including the interest of a lessor under a capitalized lease having substantially the same economic effect), any conditional sale or other title retention agreement, and the filing or existence of any financing statement or other similar form of notice under the Laws of any jurisdiction or any security agreement authorizing any Person to file such a financing statement, whether arising by contract, operation of Law, or otherwise.

“LLC Agreement” has the meaning set forth in the Recitals to this Agreement.

“LT and Representation Letter” has the meaning set forth in Section 3.4(c)(ii).

“Material Adverse Effect” means a material adverse effect on either (i) the assets, results of operations or condition (financial or otherwise) of the applicable Party and such Party’s Subsidiaries, taken as a whole, or (ii) the ability of the applicable Party to consummate the transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not include any condition, change, situation or set of circumstances or effect relating to or arising from (A) any actions required to be taken or omissions required to be made by the applicable Party in compliance with the terms of this Agreement, (B) changes in economic conditions or legal, regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (including changes in the prevailing interest rates or access to capital or goods ) in the United States that do not disproportionately impact the applicable Party relative to other comparable firms engaged in the same business, (C) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster, or (D) any failure by any Party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, or (E) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this

5

Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Party or any of its Subsidiaries with any third party, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.1.

“Merger Sub” has the meaning set forth in the Recitals to this Agreement.

“Most Recent Financials” has the meaning set forth in Section 4.7(a).

“Neutral Auditor” has the meaning set forth in Section 3.3(b).

“Party” and “Parties” means, individually and collectively, the Company, RSOL, Merger Sub and the Company Agent.

“Permitted Liens” means (i) Liens and other exceptions to title that are disclosed on Schedule 4.8; (ii) Liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings; (iii) Liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of Law for sums which are not yet delinquent or which are being contested in good faith by appropriate proceedings or with respect to which arrangements for payment or release have been made; and (iv) Liens that, individually or in the aggregate, do not or would not reasonably be expected to materially interfere with the ability of the Company or its Subsidiaries to conduct their Business as presently conducted.

“Person” means any individual, partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision).

“Preclosing Agreement” has the meaning set forth in the Recitals to this Agreement.

“Prior Service” has the meaning set forth in Section 6.14.

“Proceeding” has the meaning set forth in Section 6.11(a).

“Protected Communications” has the meaning set forth in Section 10.14.

“Recipients” has the meaning set forth in Section 6.12(a).

“Registration Rights Agreement” means the amended and restated Registration Rights Agreement by and among Gaiam, the Company Agent and RSOL, in substantially the form of Exhibit B.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching into the indoor or outdoor environment, and includes any migration of any Hazardous Material from or within any building, structure, facility or fixture.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care or (iv) to otherwise correct a condition of noncompliance with Environmental Laws.

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“Representatives” has the meaning set forth in Section 6.3.

“Restraints” has the meaning set forth in Section 7.1(a).

“Riverside” means Riverside Fund III, L.P.

“RSOL” has the meaning set forth in the introduction to this Agreement.

“RSOL Common Stock” means RSOL’s Class A common stock, par value $.0001 per share.

“RSOL Intellectual Property” has the meaning set forth in Section 5.19(a).

“RSOL Lease” means that certain real property lease by and between Boulder Road LLC, as landlord, and RSOL, as tenant, in the form attached to the Shareholders Agreement.

“RSOL Options” means options to purchase up to 620,000 shares of RSOL Common Stock.

“RSOL Plans” has the meaning set forth in Section 6.14.

“RSOL Shareholders Approval” has the meaning set forth in Section 7.1(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.10.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock” has the meaning set forth in the Recitals to this Agreement.

“Shareholders Agreement” means the Shareholders Agreement between RSOL, Gaiam and Company Agent, in substantially the form of Exhibit C.

“Subsidiary” and “Subsidiaries” means, with respect to any Person, any other Person of which more than 50% of the total voting power of capital stock entitled to vote (without regard to the occurrence of any contingency) in the election of directors (or other Persons performing similar functions) are at the time directly or indirectly owned by such specified Person.

“Surviving Company” has the meaning set forth in Section 2.1.

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than RSOL and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its Subsidiaries outside of the ordinary course of business, (B) acquisition any of the outstanding shares of the Company’s or any of its Subsidiaries, (C) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries or (D) any combination of the foregoing types of transactions; in each case, other than the transactions contemplated by this Agreement.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation.

“Target Cash Flow” means $(4,500,000) (i.e. a negative number).

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“Target Income” means $2,186,400.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (including taxes under Section 59A of the Code or otherwise), custom duties, capital stock, profits, franchise, employee’s income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative or add-on minimum, estimated or other tax of any kind, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing; and the term “Tax Liability” shall mean any liability (whether known or unknown and whether liquidated or unliquidated) with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment, and including any amendment.

“Tax Sharing Agreement” means the Tax Sharing and Indemnification Agreement between RSOL and Gaiam dated as of May 7, 2008.

“Third Party Intellectual Property Rights” means all licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software (other than off-the-shelf software subject to a click-through or shrinkwrap license), or any other third party intellectual property.

“Transaction Documents” means this Agreement, the Preclosing Agreement, the Shareholders Agreement, the Registration Rights Agreement, and any other agreements entered into by the Parties in connection with the transactions contemplated by this Agreement.

“TSA Amendment” means that certain Amendment to Tax Sharing Agreement attached to the Shareholders Agreement.

“Weighted Average Share Price” means (i) the sum of (A) the average of the high and low sales prices for each of the last 15 days on which RSOL Common Stock is traded immediately prior to the date of this Agreement times (B) the number of shares traded on each such day, each as reported on the Nasdaq Global Market, divided by (ii) the total number of shares traded during such 15 days, as reported on the Nasdaq Global Market.

“Year End Financials” has the meaning set forth in Section 4.7(a).

1.1 Other Definitional and Interpretive Matters. Unless otherwise expressly provided in this Agreement, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Period. Except as otherwise provided in this Agreement, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Exhibits/Schedules. The exhibits and schedules delivered in connection with to this Agreement, including the disclosure schedules, are incorporated and made a part of this Agreement and are an integral part of this Agreement. Any undefined capitalized terms used in any schedule or exhibit shall be defined as set forth in this Agreement.

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(c) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(e) Including. The word “including” or any variation means “including, without limitation”, and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Article II

Merger

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), Merger Sub shall be merged with and into Company, the separate existence of Merger Sub shall cease and Company shall continue as the surviving company of the Merger (the “Surviving Company”). Unless required to do otherwise under applicable law or by a Governmental Authority, the parties to this Agreement agree, for any and all federal and state income tax reporting purposes, to report the transaction as a single “reorganization” within the meaning of Section 368(a) of the Code.

2.2 Control Date. As defined and used within the context of Accounting Standards Codification 805, RSOL shall have control of the Company and its Subsidiaries as of the date of this Agreement. From and after the execution of this Agreement, RSOL will have the ability to control the Company and its Subsidiaries and to make decisions about the management, operations, policies and financing of the Company and its Subsidiaries without impediment, and the Company shall cooperate with any requests made by RSOL in this regard and use its reasonable commercial efforts to implement any decisions requested by RSOL with respect to the Company and its Subsidiaries. Since the Board of Directors of RSOL and the Board of Managers of Merger Sub have approved the Merger, Board of Managers and the members of the Company have approved the Merger, and Gaiam possesses majority voting rights in RSOL and Gaiam intends to approve this Merger, the subsequent Closing of the Merger is deemed to be simply an administrative delay and does not impede RSOL from assuming control of the Company and its Subsidiaries. Notwithstanding the foregoing, RSOL shall not be permitted to take any action prohibited under Section 6.4, and shall act only in accordance with the terms of Section 6.4

2.3 Closing. The closing of the Merger shall take place at the offices of Bartlit Beck Herman Palenchar & Scott LLP in Denver, Colorado commencing at 9:00 a.m. local time on the first Business Day following the fulfillment of all conditions to the Closing or such other date and time as RSOL and the Company may mutually determine (the “Closing Date”). Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

2.4 Effective Time. On the Closing Date, the Parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the relevant provisions of the DLLCA with the Secretary of State of Delaware, and shall make any and all other filings or recordings required under the DLLCA to effectuate the Merger. The Merger shall become effective at the time when the Certificate of Merger has been filed with the Secretary of State of Delaware or such later time as may be specified in the Certificate of Merger (the “Effective Time”).

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2.5 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in this Agreement and the DLLCA.

2.6 Certificate of Formation and Limited Liability Company Agreement. At the Effective Time, the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended. At the Effective Time, the certificate of formation of Company, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until thereafter changed or amended.

2.7 Officers and Managers of the Surviving Company. The board of managers of Merger Sub as of immediately prior to the Effective Time shall be the board of managers of the Surviving Company, until the earlier of their respective resignation or removal or otherwise ceasing to be a board member, or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Company, until the earlier of their respective resignation or removal or otherwise ceasing to be an officer, or until their respective successors are duly elected and qualified, as the case may be.

2.8 Effect on Company Interests; Merger Consideration. At the Effective Time, by virtue of the Merger, (i) each of Merger Sub’s limited liability company interests issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one common unit of the Surviving Company, and (ii) all of the outstanding Company Interests immediately prior to the Effective Time shall be converted into (and thereafter shall represent only) the right to receive the Closing Merger Consideration at the Effective Time and to the extent provided herein, the Earnout Consideration, in each case subject to the provisions of Article III. All rights in respect of the Company Interests, except the right to receive the Merger Consideration pursuant to the terms and subject to the conditions of this Agreement, shall, by virtue of the Merger and without any action on the part of any holder of Company Interests, cease to be outstanding or exist at the Effective Time.

2.9 Withholding Rights. RSOL or the Surviving Company shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by RSOL or the Surviving Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons receiving the portion of the Merger Consideration in respect of which such deduction and withholding was made by RSOL or the Surviving Company.

2.10 Further Assurances. At and after the Effective Time, the officers and board of managers of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Surviving Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, so long as such action is not inconsistent with this Agreement.

Article III

Merger Consideration

3.1 Merger Consideration. The “Merger Consideration” shall consist of the following (as adjusted pursuant to this Article III):

(a) 8,000,000 shares (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like that occur following the date of this Agreement) of RSOL Common Stock; plus

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(b) 700,000 shares (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like that occur following the date of this Agreement) of RSOL Common Stock (together with the shares set forth in Section 3.1(a) above, the “Closing Merger Consideration”), provided, however that such 700,000 shares shall be included in the Closing Merger Consideration only if, prior to the Closing Date, (i) the Alteris Final Financing Documents are entered into (and as of the Closing Date remain effective) on terms and conditions that (A) provide the material principal benefits to Alteris (or its designated affiliate) contemplated by the Alteris Draft Financing Documents or benefits reasonably comparable thereto, and (B) are not materially more adverse to Alteris than the terms and conditions set forth in the Alteris Draft Financing Documents, and (ii) all consents to the Merger required under the Alteris Final Financing Documents are obtained on terms reasonably satisfactory to RSOL (clauses (i) and (ii) are, collectively, the “Contemplated Benefits”); and plus

(c) 2,000,000 shares (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like that occur following the date of this Agreement) (the “Earnout Consideration”), provided, however, that such 2,000,000 shares shall be included in the Merger Consideration only if, both (i) Alteris Pre-Tax Income is equal to or greater than the Target Income for the Earnout Period and (ii) Alteris Cash Flow is equal to or greater than the Target Cash Flow for the Earnout Period (i.e,. Alteris Cash Flow is either positive, between $0 and negative $6,000,000 or equal to negative $6,000,000).

3.2 Alteris Financing Documents.

(a) Alteris Final Financing Documents. If the Alteris Final Financing Documents are not entered into prior the Closing Date or are entered into on terms that do not contain the Contemplated Benefits, then the “Closing Merger Consideration” shall consist of 8,000,000 shares (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like that occur following the date of this Agreement) of RSOL Common Stock, and as adjusted pursuant to this Article III. RSOL agrees to reasonably consult with the Company Agent from time to time with respect to whether, in RSOL’s judgment, the proposed terms of the Alteris Final Financing Documents do not contain the Contemplated Benefits. For purposes of this Agreement, the Alteris Final Financing Documents will be deemed to be entered into if the documents included therein that establish the overall structure of the financing arrangements contemplated thereby have been executed, and it is understood and agreed that the documents included therein that relate to the financing of particular projects need not have been entered into.

(b) Notice. The Company Agent shall provide a written copy of the Alteris Final Financing Documents to RSOL (the “Alteris Notice”) after they are executed by the parties thereto. If the Company Agent fails to provide the Alteris Notice to RSOL at least three (3) Business Days prior to the Closing Date, RSOL shall give written notice to the Company Agent of RSOL’s failure to receive the Alteris Notice as of such date and the Company Agent shall have one (1) Business Day following receipt of such notice to provide the Alteris Notice. If the Company Agent does not provide the Alteris Notice within the timeframe described in the previous sentence, then the Closing Merger Consideration shall be 8,000,000 shares (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like that occur following the date of this Agreement) of RSOL Common Stock, as provided above, and such Closing Merger Consideration shall be final and binding upon the Parties.

(c) Dispute. Following delivery of the Alteris Notice to RSOL, RSOL will have two (2) Business Days to determine whether the Alteris Final Financing Documents contain the Contemplated Benefits. If, following delivery of the Alteris Notice, RSOL does not give the Company Agent notice of RSOL’s determination that the Alteris Final Financing Documents do not contain the Contemplated Benefits within such two (2) Business Day period, then the Closing Merger Consideration shall be 8,700,000 shares of RSOL Common Stock (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like that occur following the date of this Agreement) as provided above and such amount will be final and binding upon the Parties. If, within such two (2) Business Day period, RSOL gives notice to the Company Agent of RSOL’s determination that the Alteris Final Financing Documents do not contain the Contemplated Benefits (stating in reasonable detail the terms missing from the Alteris Final Financing Documents that cause RSOL to believe that the Alteris Final Financing Documents do not

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contain the Contemplated Benefits), then RSOL and the Company Agent shall attempt, in good faith, to resolve such dispute. If RSOL and the Company Agent are unable to resolve such dispute within ten (10) Business Days after delivery of such notice of objection, then such dispute will be submitted for resolution to Grant Thornton (the “Arbitrator”). The Arbitrator shall be engaged within five (5) Business Days after the expiration of such ten (10) Business Day period. If either RSOL or the Company Agent fails to take action with respect to the matter referred to in the previous sentences of this Section 3.2(c), then the other Party may engage the Arbitrator on behalf of all Parties. The Arbitrator shall make such review and examination of the relevant facts and documents as the Arbitrator deems appropriate for purposes of resolving the dispute, and only the dispute, and each of RSOL and the Company Agent shall be afforded the same opportunity to present to the Arbitrator material related to the dispute, and to make a written presentation of their respective positions; provided, however, that the Arbitrator shall require all facts, documents and presentations from RSOL and the Company Agent to be completed or submitted within five (5) Business Days after the Arbitrator has been engaged. Within five (5) Business Days after the date required for completion of presentations and the submission of such facts, documents and written presentations, and regardless of whether such submissions have been made, the Arbitrator shall resolve the dispute by selecting either RSOL’s position that the Alteris Final Financing Documents do not contain the Contemplated Benefits, or the Company Agent’s position that the Alteris Final Financing Documents contain the Contemplated Benefits. Such decision shall be final and binding upon the Parties without further recourse or collateral attack. All of the fees costs and expenses of the Arbitrator in connection with the dispute resolution process contemplated by this Section 3.2(c) (including the Arbitrator’s fees, but exclusive of attorneys’ fees) shall be borne by the Party (either RSOL or the Company Agent) whose position the Arbitrator did not select. The Arbitrator shall not preside over any hearing of the Parties nor permit the Parties to make any oral arguments. Except as otherwise agreed by the Parties, the Closing Date shall be postponed for such time as is necessary to permit the completion of the dispute resolution process and final adjustment set forth in this Section 3.2(c) and Section 3.2(d).

(d) Final Adjustment. Within two (2) Business Days of the final and binding determination of the Closing Merger Consideration in accordance with Section 3.2(b), (i) if the Arbitrator has determined that the Alteris Final Financing Documents contain the Contemplated Benefits, then the Closing Merger Consideration shall be equal to 8,700,000 shares (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like that occur following the date of this Agreement), of RSOL Common Stock, and (ii) if the Arbitrator has determined that the Alteris Final Financing Documents do not contain the Contemplated Benefits, then the Closing Merger Consideration shall be equal to 8,000,000 shares (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like that occur following the date of this Agreement), of RSOL Common Stock, and the holders of the Company Interests shall have no further right to receive such shares pursuant to the terms of this Agreement.

3.3 Earnout.

(a) Earnout Statement. As promptly as practicable but in no event later than March 31, 2012, RSOL shall deliver to Company Agent a statement (the “Earnout Statement”), setting forth in reasonable detail RSOL’s good-faith calculation of Alteris Pre-Tax Income for the Earnout Period and Alteris Cash Flow for the Earnout Period, together with the separate stand alone audited consolidated financial statements of the Surviving Company and its Subsidiaries for the Earnout Period, prepared by the Company’s or RSOL’s auditors. From the date of this Agreement through the determination of the final adjustment of the Earnout Consideration in accordance with this Section 3.3, RSOL shall cause the Surviving Company to provide Company Agent and its accountants, lawyers and representatives with access, during normal business hours, upon reasonable request, to all relevant books and records of the Surviving Company and its Subsidiaries (including the right to make copies thereof) and to the premises and personnel of the Surviving Company and its Subsidiaries for the purpose of determining Alteris Pre-Tax Income and Alteris Cash Flow in accordance with this Section 3.3.

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(b) Disputed Items. If, within 60 days following delivery of the Earnout Statement to Company Agent, Company Agent shall not have given RSOL notice of Company Agent’s objection to the any items used in the computation of the Alteris Pre-Tax Income and Alteris Cash Flow (which notice shall contain a reasonably detailed statement of the basis of such objection) (the “Disputed Items”), then the amounts set forth in the Earnout Statement delivered by RSOL shall be final and binding upon the Parties. If Company Agent gives notice to RSOL of Company Agent’s objection within such 60 day period, the Earnout Statement shall not be deemed final and RSOL and Company Agent shall attempt, in good faith, to resolve the Disputed Items. If RSOL and Company Agent are unable to resolve any Disputed Items within 15 days after delivery of such notice of objection, any such Disputed Items will be submitted for resolution to Grant Thornton LLP, independent certified public accountants, or such other nationally recognized firm of independent certified public accountants mutually selected by RSOL and Company Agent (the “Neutral Auditor”). RSOL and Company Agent shall provide to the Neutral Auditor all work papers and back-up materials relating to the Disputed Items requested by the Neutral Auditor to the extent available to RSOL or its Subsidiaries, accountants, attorneys or other representatives or Company Agent or its accountants, attorneys or other representatives. The Neutral Auditor shall be engaged within five (5) Business Days after the expiration of the 15 day period following delivery of such notice of objection (or such earlier date if mutually agreed). If either RSOL or Company Agent fails to take action with respect to any matter relating to the selection of the Neutral Auditor, then the other Party may engage the Neutral Auditor on behalf of all Parties. The Neutral Auditor shall make such review and examination of the relevant facts and documents as the Neutral Auditor deems appropriate for purposes of resolving the Disputed Items, and only the Disputed Items, and each of RSOL and Company Agent shall be afforded the same opportunity to present to the Neutral Auditor and material related to the Disputed Items, to discuss the issues with the Neutral Auditor and to make a written presentation of their respective positions; provided, however, that the Neutral Auditor shall require all facts, documents and presentations from RSOL and Company Agent to be completed or submitted within15 days after the Neutral Auditor has been engaged. Within 15 days after the date required for completion of presentations and the submission of such facts, documents and written presentations, and regardless of whether such submissions shall have been made, the Neutral Auditor shall resolve all Disputed Items in writing and shall prepare and deliver its decision, which shall be final and binding upon the Parties without further recourse or collateral attack as to each Disputed Item. The Neutral Auditor will (i) resolve only the outstanding Disputed Items and may not assign a value greater than the greatest value claimed for any item by either Party or smaller than the smallest value claimed for any item by either Party, and (ii) re-calculate Alteris Pre-Tax Income and Alteris Cash Flow using the calculations set forth in the Earnout Statement, as modified only by (A) the Neutral Auditor’s resolution of the outstanding Disputed Items, and/or (B) the written agreement of RSOL and Company Agent. All of the fees costs and expenses of the Neutral Auditor in connection with the dispute resolution process contemplated by this Section 3.3(b) (including the Neutral Auditor’s fees, but exclusive of attorneys’ fees) shall be borne by the Party (either RSOL or Company Agent) who is the least successful in such process, which shall be determined by comparing (A) the position asserted by each Party on all Disputed Items taken together, with each matter weighted by its financial significance to (B) the final decision of the Neutral Auditor on all Disputed Items taken together. For purposes of the preceding sentence, the “position asserted” by each of RSOL and Company Agent shall be determined by reference to their respective presentations submitted to the Neutral Auditor pursuant to this Section 3.3(b). The Neutral Auditor shall not preside over any hearing of the Parties nor permit the Parties to make any oral arguments to the Neutral Auditor.

(c) Final Adjustment. Within six (6) Business Days of the final and binding determination of Alteris Pre-Tax Income and Alteris Cash Flow in accordance with Section 3.3(b), (i) if both (A) Alteris Pre-Tax Income for the Earnout Period is equal to or greater than the Target Income and (B) Alteris Cash Flow for the Earnout Period is equal to or greater than Target Cash Flow, then RSOL shall issue all of the Earnout Consideration the holders of the Company Interests in accordance with Section 3.6, and (ii) if either (A) Alteris Pre-Tax Income for the Earnout Period is less than Target Income or (B) Alteris Cash Flow for the Earnout Period is less than Target Cash Flow, then RSOL shall not issue any of the Earnout Consideration, and thereafter neither Company Agent nor any holder of Company Interests shall have any further right to receive any such shares pursuant to the terms of this Agreement.

(d) Additional Consideration. The amount of the Earnout Consideration, if any, distributed to the holders of Company Interests pursuant to this Section 3.3 shall constitute additional consideration paid to the holders of the Company Interests for their Company Interests.

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3.4 Deliveries Prior to Signing, at Signing and at Closing.

(a) Pre-Signing Deliveries. Prior the execution of this Agreement, the Company delivered to RSOL a schedule, certified by the Company Agent (the “Exchange Schedule”), setting forth the name and address of each holder of Company Interests entitled to receive a portion of the Merger Consideration and the number of shares of RSOL Common Stock to be distributed to each such holder (including shares issuable pursuant to Section 3.1(a) as well as those that may be issued, subject to the provisions of this Agreement, pursuant to Sections 3.1(b) and 3.1(c).

(b) Signing Date Deliveries. On the date of this Agreement:

(i) the Company delivered to RSOL certified copies of resolutions of the Company’s Board of Managers authorizing and approving this Agreement and the consummation of the transactions contemplated by the Transaction Documents;

(ii) RSOL delivered to the Company certified copies of the resolutions of the Board of Directors of RSOL authorizing and approving this Agreement and the consummation of the transactions contemplated by the Transaction Documents;

(iii) RSOL delivered to the Company the Preclosing Agreement, duly executed by the Gaiam, and the Company delivered to RSOL the Preclosing Agreement, duly executed by the Company and the Company Agent;

(iv) the Company delivered to RSOL a certificate signed by an officer of the Company certifying that the representations and warranties made by the Company in Article IV are true and correct in all respects as of the date of this Agreement;

(v) RSOL delivered to the Company a certificate signed by an officer of RSOL certifying that the representations and warranties made by RSOL in Article V are true and correct in all respects as of the date of this Agreement; and

(vi) Riverside Partners, LLC delivered to RSOL (i) a release of the Company and its Subsidiaries of all liabilities or other obligations under that certain letter agreement with respect to management services dated September 19, 2008 by and among the Company, Alteris and Riverside Partners, LLC, including, without limitation, any known claims thereunder, provided however that Sections 5, 6 and 7, of such letter agreement are expressly not released, and (ii) following payment of the amounts due to Riverside Partners LLC under such letter agreement, a confirmation that, as of the date of this Agreement, no further amounts are owed to any Person under such letter agreement, except as may arise under Sections 5, 6 and 7 thereof.

(c) Pre-Closing Deliveries. At least seven (7) Business Days prior the Closing Date, the Company shall deliver to RSOL:

(i) any revisions deemed to be reasonably appropriate by the Company Agent in its sole discretion as to the number of shares of RSOL Common Stock to be distributed to each holder of Company Interests set forth on the Exchange Schedule, certified by the Company Agent; and

(ii) copies of (A) a letter of transmittal and investment representation letter, in the form attached hereto as Exhibit D (the “LT and Representation Letter”), duly completed and validly executed in accordance with the instructions thereto by each holder of Company Interests entitled to receive a portion of the Merger Consideration, and (B) each certificate or certificates (the “Certificates”) representing outstanding Company Interests held by such holder of the Company Interest(s) surrendered for cancellation upon consummation of the Merger; and

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(iii) any updates to the estimates set forth on the Company Expense Schedule and the Change of Control Expense Schedule which reflect information not reasonably available to the Company and the Company Agent as of the date of this Agreement, including, but not limited to, the incurrence of legal fees and the accrual of interest on outstanding indebtedness listed on the Company Expense Schedule and the Change of Control Schedule.

3.5 Closing Exchange of Certificates.

(a) Exchange Agent. No fewer than three (3) Business Days prior to the Closing Date, RSOL shall designate a reputable bank or trust company reasonably satisfactory to the Company (it being agreed by the Company that RSOL’s transfer agent is per se reasonable) to act as exchange agent (the “Exchange Agent”) pursuant to a written agreement in form and substance reasonably acceptable to RSOL and the Company for the safekeeping and issuance of the Merger Consideration. RSOL shall be solely responsible for the fees and expenses of the Exchange Agent. No fewer than three (3) Business Days prior to the Closing Date, RSOL shall cause to be delivered to the Exchange Agent certificates representing the shares of RSOL Common Stock comprising the Closing Merger Consideration, as determined in accordance with Section 3.2, which shares shall be held by the Exchange Agent, subject to delivery in accordance with the terms of this Agreement.

(b) Exchange Procedures. No fewer than three (3) Business Days prior to the Closing Date, RSOL shall deliver the Exchange Schedule to the Exchange Agent, and each holder who has surrendered a Certificate for cancellation, together with the LT and Representation Letter, duly completed and validly executed in accordance with the instructions thereto, shall be entitled to receive in exchange therefor as of the Effective Time the portion of the Closing Merger Consideration set forth opposite such holder’s name on the Exchange Schedule, as determined in accordance with Section 3.2. RSOL shall cause the Exchange Agent to deliver to the Closing Merger Consideration in accordance with the Exchange Schedule. Until so surrendered, any outstanding Certificate that, prior to the Effective Time, represented Company Interests will be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive of the portion of the Closing Merger Consideration, if any, distributable in respect thereof pursuant to the terms of this Agreement. No dividend or other distributions declared or made with respect to RSOL Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of RSOL Common Stock issuable upon the surrender thereof until such time as the Certificate(s) in question have been surrendered.

(c) Termination of Exchange Fund. Any portion of the Closing Merger Consideration that remains undistributed to the Persons entitled thereto twelve (12) months after the Effective Time shall be delivered to RSOL, upon demand, and any such Person who has not previously complied with this Section 3.5 shall thereafter look only to RSOL for delivery of the portion of the Merger Consideration that such Person is entitled to receive in accordance with the terms of this Agreement.

(d) No Liability. Notwithstanding anything to the contrary in this Section 3.5, none of the Exchange Agent, the Surviving Company, RSOL, any party hereto or any of their respective Affiliates shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

3.6 Post-Closing Delivery of Certificates.

(a) Exchange Agent. In the event any Earnout Consideration is to be issued pursuant to Section 3.3, then, no fewer than five (5) Business Days prior to the date of such issuance, RSOL shall cause to be delivered to the Exchange Agent certificates representing the shares of RSOL Common Stock comprising the Earnout Consideration, which shares shall be held by the Exchange Agent, subject to delivery in accordance with the terms of this Agreement.

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(b) Delivery Procedures. No fewer than five (5) Business Days prior to the issuance of the Earnout Consideration, RSOL shall deliver the Exchange Schedule to the Exchange Agent, and each holder who has surrendered a Certificate for cancellation, together with the LT and Representation Letter, duly completed and validly executed in accordance with the instructions thereto, shall be entitled to receive in exchange therefor as of the Effective Time the portion of the Earnout Consideration set forth opposite such holder’s name on the Exchange Schedule and RSOL shall cause the Exchange Agent to issue Common Stock comprising the Earnout Consideration to the holders in accordance with the Exchange Schedule.

(c) Termination of Exchange Fund. Any portion of the Earnout Consideration that remains undistributed to the Persons entitled thereto twelve (12) months after the scheduled date of delivery, shall be delivered to RSOL, upon demand, and any such Person who has not previously complied with this Section 3.3 shall thereafter look only to RSOL for delivery of the portion of the Earnout Consideration that such Person is entitled to receive in accordance with the terms of this Agreement.

3.7 Payments Upon Closing. At the Closing, (a) the Company shall make or cause to be made, by wire transfer of immediately available funds, payment of the amounts set forth on Schedule 3.7(a) (the “Company Expense Schedule”), and (b) RSOL shall make or cause to be made, by wire transfer of immediately available funds, payment of the amounts set forth on Schedule 3.7(b) (the “Change of Control Expense Schedule”). The Company Expense Schedule and the Change of Control Schedule shall be updated by the Company prior to Closing in accordance with Section 3.4(c)(iii).

Article IV

Representations and Warranties of the Company

As a material inducement to RSOL to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Company makes the following representations and warranties to RSOL as of the date of this Agreement, subject to qualification by the disclosure schedules. The Company has also delivered to RSOL (or has caused the delivery to RSOL of) disclosure schedules arranged in numbered parts corresponding to the section numbers in this Agreement of the following representations and warranties.

The information disclosed in any particular disclosure schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered section in this Agreement (it being understood and agreed that the disclosure set forth in a specific section or subsection of a disclosure schedule shall qualify the representations and warranties set forth in the corresponding section and subsection of this Article IV and any other section and subsection of this Article IV (whether or not a specific cross-reference is included) if and to the extent that it is reasonably apparent on the face of such disclosure that such disclosure applies to such other section or subsection). References to “schedules” in this Agreement shall refer to the corresponding section of the disclosure schedules.

4.1 Organization and Qualification. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware. The Company and each of its Subsidiaries has all requisite limited liability company or corporate power and authority, necessary to own and/or lease and operate its properties and assets and to carry on its business as now conducted, and is duly qualified or licensed to do business in each jurisdiction in which the character of the properties or assets owned, leased or operated by it or the nature of the activities conducted makes such qualification or licensing necessary except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company.

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4.2 Power. The Company has the requisite limited liability company power and authority to execute, deliver, carry out and perform its obligations under this Agreement and each other agreement executed in connection with this Agreement to which it is a party.

4.3 Authorization; Binding Obligations. The execution, delivery and performance of this Agreement and each other Transaction Document to which the Company is a party, the Merger and the consummation of the other transactions contemplated by the Transaction Documents, have been duly authorized by all requisite action on the part of the Company, including, without limitation, approval by the Company’s Board of Managers and members as required. This Agreement has been duly executed and delivered by the Company and, at the Closing, each of the other Transaction Documents to which the Company is a party will be duly executed and delivered by the Company. This Agreement is, and at the Closing each of the other Transaction Documents to which the Company is a party will be, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities Laws or the public policy underlying such Laws.

4.4 Subsidiaries. Schedule 4.4 sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation or organization, (ii) the number of shares, interests, units or other form of ownership of authorized equity securities of each class, (iii) the number of issued and outstanding shares, interests, units or other form of ownership of each class of its equity securities, the names of the holders of such securities, and the number of shares, interests, units or other form of ownership held by each such holder, and (iv) the number of shares, interests, units or other form of ownership of its equity securities held in treasury. Each Subsidiary is duly organized, validly existing and in good standing under the Laws of its state of incorporation or formation. All of the issued and outstanding shares, interests, units or other form of ownership of equity securities of each Subsidiary of a Company have been duly authorized and are validly issued, fully paid, and non-assessable. The Company or one of its Subsidiaries holds of record and owns beneficially all of the outstanding shares, interests, units or other form of ownership of each Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company or any of its Subsidiaries to sell, transfer, or otherwise dispose of any equity securities of any of its Subsidiaries or that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own equity securities Interest. There are no outstanding share appreciation, phantom share, profit participation, or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any equity securities of any Subsidiary of a Company. Except as set forth on Schedule 4.4, the Company and its Subsidiaries do not own, directly or indirectly, any capital stock or other equity securities of any other Person.

4.5 No Violation.

(a) Except as set forth on Schedule 4.5, the execution, delivery and performance by the Company of this Agreement and each of other the agreements to which the Company is a party, and the consummation of the transactions contemplated by the Transaction Documents do not violate and will not cause a default under, or give rise to a right of termination or require any consent under, (i) the organizational documents of the Company or any of its Subsidiaries, (ii) any material applicable Laws, or (iii) any material indenture, mortgage, lease, agreement or instrument to which the Company or any Subsidiary is a party.

(b) Neither the Company nor any Subsidiary is (i) in default, breach or violation of its organizational documents, as in effect as of the date of this Agreement, or (ii) in material default, breach or violation of any material provision of any material contract to which it is a party or by which it or its assets is or may be bound.

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Without limiting the generality of the foregoing, there does not exist any ‘default’ or ‘event of default’ (in each case as defined in any such agreement) or any default under any other credit or financing agreement to which the Company is a party or by which any of its properties or assets are bound.

4.6 Capitalization; Title to Company Interests. Schedule 4.6 sets forth the number and type of all of the outstanding equity interests in the Company, the names of the holders of such securities, and the number of interests held by each such holder. Except as set forth on Schedule 4.6 , all of the outstanding equity interests in the Company are validly issued and outstanding and were not issued in violation of any preemptive rights or Contract binding upon the Company. There are no outstanding (i) securities convertible into or exchangeable for shares of capital stock or voting securities of the Company, (ii) options, warrants or other rights to acquire from the Company or obligations of the Company to issue any equity interests or securities convertible into or exchangeable for equity interests in the Company, or (iii) equity equivalent interests in the ownership or earnings of the Company or stock appreciation, phantom stock, right of first refusal, preemptive or other similar rights. There are no voting trusts, proxies or other agreements or understandings with respect to the voting, registration or transfer of ownership of the Company’s equity interests. The Company is not subject to any obligations (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any of its equity interests. The Company has not declared or paid any dividends.

4.7 Financial Statements; Undisclosed Liabilities.

(a) The Company has provided RSOL, at least 2 (two) business days prior to the date of this Agreement, true and complete copies of the following (the financial statements referred to in clauses (i) and (ii) below being collectively referred to as the “Historical Financials”):

(i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2010, December 31, 2009, and December 31, 2008, and statements of income, retained earnings and cash flows for each of the three years then ended (the “Year End Financials”); and

(ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2011 and statement of operations for the three months then ended (the “Most Recent Financials”).

(b) The Year End Financials (including the related schedules and notes, if any) have been prepared in accordance with GAAP, and GAAP has been applied consistently throughout all periods covered. The Most Recent Financials have been prepared in accordance with GAAP (except for the omission of disclosure notes and year-end adjustments) and the Company and its Subsidiaries’ past principles, practices and procedures for preparing financial statements for interim periods. The Historical Financials (including the notes) present fairly in all material respects the financial condition of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods. The Company and its Subsidiaries have maintained systems of internal accounting controls sufficient to provide reasonable assurances that (A) all transactions are executed in accordance with management’s general or specific authorization, (B) all transactions are recorded as necessary to permit the preparation of annual and interim financial statements in conformity with GAAP and to maintain proper accountability for items, and (C) access to their property and assets is permitted only in accordance with management’s general or specific authorization, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on the Company.

4.8 Existing Indebtedness and Liens. Schedule 4.8 sets forth a true, correct and complete list, and describes, as of March 31, 2011 or such other dates indicated, as applicable: (i) all indebtedness of the Company for borrowed money or any of its Subsidiaries, showing, as to each indebtedness, the payee, the principal, stated interest rate and maturity date; (ii) all Liens (other than Permitted Liens) in respect of any property or assets of the Company or any of its Subsidiaries, showing, as to each Lien, the name of the grantor and secured party, the indebtedness secured by such Lien, the name of the debtor (if different from the grantor) and the assets or other property covered by such Lien; and (iii) a trade payables aging schedule for the Company and its Subsidiaries.

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4.9 Contracts.

(a) Schedule 4.9 sets forth a true, correct and complete list of all Contracts to which the Company or any of its Subsidiaries is a party and which are material to the Company, its Subsidiaries or to the Business. The Company has delivered to RSOL true, correct and complete copies of each such Contract. To the Knowledge of the Company, there are no material oral Contracts to which the Company or any of its Subsidiaries is a party.

(b) Each such Contract is a legal, valid and binding obligation of the Company or its Subsidiary, as the case may be, enforceable against the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, against the other parties to such Contract, in each case in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability), and is in full force and effect. To the Knowledge of the Company, each other party to each such Contract is in compliance with the terms of such Contract, and no material default or event of default by such other party thereto exists, other than non-compliance or default that would not reasonably be expected to have a Material Adverse Effect on the Company.

4.10 Accounts Receivable. All accounts receivable of the Company and any of its Subsidiaries (a) are legal, valid and binding obligations of the Persons shown in the accounting records of the Company or its Subsidiary, as the case may be, as the obligor of such receivable, and (b) arose out of bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of business.

4.11 Labor Relations; Employees. Neither the Company nor any of its Subsidiaries is a party to any agreement with any labor union nor are any of their employees represented by any labor union or organization. To the Knowledge of the Company, there is no pending or threatened labor dispute or strike between the Company or any of its Subsidiaries, on the one hand, and any present or former employee(s) of the Company or any of its Subsidiaries, on the other hand. The Company and each of its Subsidiaries have complied in all material respects with all Laws related to the employment of its work force.

4.12 Employee Benefit Plans; ERISA. Schedule 4.12 contains an accurate and complete list of all Employee Plans of the Company or any of its Subsidiaries, accurate and complete copies of which have been delivered to RSOL. Each such Employee Plan has been operated in all material respects in accordance with its terms (including with respect to contributions) and in material compliance with all applicable Laws including ERISA and the Code, to the extent applicable. No such Employee Plan has incurred any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code). Neither the Company nor any ERISA Affiliate has maintained or contributed to a (i) “defined benefit plan” (within the meaning of Section 3(35) of ERISA), (ii) “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) or (iii) any Employee Plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Code (and the regulations promulgated thereunder) at any time, nor has the Company nor any ERISA Affiliate had any actual or potential liability with respect to any of these types of plans at any time. Except as set forth on Schedule 4.12, no individual will accrue or receive additional benefits, credit for service or accelerated rights to payments of benefits as a direct result of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary maintains an Employee Plan that is intended to be qualified under Section 401(a) of the Code. Schedule 4.12 lists each written agreement, contract, or other arrangement, whether or not an Employee Plan (collectively a “Plan”) to which the Company or any of its Subsidiaries] is a party that, to the Knowledge of the Company, is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code.

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4.13 Taxes.

(a) The Company and its Subsidiaries have filed all Tax Returns that they were required to file under applicable Laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws and regulations. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, except for calendar year 2010 tax returns, for which the Company has filed any required federal, state or local extensions. No claim has ever been made by a taxing authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, shareholder, or other third party.

(c) Except as set forth on Schedule 4.13, neither the Company nor any of its Subsidiaries has received any written notice from any taxing authority indicating an intent to assess any additional Taxes or open an audit for any period for which Tax Returns have been filed or a notice of deficiency. None of the Company’s or its Subsidiaries’ Tax Returns have been audited or are currently the subject of audit. The Company has made available to RSOL or its counsel correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 31, 2008.

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code § 280G and (ii) any amount that will not be fully deductible as a result of Code § 162(m). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken that could give rise to a penalty for a substantial understatement of federal income Tax within the meaning of Code § 6662 in the absence of such disclosure. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the affiliated group of which Alteris is the common parent) or (B) has any Liability for the Taxes of any Person (other than the Company and its subsidiaries) under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(e) Except as set forth on Schedule 4.13, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) change in method of accounting that occurred on or prior to the Closing Date; (ii) “closing agreement” as described in Code § 7121 executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law) that occurred on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

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(f) Neither the Company nor any of its Subsidiaries has engaged in or otherwise participated in any reportable transaction or “listed transaction” as defined in Code § 6707.

4.14 Litigation. Except as set forth on Schedule 4.14, there are no actions, suits, arbitration proceedings, investigations, inquiries or similar proceedings, whether governmental or non-governmental, before any Governmental Authority or pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or questions the validity of this Agreement or the transactions contemplated by the Transaction Documents.

4.15 Transactions with Affiliates. Except as set forth on Schedule 4.15, since January 1, 2009, there has not been any material agreement, arrangement or transaction between the Company or any of its Subsidiaries, on the one hand, and Riverside Partners, LLC or any of its Affiliates on the other hand.

4.16 Licenses and Permits. The Company and its Subsidiaries have all material governmental authorizations are necessary or required for the Company and its Subsidiaries to lawfully conduct their Business as currently conducted in all material respects or for the Company and any of its Subsidiaries to own, lease or use its assets. Each of the Company’s and its Subsidiaries’ material Licenses and Permits is valid and in full force and effect. Neither the Company nor any of its Subsidiaries has received any written notice that remains outstanding from any Governmental Authority regarding any actual or proposed revocation, withdrawal, suspension, cancellation or termination (other than by expiration) of any material Licenses and Permits.

4.17 Personal Property. The Company or one of its Subsidiaries has good and marketable title to its assets (other than real property, which is covered in Section 4.18 and other than personal property which is leased) free and clear of all Liens other than Permitted Liens. The Company or one of its Subsidiaries owns or properly leases all the assets necessary to and currently utilized in the operation of the Business.

4.18 Real Property.

(a) Schedule 4.18 sets forth a true, correct and complete list of all real property leases, subleases pursuant to which the Company or any of its Subsidiaries is a lessor, lessee, sublessor, or sublessee, in each case as amended through the date of this Agreement, which list includes the effective date of such lease, the street address, the identity of the lessors, lessees, sublessors, or sublessees, or with respect to which a Company or any of its Subsidiaries has guaranteed the obligations of any other Person. The Company has delivered to RSOL true, correct and complete copies of each such lease, sublease or license. Neither the Company nor any of its Subsidiaries owns any real property.

(b) Each lease of premises utilized by the Company or any of its Subsidiaries or in connection with the Business is legal, valid and binding in all material respects on the Company or its Subsidiary and, to the Knowledge of the Company, legal, valid and binding in all material respects on the lessor. The Company or one of its Subsidiaries is a tenant or possessor in good standing, free of any material default or breach on the part of the Company or any of its Subsidiaries and, to the Knowledge of the Company, free of any material default or breach on the part of the lessor, and the Company or such Subsidiary quietly enjoys the premises.

4.19 Environmental Matters. The operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and all Licenses and Permits issued to the Company or any of its Subsidiaries pursuant to the Environmental Laws or otherwise. The operations of the Company and its Subsidiaries have not resulted in material Releases of Hazardous Material into the environment. Neither the Company nor any of its Subsidiaries is the subject of any outstanding order, nor, to the Knowledge of the Company, is threatened to be the subject of any order, with any Governmental Authority respecting (i) compliance with Environmental Laws, (ii) Remedial Action, or (iii) any Release or threatened Release of a Hazardous Material. To the Knowledge of the Company, there is not located at any property owned, operated or leased by the Company or any

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of its Subsidiaries any (i) current or former underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls, (iv) asbestos-containing materials or structural asbestos, which is damaged and, in its present condition, poses an unreasonable risk of harm to employees or the general public, or (v) equipment which, contains ozone depleting substances.

4.20 Intellectual Property.

(a) The Company or one of its Subsidiaries owns, licenses or otherwise possesses legally enforceable rights to use all trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, recipes, formulas, mixtures, inventory, ideas, algorithms, processes, computer software programs or applications, tangible or intangible proprietary information or material and other intellectual property that are currently used in, or material to, the Business (together, the “Company Intellectual Property”).

(b) The Company has provided to RSOL true, correct and complete copies of all registered patents, trademarks and service marks owned by the Company or any Subsidiary and all licensed Company Intellectual Property that is material to the Business All patents, registered trademarks, service marks and registered copyrights held by the Company and its Subsidiaries are validly issued and presently subsisting.

(c) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, any trade secret material of the Company or any of its Subsidiaries, or any Third Party Intellectual Property Right to the extent licensed by or through the Company or any of its Subsidiaries, by any third party that is material to the Business. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Company Intellectual Property, other than indemnification provisions arising in the ordinary course of business, such as those in purchase orders, invoices or similar sales-related documents.

(d) To the Knowledge of the Company, the provision of services by the Company and its Subsidiaries as currently conducted and proposed to be conducted do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

4.21 Insurance.

(a) Schedule 4.21 identifies each of the policies of insurance currently maintained by the Company or any of its Subsidiaries setting forth the name of the insurer, the holder of each such policy, the nature of coverage, the amount of such coverage, and the expiration dates of such policies. Such policies are in full force and effect on the date of this Agreement. All premiums due under the policies identified on Schedule 4.21 have been paid to the extent required and neither the Company nor any of its Subsidiaries has been issued or has received any notice of cancellation, material modification or termination in respect of any such policy or is in default under such policy.

(b) Except as set forth on Schedule 4.21, neither the Company nor any of its Subsidiaries has been issued or has received any notice that any insurer under any policy referred to on Schedule 4.21 is denying liability with respect to a claim in excess of $100,000 or defending under a reservation of rights clause.

4.22 Business Relationships. Neither the Company nor any of its Subsidiaries has received any notice with respect to any actual or threatened termination or cancellation of, or any adverse modification or material change in, the business relationship between the Company or any of its Subsidiaries, on the one hand, and any vendor, distributor, supplier, or customer, on the other hand that would reasonably be expected to have a Material Adverse Effect on the Company.

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4.23 Inventories. All inventories carried by the Company and its Subsidiaries are, and, as of the Closing Date, will be, normal items of inventory carried by the Company or any of its Subsidiaries, as the case may be.

4.24 Brokers; Certain Expenses. Except as set forth on Schedule 4.24, none of the Company, nor any of its Subsidiaries has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary, in connection with this Agreement, or the transactions contemplated by the Transaction Documents for which RSOL (or the Company or any of its Subsidiaries after the Closing Date) will have any liability.

4.25 Compliance with Laws. The Company and its Subsidiaries are and have been in compliance in all material respects with and have conducted the Business (i) in accordance with all applicable Laws, and (ii) in all material respects in accordance with all injunctions, judgments, orders, decrees, writs and rulings of all Governmental Authorities to which the Company or any of its Subsidiaries is a party. To the Knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending, filed or threatened nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct the same.

4.26 Interim Changes. Since March 31, 2011 there has been no change in the condition, financial or otherwise, of the Company or any of its Subsidiaries, which had, or would reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or any material increase in the compensation payable by the Company or any if its Subsidiaries to employees or directors, provided, however, that the Company has terminated Steve Kaufman as Chief Executive Officer of Alteris and, as a result, he became entitled to certain severance payments in accordance with his employment agreement.

4.27 No Omissions or Misstatements. None of the representations or warranties of the Company included in this Agreement as qualified by the disclosure schedules furnished or to be furnished by the Company contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements in this Agreement not misleading in light of the circumstances in which they were made.

Article V

Representations and Warranties of RSOL

As a material inducement to the Company and Earth Friendly to enter into this Agreement and to consummate the transactions contemplated by the Transaction Documents, RSOL represents and warrants to Earth Friendly as of the date of this Agreement, as follows:

5.1 Organization. RSOL is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado and has all requisite power and authority to execute, deliver, carry out and perform its obligations under this Agreement and each other agreement to which it is a party and to consummate the transactions contemplated by the Transaction Documents. Merger Sub is a limited liability company duly formed and validly existing under the Laws of the State of Delaware and has all requisite power and authority to execute, deliver, carry out and perform its obligations under this Agreement and each other agreement to which it is a party and to consummate the transactions contemplated by the Transaction Documents. Merger Sub elected, pursuant to Section 301.7701-3 of the Treasury Regulations to be classified as an association taxable as a corporation for federal income tax purposes, effective as of the date of its formation, and has been so classified at all times since the effective date of such election.

5.2 Authorization. The execution, delivery and performance by RSOL of this Agreement and of each of the other Transaction Documents to which RSOL is a party, and the consummation of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary action taken on the part of RSOL and no further action is required by RSOL or RSOL’s shareholders, including approval of the Transaction Documents or the

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transactions contemplated by the Transaction Documents (including the issuance of RSOL Common Stock to Earth Friendly), except for the RSOL Shareholder Approval. The execution, delivery and performance by Merger Sub of this Agreement and of each of the other Transaction Documents to which Merger Sub is a party, and the consummation of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary action taken on the part of Merger Sub and no further action is required by Merger Sub, including approval of the Transaction Documents or the transactions contemplated by the Transaction Documents.

5.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by RSOL, and, at the Closing, each of the other Transaction Documents to which RSOL is a party will be duly executed and delivered by RSOL. This Agreement is, and at the time of the Closing each of the other Transaction Documents to which RSOL is a party will be, a legal, valid and binding obligation of RSOL, enforceable against RSOL in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities Laws or the public policy underlying such Laws. This Agreement has been duly executed and delivered by Merger Sub, and, at the Closing, each of the other Transaction Documents to which Merger Sub is a party will be duly executed and delivered by Merger Sub. This Agreement is, and at the time of the Closing each of the other Transaction Documents to which Merger Sub is a party will be, a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities Laws or the public policy underlying such Laws.

5.4 No Violation.

(a) The execution, delivery and performance by RSOL of this Agreement and each of the other agreements to which RSOL is a party, and the consummation of the transactions contemplated by the Transaction Documents, do not violate and will not cause a default under, or give rise to a right of termination or require any consent under (a) the organizational documents of RSOL, (b) any material applicable Laws, or (c) any material indenture, mortgage, lease, agreement or instrument to which RSOL is a party. The execution, delivery and performance by Merger Sub of this Agreement and each of the other agreements to which Merger Sub is a party, and the consummation of the transactions contemplated by the Transaction Documents, do not violate and will not cause a default under, or give rise to a right of termination or require any consent under (a) the organizational documents of Merger Sub, (b) any material applicable Laws, or (c) any material indenture, mortgage, lease, agreement or instrument to which Merger Sub is a party.

(b) Neither RSOL nor any Subsidiary is (i) in default, breach or violation of its organizational documents, as in effect as of the date of this Agreement, or (ii) in material default, breach or violation of any material provision of any material contract to which it is a party or by which it or its assets is or may be bound. Without limiting the generality of the foregoing, there does not exist any ‘default’ or ‘event of default’ (in each case as defined in any such agreement) or any default under any other credit or financing agreement to which RSOL or any Subsidiary is a party or by which any of its properties or assets are bound.

5.5 Brokers; Certain Expenses. Except as previously disclosed to the Company, neither RSOL nor any of its Subsidiaries has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, any other agreement or any of the transactions contemplated by the Transaction Documents.

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5.6 Litigation. There are no actions, suits, arbitration proceedings, investigations, inquiries or other proceedings, whether governmental or non-governmental, before any Governmental Authority or pending or, to the actual knowledge of RSOL, threatened, against, relating to or affecting RSOL or any of its Subsidiaries, RSOL’s or any of its Subsidiaries’ assets and properties, or any officer, director or employee of RSOL or any of its Subsidiaries in his or her capacity as such, and which involve a monetary claim or claims in excess of $10,000, injunctive or other equitable relief or which may otherwise be material to RSOL or its Subsidiaries or questions the validity of this Agreement or the transactions contemplated by the Transaction Documents.

5.7 Consents and Approvals. All consents, approvals or authorizations of, or declarations, filings or registration with, any Governmental Authority, or any other Person or entity, required to be made or obtained by RSOL or any of its Subsidiary in connection with the execution, delivery and performance of this Agreement or the Transaction Documents to which either is a party and the consummation of the transactions contemplated by the Transaction Documents have been obtained, except with respect to filings required to be made after the Closing Date and the RSOL Shareholder Approval.

5.8 RSOL Common Stock. The shares of RSOL Common Stock to be issued to Earth Friendly under this Agreement have been duly authorized and reserved for issuance, and, upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all Liens imposed by RSOL other than restrictions on transfer provided for in this Agreement or the other Transaction Documents or applicable federal and state securities Laws.

5.9 Capitalization. The capitalization of RSOL as of May 9, 2011 is as set forth in RSOL’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2011, as filed with the SEC on May 10, 2011. RSOL has not issued any capital stock since May 10, 2011 except pursuant to RSOL’s 2008 Long-Term Incentive Plan. Except as set forth in the SEC Reports, and except for compensatory stock options issued in the ordinary course of business, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of RSOL Common Stock, or contracts, commitments, understandings or arrangements by which RSOL or any RSOL Subsidiary is or may become bound to issue additional shares of RSOL Common Stock. The issue and sale of the RSOL Common Stock to the Company pursuant to this Agreement will not obligate RSOL to issue shares of RSOL Common Stock or other securities to any Person (other than the Company’s members) and will not result in a right of any holder of RSOL securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding shares of capital stock of RSOL are validly issued, fully paid and nonassessable, have been issued in material compliance with all federal and state securities Laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of the Board of Directors of RSOL is required for the issuance and sale of the RSOL Common Stock pursuant to this Agreement. Except as contemplated by this Agreement, there are no shareholders agreements, voting agreements or other similar agreements with respect to RSOL’s capital stock to which RSOL is a party or, to the Knowledge of RSOL, between or among any of RSOL’s shareholders. RSOL has not declared or paid any dividends.

5.10 SEC Reports; Financial Statements. RSOL has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act since May 7, 2008 (the foregoing materials, including the exhibits and documents incorporated by reference, being collectively referred to as the “SEC Reports”) on a timely basis. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements in such SEC Reports, in light of the circumstances under which they were made, not misleading. The financial statements of RSOL included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or their notes and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial

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position of RSOL and its consolidated Subsidiaries as of and for the dates of such financial statements and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. No executive officer of RSOL has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002. Neither RSOL nor any of its Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in such financial statements to the extent required to be so reflected or reserved against in accordance with GAAP, except for (i) liabilities that have arisen since December 31, 2010 in the ordinary and usual course of business and consistent with past practice, (ii) contractual liabilities under (other than liabilities arising from any breach or violation of) agreements and (iii) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect on RSOL.

5.11 Compliance. Neither RSOL nor any Subsidiary of RSOL is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by RSOL or any Subsidiary of RSOL under), nor has RSOL or any Subsidiary of RSOL received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other material agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived). RSOL and each Subsidiary of RSOL have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Authorities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of RSOL or such Subsidiary of RSOL. RSOL and each Subsidiary of RSOL has complied with and is not in default or violation in any respect of, and none of them is, to RSOL’s actual knowledge, under investigation with respect to or, to RSOL’s actual knowledge, has been threatened to be charged with or given notice of any material violation of any applicable Law, order, judgment or decree. Except for statutory or regulatory restrictions of general application, no Governmental Authority has placed any material restriction on the business or properties of RSOL or any Subsidiary of RSOL.

5.12 Listing and Maintenance Requirements. The RSOL Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and RSOL has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the RSOL Common Stock under the Exchange Act nor has RSOL received any notification that the SEC is contemplating terminating such registration. RSOL has not, since May 7, 2008, received notice to the effect that RSOL is not in compliance with the listing or maintenance requirements of NASDAQ. RSOL is in compliance with all such listing and maintenance requirements of the NASDAQ Global Market. The issuance and listing on the NADAQ Global Market of the RSOL Common Stock issued pursuant to this Agreement requires no further approvals other than the approval of shareholders and a Notification Form: Listing of Additional Shares will be required to be filed in order to comply with NASDAQ rules.

5.13 No Omissions or Misstatements. None of the representations of RSOL included in this Agreement or other Transaction Documents furnished or to be furnished by RSOL, or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements not misleading in light of the circumstances in which they were made.

5.14 Transactions with Affiliates. Except as set forth on Schedule 5.14 delivered by RSOL to the Company, since January 1, 2009, there has not been any material agreement, arrangement or transaction between RSOL or any of its Subsidiaries, on the one hand, and Gaiam or any of its Subsidiaries (other than RSOL and its Subsidiaries), on the other hand.

5.15 Accounts Receivable. All accounts receivable of RSOL or any of its Subsidiaries (a) are legal, valid and binding obligations of the Persons shown in the accounting records of RSOL or any of its Subsidiaries as the obligor of such receivable, and (b) arose out of bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of business.

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5.16 Taxes. No claim has ever been made by a taxing authority in a jurisdiction where RSOL or any of its Subsidiaries has not filed Tax Returns that RSOL or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. Except for the Tax Sharing Agreement, neither RSOL nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.

5.17 Licenses and Permits. RSOL and each of its Subsidiaries has all material governmental authorizations as are necessary or required for it to lawfully conduct its business as currently conducted in all material respects or for it to own, lease or use its assets. RSOL’s and each of its Subsidiaries’ material Licenses and Permits are valid and in full force and effect. RSOL has not received any written notice that remains outstanding from any Governmental Authority regarding any actual or proposed revocation, withdrawal, suspension, cancellation or termination (other than by expiration) of any material Licenses and Permits. The transactions contemplated by this Agreement will not adversely affect RSOL’s and each of its Subsidiaries’ right to utilize its Licenses and Permits.

5.18 Personal Property. RSOL and each of its Subsidiaries has good and marketable title to its assets (other than real property, and other than personal property which is leased) free and clear of all Liens other than Permitted Liens. RSOL and each of its Subsidiaries owns or properly leases all the assets necessary to and currently utilized in the operation of its business.

5.19 Intellectual Property.

(a) RSOL and each of its Subsidiaries owns, licenses or otherwise possesses legally enforceable rights to use all trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, recipes, formulas, mixtures, inventory, ideas, algorithms, processes, computer software programs or applications, tangible or intangible proprietary information or material and other intellectual property that are currently used in, or material to, its business (together, the “RSOL Intellectual Property”).

(b) RSOL has provided to the Company true, correct and complete copies of all registered patents, trademarks and service marks owned by RSOL and each of its Subsidiaries and all licensed RSOL Intellectual Property that is material to its business. All patents, registered trademarks, service marks and registered copyrights held by RSOL and each of its Subsidiaries are validly issued and presently subsisting.

(c) To the Knowledge of RSOL, there is no unauthorized use, disclosure, infringement or misappropriation of any RSOL Intellectual Property, any trade secret material to RSOL, or any Third Party Intellectual Property Right to the extent licensed by or through RSOL, by any third party that is material to RSOL’s business. RSOL has not entered into any agreement to indemnify any other Person against any charge of infringement of any RSOL Intellectual Property, other than indemnification provisions arising in the ordinary course of business, such as those in purchase orders, invoices or similar sales-related documents.

(d) To the Knowledge of RSOL, the provision of services by RSOL and each of its Subsidiaries as currently conducted and proposed to be conducted do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

5.20 Inventories. All inventories carried by RSOL and each of its Subsidiaries are, and, as of the Closing Date, will be, normal items of inventory carried by RSOL and each of its Subsidiaries.

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Article VI

Covenants of the Parties

6.1 RSOL Board of Directors and Committees.

(a) Simultaneously with the execution of this Agreement, RSOL shall cause the RSOL Board to consist of the following eight (8) individuals: Jirka Rysavy, John Schaeffer, David Belluck, Steve Kaufman, Barbara Mowry, Scott Lehman, James Argyropoulos and William Yearsley (David Belluck and Steve Kaufman, are sometimes collectively referred to herein as the “Riverside Directors”), If a vacancy occurs a result of a Riverside Director no longer serving on the RSOL Board for any reason between the date of this Agreement and the Effective Time, the Company Agent shall have the right to designate a replacement to fill the vacancy, and RSOL shall promptly cause such person to be elected to the RSOL Board.

(b) Between the date of this Agreement and Effective Time, RSOL shall cause the election to the RSOL Board of one (1) other individual designated by the Company Agent (the “Riverside Independent”), only so long as the Riverside Independent (i) shall be acceptable to Gaiam (such acceptance not to be unreasonably withheld or delayed) and (ii) shall meet the independence standards of Nasdaq with respect to RSOL (including with respect to audit committees and compensation committees). Immediately prior to the election of such Riverside Independent to the RSOL Board, RSOL shall accept the resignation of James Argyropoulos from the RSOL Board. In the event a proposed Riverside Independent is deemed to be unacceptable to Gaiam or does not meet the independence standards of Nasdaq in accordance with this Section 6.1(b), the Company Agent shall have the right to propose additional individuals until Gaiam deems such individual to be acceptable and such individual meets the independence standards of Nasdaq.

(c) Simultaneously with the execution of this Agreement, RSOL shall cause (i) the audit committee and compensation committee of the RSOL Board to consist of the following three (3) individuals: Barbara Mowry, Scott Lehman and James Argyropoulos, and (ii) the executive committee of the RSOL Board to consist of Jirka Rysavy and David Belluck. Between the date of this Agreement and the Effective Time, if the Riverside Independent shall have been elected to the RSOL Board, then RSOL shall cause the Riverside Independent to be included as a member of the audit committee and compensation committee.

6.2 Notices and Consents. During the period from the date of this Agreement until the Effective Time, the Company, at its own expense, will, and will cause its Subsidiaries to, give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of any Governmental Authorities or other Persons required in connection with the matters referred to in Sections 4.5. During the period from the date of this Agreement until the Effective Time, RSOL will, at its own expense, give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of, any Governmental Authorities or other Persons required in connection with the matters referred to in Section 5.7.

6.3 No Solicitation. During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries and each of its and its Subsidiaries’ respective officers, directors, employees, consultants, agents, advisors, Affiliates and other representatives (collectively, “Representatives”) to (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal, and (ii) request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries. The Company shall and shall cause each of its Subsidiaries and Representatives not to, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other party information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal or (C) enter into any letter of intent, agreement or agreement in principle with respect to a Takeover Proposal.

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6.4 Conduct of Business of the Company.

(a) From and after the execution of this Agreement, except as otherwise provided herein, RSOL will have the ability to control the Company and its Subsidiaries and to make decisions about the management, operations, policies and financing of the Company and its Subsidiaries without impediment. Notwithstanding the foregoing, except as required by applicable Law or any Governmental Authority, during the period from the date of this Agreement until determination of the final adjustment of the Earnout Consideration in accordance with Section 3.3 (or such earlier date on which this Agreement may be terminated), neither RSOL nor the Company shall, unless RSOL and the Company Agent consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) (A) issue, sell or grant any equity interest in the Company or any shares of its Subsidiaries’ capital stock (except as contemplated by the Alteris Draft Financing Documents and the Alteris Final Financing Documents), or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such equity interests or shares, or any rights, warrants or options to purchase any such equity interests or shares, other than issuances of equity interests in the Company approved by the Company Agent in connection with the compliance by the Company with outstanding preemptive rights obligations under the Company’s LLC Agreement associated the funding of the Company described in Section 6.9 hereof; (B) redeem, repurchase or otherwise acquire any of the Company’s or any of its Subsidiaries’ outstanding equity interests or shares of capital stock or equity interests, or any rights, warrants or options to acquire any shares of the Company’s or any of its Subsidiaries’ capital stock or equity interests except for repurchases or redemptions of securities pursuant to agreements existing on the date of this Agreement and set forth on Schedule 6.4; (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any equity interests of the Company’s or any shares of its Subsidiaries’ capital stock or equity interests; or (D) split, combine, subdivide or reclassify any equity interests of the Company’s or any shares of its Subsidiaries’ capital stock or equity interests;

(ii) (A) sell or lease any assets other than in the ordinary course of business consistent with past practice or (B) adopt a plan or agreement of, or permit to occur any, complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(iii) permit the Company or any of its Subsidiaries to acquire or agree that the Company or any of its Subsidiaries shall acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise permit the Company or any of its Subsidiaries to acquire or agree that the Company or any of its Subsidiaries shall acquire any assets that are material, individually or in the aggregate, to the Company’s and its Subsidiaries’ business, taken as a whole, or permit the Company or any of its Subsidiaries to acquire or agree that the Company or any of its Subsidiaries shall acquire any equity securities of any corporation, partnership, association or business organization;

(iv) amend the Limited Liability Company Agreement, certificate of incorporation or other organizational documents of the Company or any Subsidiary;

(v) permit the Company or any of its Subsidiaries to enter into any new line of business, except as contemplated by the Alteris Draft Financing Documents and the Alteris Final Financing Documents;

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(vi) approve or enter into any transaction between Riverside or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, except in the ordinary course consistent with past practice;

(vii) take any action not in the ordinary course of the Company’s and its Subsidiaries’ business, consistent with past practice prior to the date hereof, except as contemplated by the Alteris Draft Financing Documents and the Alteris Final Financing Documents; or

(viii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b) From and after the execution of this Agreement, the Company shall cooperate with any requests reasonably made by RSOL in regard to the control of the Company, consistent with this Agreement, and the Company and RSOL shall use their reasonable commercial efforts to cause the Company and its Subsidiaries to preserve the Company’s and its Subsidiaries’ business organizations intact and maintain existing relations with customers, distributors, suppliers, employees and other persons with whom the Company or its Subsidiaries have business relationships, assets, rights and properties.

(c) Notwithstanding any other provision of this Agreement, without the prior written approval of at least seven out of the eight directors on the RSOL Board, which approval shall not be unreasonably withheld, delayed or conditioned, RSOL shall not be authorized to (i) change the Management Board of the Company or the board of directors of any of its Subsidiaries, (ii) terminate the employment of any employee of the Company or any Subsidiary, or terminate the relationship of the Company or any Subsidiary with any independent contractor or advisor, (iii) negotiate, change or approve the terms and conditions of the Alteris Draft Financing Documents and the Alteris Final Financing Documents (which negotiation, changes or approval shall be made in the sole discretion of the Company Agent and shall otherwise be subject to the terms of Article III of this Agreement) or (iv) approve or enter into any transaction between the Company or any of its Subsidiaries, on the one hand, and RSOL or any of its Affiliates, on the other hand. In addition, Schedule 3.3 to this Agreement is hereby incorporated herein in its entirety and the Parties agree (A) to be bound by all of the provisions of Schedule 3.3, and (b) notwithstanding anything in this Agreement to the contrary, that the provisions of Schedule 3.3 supersede all contrary, inconsistent and/or conflicting provisions of this Agreement.

6.5 Conduct of Business of RSOL.

(a) Except as required by applicable Law or any Governmental Authority or expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated), RSOL shall not, unless the Company Agent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) (A) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, other than issuances or grants of capital stock, warrants or options to members of RSOL’s board of directors for payment of directors fees or issuances to employees of RSOL or its Subsidiaries in connection with the exercise of outstanding options or warrants; (B) redeem, repurchase or otherwise acquire any of its outstanding shares of capital stock or equity interests, or any rights, warrants or options to acquire any shares of its capital stock except to the extent that options or warrants are retired upon their exercise; (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock; or (D) split, combine, subdivide or reclassify any shares of its capital stock;

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(ii) (A) sell or lease any assets of RSOL or any Subsidiary, other than in the ordinary course of business consistent with past practice or (B) adopt a plan or agreement of, or permit to occur any, complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of RSOL or any of its Subsidiaries;

(iii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to RSOL’s business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

(iv) amend the articles of incorporation or other organizational documents of RSOL or any Subsidiary;

(v) enter into any new line of business material to RSOL and its Subsidiaries, taken as a whole;

(vi) approve, modify, amend or enter into any transaction between the RSOL or any of its Subsidiaries, on the one hand, and Gaiam or any of its Affiliates (other than RSOL and its Subsidiaries), on the other hand, except in the ordinary course consistent with past practice; or

(vii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b) RSOL shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course of business and shall use commercially reasonable efforts to preserve its and its Subsidiaries’ business organizations intact and maintain existing relations with key customers, distributors, suppliers, employees and other persons with whom RSOL or its Subsidiaries have business relationships, assets, rights and properties.

6.6 Notice of Developments. RSOL and the Company shall, as promptly as reasonably practicable, notify the other orally and in writing of any change or event that, individually or in the aggregate, with all past changes and events since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect with respect to such notifying party, to cause any of the conditions to the other party’s obligations set forth in Article VII to be incapable of being satisfied, or to materially delay or impede the ability of such notifying party to consummate the Merger; provided, however, that no such notification shall affect the representations, warranties, covenants, or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.7 Preparation of Information Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, RSOL shall prepare and cause to be filed with the SEC a Schedule 14C Information Statement (the “Information Statement”) to be sent to the shareholders of RSOL relating to the RSOL Shareholder Approval, and RSOL shall use its commercially reasonable efforts to have the Information Statement become definitive under the Exchange Act as promptly as reasonably practicable after such filing. The Company shall furnish all information concerning it and its Affiliates, and provide such other assistance, as may be reasonably requested by RSOL in connection with the preparation, filing and distribution of the Information Statement, and the Information Statement shall include all information reasonably requested by such other party to be included therein. RSOL shall promptly notify the Company upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Information Statement and shall provide the Company with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of RSOL and the Company shall

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use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Information Statement. Notwithstanding the foregoing, prior to filing the preliminary Information Statement (or any amendment or supplement thereto) or mailing the definitive Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, RSOL (i) shall provide the Company an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the Company, and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed. RSOL shall use its commercially reasonable efforts to comply with any other requirements under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the issuance of the Merger Consideration.

(b) If, prior to the Effective Time, any event occurs with respect to the Company, the Company or RSOL or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by RSOL or the Company for inclusion in the Information Statement, which is required to be described in an amendment of, or a supplement to, the Information Statement, the Company or RSOL, as the case may be, shall promptly notify the other party of such event, and the Company or RSOL shall cooperate in the prompt filing by RSOL with the SEC of any necessary amendment or supplement to the Information Statement and, as required by Law, RSOL shall disseminate the information contained in such amendment or supplement to its shareholders. Nothing in this Section 6.7(b) shall limit the obligations of any party under Section 6.7(a).

(c) RSOL shall use its commercially reasonable efforts to (i) cause the Information Statement to be mailed to its shareholders and to obtain and cause to become effective the RSOL Shareholder Approval as soon as reasonably practicable after the Information Statement becomes definitive under the Exchange Act.

(d) With respect to the Information Statement or other related filings with the SEC, the Company shall use commercially reasonable efforts to timely furnish, or cause to be timely furnished to RSOL, its accountants and auditors, upon request of RSOL, the following: (i) consents of the Company’s independent public accountants with respect to the audited financial statements of the Company for the fiscal years ended December 31, 2008, 2009 and 2010, and (ii) such information, assistance and cooperation (including information, assistance and cooperation from the Company independent auditors) as is reasonably necessary for RSOL to: (A) address and resolve any SEC comments related to the such financial statements (including any required modification of such financial statements or footnotes thereto) and (B) prepare any disclosure related to such financial statements required in connection with a filing with the SEC and address and resolve any SEC comments related to such disclosure (including any required modifications of such disclosure).

(e) The Company shall reasonably cooperate with RSOL, its accountants and auditors in the conduct of the actions described in the preceding paragraph and shall allow RSOL, its accountants and auditors to have access at all reasonable times and upon reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, books, records, contracts, and documents of or pertaining to the audit of such financial statements.

6.8 Full Access; Confidentiality. During the period from the date of this Agreement until the Effective Time, each of RSOL and the Company will, and will cause each of its respective Subsidiaries to, permit the other party and its Representatives to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of either party or its respective Subsidiaries, to all of its respective premises, properties, personnel, books, records (including Tax records), contracts and documents and all other information of or pertaining to its business as may be reasonably requested by RSOL or the Company, as the case may be. All information exchanged pursuant to this Section 6.8 shall be subject to the confidentiality agreement, dated as of March 23, 2011, by and between RSOL and the Company (the “Confidentiality Agreement”).

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6.9 Contributions to the Company. Between January 1, 2011 and the execution of this Agreement, the Company received contributions of cash from holders of Company Interests of not less than $5,000,000 (of which $1,000,000 may be represented by such holders’ promissory notes due and payable on or prior to the Closing Date).

6.10 State Takeover Laws. RSOL, the RSOL Board of Directors, the Company and its board of managers shall use their respective commercially reasonable efforts to ensure that, if any Takeover Statute becomes applicable to this Agreement or any transaction contemplated by this Agreement, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

6.11 Indemnification, Exculpation and Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each, a “Proceeding”), in which any Person who is now, or has been at any time prior to the Effective Time, a manager, director or officer of the Company or any of its Subsidiaries (the “Indemnified Persons”) is, or is threatened to be, made a party or witness thereto based in whole or in part on the fact that such Person is or was a manager, director or officer of the Company or any of its Subsidiaries, whether in any case asserted or arising before, on or after the Effective Time, the Surviving Company and its Subsidiaries shall, to the fullest extent permitted by law, indemnify and hold harmless such Indemnified Person from and against any and all damages (including advancement of expenses) incurred in connection with or arising out of such Proceeding.

(b) An Indemnified Person shall notify the Surviving Company of the existence of a Proceeding for which such Indemnified Person is entitled to indemnification hereunder as promptly as reasonably practicable after such Indemnified Person learns of such Proceeding; provided that the failure to so notify shall not affect the obligations of the Surviving Company and its Subsidiaries under this Section 6.11 except to the extent such failure to notify actually prejudices the Surviving Company and its Subsidiaries. The Indemnified Person and the Surviving Company and its Subsidiaries shall cooperate fully with each other in connection with the defense of any Proceeding. No settlement of a Proceeding may be made by the Surviving Company or any of its Subsidiaries without the Indemnified Person’s consent, except for a settlement that, with respect to the Indemnified Person, requires no more than a monetary payment for which the Indemnified Person is fully indemnified and that does not require the admission of liability by the Indemnified Person. No settlement of a Proceeding may be made by an Indemnified Person without the consent of the Surviving Company, unless such consent is unreasonably withheld, delayed or conditioned.

(c) The provisions of this Section 6.11 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

6.12 Options and Ancillary Agreements. Unless RSOL and the Company otherwise agree in writing prior to the Effective Time:

(a) Schedule 6.12 sets forth the name of each employee of the Company who holds an option to purchase Company Interests (collectively, the “Recipients”), and the number of Company Interests underlying each such option (collectively, the “Company Options”). Prior to the Effective Time, RSOL shall take all actions as may be necessary to cause the issuance, at the Effective Time, of the RSOL Options to the Recipients in exchange for the Company Options. Schedule 6.12 sets forth the number of RSOL Options to be granted to each Recipient in exchange for such Recipient’s Company Options. All such RSOL Options will be (i) granted in accordance with the terms and conditions of RSOL’s 2008 Long-Term Incentive Plan, as amended, (ii) evidenced by RSOL’s standard form of option agreement with the same vesting provisions as contained in the Company Options and (iii) equal in fair value to the Company Options. Notwithstanding anything herein to the contrary, the Company

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Agent shall have the sole right to update Schedule 6.12 at any time up to three (3) Business Days prior to Closing for the purpose of reallocating Company Options that any Recipient does not receive as a result of refusing to sign an option agreement reflecting the grant of Company Options among those Recipients that do sign option agreements reflecting the grant of Company Options.

(b) RSOL shall execute and deliver to the Company the Shareholders Agreement, the ISA Amendment, the TSA Amendment, the Registration Rights Agreement and the RSOL Lease.

6.13 Nasdaq Listing. RSOL shall use commercially reasonable efforts to file a Notification: Listing of Additional Shares with the Nasdaq Global Market within the time deadlines required by Nasdaq.

6.14 Employee Benefits. To the maximum extent permitted by law, for the purposes of any of the employee benefit and compensation plans, programs, policies and arrangements of RSOL (collectively, the “RSOL Plans”) for which eligibility or vesting of benefits depends on length of service, and for any benefit for which the amount or level of benefits depends on length of service, RSOL shall give (or cause to be given) to each employee of the Company or its Subsidiaries who continues his or her employment with the Surviving Company or its Subsidiaries following the Closing Date (the “Continuing Employees”), full credit for past service with the Company and/or its Subsidiaries as of and through the Closing Date (“Prior Service”) under the plans, programs, policies and arrangements of Company and its Subsidiaries in effect on the date of this Agreement (collectively, the “Company Plans”). In addition, to the maximum extent permitted by law, each Continuing Employee (i) shall be given credit for Prior Service for purposes of eligibility to participate, satisfaction of any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and (ii) shall be eligible to receive under the RSOL Plans such periods of vacation leave, sick leave, personal days, holidays and other similar periods of leave as were accrued based upon time in service and available to the employee under the Company Plans immediately prior to the Closing.

6.15 Financial Statement Assistance. The Company shall furnish, or cause to be furnished to RSOL, its accountants and auditors, financial statements of the Company and its Subsidiaries for the fiscal quarters ended March 31, June 30, September 30 and December 31, 2010 and for the fiscal quarters ended March 31, 2011 and any subsequent quarter if the Closing has not occurred within 30 days of the end of such quarter. Such financial statements shall be reviewed by an independent public accounting firm, prepared in accordance with GAAP and with Regulations S-K and S-X promulgated by the SEC, applied consistently with past practices throughout the periods covered and in a manner consistent with the significant accounting policies disclosed in the footnotes to the audited financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2010.

6.16 Consistent Reporting. The Company intends to have the Merger qualify as a “reorganization” as described in Section 368(a) of the Code, and intends that this Agreement constitute a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code. Neither RSOL nor the Surviving Company shall take a position on any Tax Returns or other statement or report to any Governmental Authority inconsistent with such intention unless required to do so by applicable tax law or a Governmental Authority.

6.17 General. In addition to the specific covenants set forth in this Article VI, each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII).

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Article VII

Conditions; Closing Deliveries

7.1 Conditions Precedent to Obligations of RSOL; Deliveries by the Company. The obligations of RSOL to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (“Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

(b) RSOL Shareholder Approval. RSOL shall have obtained by written consent the approval and authorization of the holders of the outstanding shares of the common stock of RSOL sufficient to satisfy the requirements of the Nasdaq Global Market to approve the issuance of the RSOL Common Stock pursuant to this Agreement (the “RSOL Shareholder Approval”).

(c) Nasdaq. Any compliance issues identified, or additional information requests made, by Nasdaq in connection with RSOL’s Listing of Additional Shares Notification shall have been resolved in a manner satisfactory to Nasdaq.

(d) Transaction Documents. The Company shall have delivered to RSOL (i) the Registration Rights Agreement, duly executed by the Company Agent and (ii) the Shareholders Agreement, duly executed by the Company Agent.

(e) Payments. The Company will have received the payments contemplated by Section 3.5.

(f) Other Deliveries. The Company shall have delivered to RSOL such other documents as RSOL or its counsel may reasonably request to evidence the transactions contemplated by the Transaction Documents.

7.2 Conditions Precedent to Obligations of the Company; Deliveries by RSOL. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a) No Injunctions or Restraints. No Restraints shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

(b) RSOL Shareholder Approval and RSOL Option Grants. RSOL shall have obtained the RSOL Shareholder Approval and shall have taken all actions necessary to cause the issuance, at the Effective Time, of the RSOL Options to the Recipients.

(c) Nasdaq. Any compliance issues identified, or additional information requests made, by Nasdaq in connection with RSOL’s Listing of Additional Shares Notification shall have been resolved in a manner satisfactory to Nasdaq.

(d) Transaction Documents. RSOL shall have delivered to the Company (i) the Registration Rights Agreement, the Shareholders Agreement, the ISA Amendment and the TSA Amendment, each duly executed by Gaiam and RSOL and (ii) the RSOL Lease, duly executed by RSOL and Boulder Road LLC.

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(e) Other Deliveries. RSOL shall have delivered to the Company such other documents as the Company’ or its counsel may reasonably request to evidence the transactions contemplated by the Transaction Documents.

Article VIII

Termination

8.1 Termination. This Agreement may be terminated and the transactions contemplated by the Transaction Documents abandoned at any time prior to the Effective Time (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and RSOL; or

(b) by either of the Company or RSOL:

(i) if the Merger shall not have been consummated on or before December 31, 2011 (the “End Date”); provided, however, that the End Date shall be extended to December 31, 2012, if the only reason the Merger shall not have been consummated by the End Date, is the failure to obtain the RSOL Shareholder Approval, and provided further that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a Party if the failure of the Merger to have been consummated on or before the such date was the result of or caused by the willful and intentional action or failure to take action by such party, which action or failure to take action constitutes a breach of this Agreement; or

(ii) if any Restraint having the effect set forth in Section 7.1(a) or 7.2(a) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement.

(c) by RSOL, if the Company shall have materially breached or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 and (B) has not been cured by the End Date; provided that, RSOL shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if it is then in material breach of any covenants or other agreements that would result in the conditions to Closing set forth in Section 7.2 not being satisfied; or

(d) by the Company, if RSOL shall have materially breached or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2 and (B) has not been cured by the End Date; provided that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in material breach of any covenants or other agreements that would result in the conditions to Closing set forth in Section 7.1 not being satisfied.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, written notice shall be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and there shall be no liability or obligation on the part of RSOL, Merger Sub or the Company or their respective officers, directors, shareholders, members, managers and Affiliates, except to the extent that such termination results from the intentional and knowing breach by a Party to this Agreement of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which event the terminating party will be entitled to exercise any and all remedies available under law or equity; provided, however, that the last sentence of Section 6.8 (Full Access; Confidentiality), this Section 8.2 and Article X (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement.

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Article IX

Miscellaneous

9.1 Public Announcements. RSOL and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or, with respect to RSOL, by obligations pursuant to its listing agreement with the NASDAQ Global Market. RSOL and the Company agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the Parties.

9.2 Expenses. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, each Party shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated by the Transaction Documents, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

9.3 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules and the other Transaction Documents and the Confidentiality Agreement, constitutes the entire agreement among the Parties pertaining to the subject matter of the Transaction Documents and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may not be amended or modified except by an instrument in writing signed by (a) RSOL and (b) the Company Agent. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Neither the failure nor the delay by any Party in exercising any right, power or privilege shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

9.4 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), or (iii) when receipt is acknowledged by an affirmative act of the Party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to RSOL and the Company will, unless another address is specified in writing, be sent to the address indicated below:

If to RSOL or Merger Sub to:

Real Goods Solar, Inc.
833 W. South Boulder Road
Louisville, Colorado 80027-2452
Attention: John Jackson
Telephone: (303) 222-3809
Facsimile: 303-222-3700
E-Mail: john.jackson@gaiam.com

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with a copy (which shall not serve as notice) to:

Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop, Suite 800
Denver, Colorado 80202
Attention: Thomas R. Stephens
Telephone: (303) 592-3100
Facsimile: (303) 592-3140
E-Mail: thomas.stephens@bartlit-beck.com

If to the Company or the Company Agent to:

Earth Friendly Energy Group Holdings, LLC
c/o Riverside Partners, LLC
One Exeter Plaza
699 Boylston Street
Boston, Massachusetts
Attention: David Belluck
Telephone: (617) 351-2806 Facsimile: (617) 351-2801
E-Mail: dbelluck@riversidepartners.com

with a copy (which shall not serve as notice) to:

Choate Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Attention: Stephen M. L. Cohen
Telephone: (617) 248-5050
Facsimile: (617) 248-4000
E-Mail: scohen@choate.com

or at such other address or addresses as RSOL or the Company (or, after the Effective Time, the Company Agent), as the case may be, may specify by written notice given in accordance with this Section 10.4.

9.5 Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

9.6 Consent to Jurisdiction and Venue. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY CONSENT AND AGREE THAT ALL ACTIONS, SUITS OR OTHER PROCEEDINGS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN NEW CASTLE COUNTY, DELAWARE. SUCH COURTS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY AND ALL CLAIMS, CONTROVERSIES AND DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT.

EACH OF THE PARTIES, FOR ITSELF OR THEMSELVES AND ITS OR THEIR PROPERTY, (A) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION, SUIT OR OTHER PROCEEDING COMMENCED IN ANY SUCH COURT,

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(B) WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR ANY OBJECTION THAT SUCH PERSON MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION OR IMPROPER VENUE AND (C) CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

TO THE EXTENT PERMITTED UNDER THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH OF THE PARTIES WAIVES, IN RESPECT OF ANY SUCH ACTION, SUIT OR OTHER PROCEEDING, THE JURISDICTION OF ANY OTHER COURT OR COURTS THAT NOW OR HEREAFTER, BY REASON OF SUCH PARTY’S PRESENT OR FUTURE DOMICILE, OR OTHERWISE, MAY BE AVAILABLE TO IT.

9.7 Waiver of Trial by Jury. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, AND UNDERSTANDING THEY ARE WAIVING A CONSTITUTIONAL RIGHT, EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY RELATING TO (a) THIS AGREEMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT OF THIS AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY OR RELATED TO THIS AGREEMENT, OR (b) ANY CONDUCT, ACT OR OMISSION OF THE PARTIES OR THEIR AFFILIATES (OR ANY OF THEM) WITH RESPECT TO THIS AGREEMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT OF THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING; AND EACH PARTY AGREES AND CONSENTS THAT ANY SUCH ACTION, SUIT OR OTHER PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

9.8 Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

9.9 Invalidity. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Law in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the transactions contemplated by the Transaction Documents is not affected in any manner materially adverse to any Party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated by the Transaction Documents are fulfilled to the fullest extent possible.

9.10 Negotiated Agreement. The Parties acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

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9.11 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns. Neither RSOL, the Company, Merger Sub nor Earth Friendly may assign, transfer or delegate any of their rights or obligations hereunder or any interest herein, by operation of Law or otherwise, without the prior written consent of the other Parties.

9.12 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future applicable Laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible, which shall to the greatest extent possible effect the original intent of the Parties.

9.13 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the date of this Agreement. This Section 9.13 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.14 Waiver of Conflicts. RSOL (on behalf of itself and its Affiliates) hereby irrevocably acknowledges and agrees that: (a) the Company and each of the holders of equity interests in the Company shall have the right to retain Choate, Hall & Stewart LLP (“Choate”) to represent their respective interests in any dispute arising under or in connection with this Agreement, any agreement entered into pursuant to this Agreement, or the transactions contemplated hereby or thereby (a “Dispute”); (b) RSOL (on behalf of itself and its Affiliates) irrevocably waives, consents to and covenants not to assert any objection, based on conflict of interest or otherwise, to any representation of the Company or any holder of equity interests in the Company by Choate in any Dispute; (c) all communications between any of the Company, or any of their respective Affiliates, directors, managers, officers, employees, agents or Representatives, on the one hand, and Choate, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement or otherwise relating to any potential sale of Company and/or any of its Subsidiaries (the “Protected Communications”), shall be deemed to be privileged and confidential communications; (d) all rights to such Protected Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by the Company Agent; and (e) to the extent RSOL or any of its Affiliates (including the Surviving Company) should discover in its possession after the date of this Agreement any Protected Communications, such party shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to the Company Agent, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection.

9.15 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and each of their successors and permitted assigns.

9.16 Company Agent. Notwithstanding any other provision of this Agreement, the Company Agent shall have the exclusive right to enforce the Company’s rights under this Agreement or any exhibit, and any action (including without limitation the granting of any consent, waiver or similar action) in the name or on behalf of the Company under this Agreement or any exhibit shall be exclusively controlled by the Company, acting through the Company Agent. The Company Agent will have full power and authority to take all actions under this Agreement that are to be taken by the Company or the Company Agent, including giving, delivering and receiving any notice, instruction, or document permitted or required by the company or the Company Agent under this Agreement and taking any all other actions specified in or contemplated by this Agreement and any and all actions which it believes

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are necessary or appropriate under this Agreement. Without limiting the generality of the foregoing, the Company Agent will have the full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment of this Agreement or thereof in its capacity as the Company Agent.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

RSOL:
REAL GOODS SOLAR, INC., a Colorado corporation,

By:	/s/ William S. Yearsley
Name: William S. Yearsley
Title: CEO

MERGER SUB:
REAL GOODS ALTERIS, LLC, a Delaware limited liability company

By:	/s/ William S. Yearsley
Name: William S. Yearsley
Title: CEO

THE COMPANY:
EARTH FRIENDLY ENERGY GROUP HOLDINGS, LLC, a Delaware limited liability company,

By:	/s/ David Belluck
Name: David Belluck
Title: Manager

THE COMPANY AGENT:
RIVERSIDE RENEWABLE ENERGY INVESTMENTS, LLC, a Delaware limited liability company

By:	/s/ David Belluck
Name: David Belluck
Title: Manager

[Signature Page to Agreement and Plan of Merger]

EXHIBITS

Exhibit A	Preclosing Agreement
Exhibit B	Registration Rights Agreement
Exhibit C	Shareholders Agreement
Exhibit D	LT and Representation Letter

SCHEDULES

Schedule 3.3	Calculation of Earnout
Schedule 3.4(a)	Exchange
Schedule 3.7(a)	Company Expense
Schedule 3.7(b)	Change of Control Expense
Schedule 4.4	Subsidiaries
Schedule 4.5	No Violations
Schedule 4.6	Capitalization
Schedule 4.8	Existing Indebtedness and Liens
Schedule 4.9	Material Contracts
Schedule 4.12	Employee Benefit Plans
Schedule 4.13	Taxes
Schedule 4.14	Litigation
Schedule 4.15	Company Affiliated Transactions
Schedule 4.18	Real Property
Schedule 4.21	Insurance Policies
Schedule 4.24	Brokers; Certain Expenses
Schedule 5.14	RSOL Affiliated Transactions
Schedule 6.4	Conduct of Business of the Company
Schedule 6.12	RSOL Options

[List of Exhibits and Schedules]